Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

RCS CAPITAL CORPORATION,

CLIFFORD ACQUISITION, INC.,

CETERA FINANCIAL HOLDINGS, INC.

and

THE STOCKHOLDER REPRESENTATIVE NAMED HEREIN

Dated as of January 16, 2014

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Annexes

Annex A	Definitions

Exhibits
Exhibit A	Form of Voting Agreement
Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit C	By-laws of the Surviving Corporation
Exhibit D	Officers of Surviving Corporation
Exhibit E	Parent Escrow Agreement
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Letter of Transmittal

Disclosure Schedules

Schedule 1(a)	Voting Agreement Stockholders
Schedule 1(b)	Permitted Encumbrances
Schedule 1(c)	Employment Agreement Individuals
Schedule 1(d)	Debt Commitment Letter
Schedule 1(e)	Equity Commitment Letter
Schedule 2.7(b)(ii)	Indebtedness to be Paid at Closing
Schedule 2.8(b)	Agreed Principles
Schedule 2.9	Financial Advisors
Schedule 3.1(a)	Governmental Entity Approvals
Schedule 4.2(a)	Capitalization and Stockholders
Schedule 4.2(b)	Ownership of Company’s Subsidiaries
Schedule 4.2(c)	Preemptive Rights and Issuances of Stock
Schedule 4.2(d)	Voting Arrangements
Schedule 4.4	Litigation
Schedule 4.5	Financial Information
Schedule 4.6	Consents and Approvals
Schedule 4.7	No Violations
Schedule 4.8(a)	Material Contracts
Schedule 4.8(b)	Validity and Enforceability of Material Contracts
Schedule 4.9	Liabilities
Schedule 4.10(a)	Collective Bargaining Agreements
Schedule 4.10(b)	Pending Labor Disputes
Schedule 4.11	Employee Benefit Arrangements
Schedule 4.11(e)	Employee Benefit Arrangements Exceptions
Schedule 4.12	Tax Matters
Schedule 4.12(d)	Pending Audits
Schedule 4.12(i)	Affiliated Group
Schedule 4.13	Governmental Authorizations
Schedule 4.14	Insurance
Schedule 4.15	Compliance with Laws

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Schedule 4.16(a)	Leased Facilities
Schedule 4.16(b)	Other Lease Matters
Schedule 4.17	Environmental Matters
Schedule 4.18(a)	Intellectual Property
Schedule 4.18(c)	Computer Software
Schedule 4.19	Absence of Certain Developments
Schedule 4.21	Related Party Transactions
Schedule 4.22(a)	Broker-Dealer and Investment Adviser Matters
Schedule 4.22(b)	Broker-Dealer and Investment Adviser Matters
Schedule 4.22(c)	Broker-Dealer and Investment Adviser Matters
Schedule 5.2(b)	Parent Stockholder Approval
Schedule 5.5	Pending FINRA Applications
Schedule 5.8(b)	Management Equity Commitment
Schedule 6.2(a)	Consent and Approvals
Schedule 6.3	Conduct of the Business
Schedule 6.4(b)	Indemnification Agreements
Schedule 6.4(c)	D&O Insurance
Schedule 6.11	Competing Transactions

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of January 16, 2014, by and among RCS Capital Corporation, a Delaware corporation (“Parent”), Clifford Acquisition, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), Cetera Financial Holdings, Inc., a Delaware corporation (the “Company” and together with Parent and Merger Sub, the “Parties”) and Lightyear Capital LLC, a Delaware limited liability company, solely in its capacity as Stockholder Representative (the “Stockholder Representative”).

RECITALS:

WHEREAS, the Company owns one-hundred percent (100%) of the capital stock of Cetera Financial Group, Inc., a Delaware corporation (“CFG”);

WHEREAS, CFG is engaged through its Subsidiaries in the business of providing wealth management and advisory platforms as well as comprehensive broker-dealer and registered investment advisory services (the “Business”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and a material inducement to the Company entering into this Agreement, Parent has deposited with the Escrow Agent into a segregated account (the “Parent Escrow Account”) an aggregate amount in cash equal to fifty-five million dollars ($55,000,000) (the “Termination Fee Escrow Amount”), such Termination Fee Escrow Amount to be used, as applicable, to fund a portion of the Merger Consideration payable at the Effective Time or to fund the payment of a portion of the Termination Fee in accordance with Section 7.2.

WHEREAS, currently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement (i) the Equity Financing Source (as defined herein) is entering into the Equity Commitment Letter (as defined herein) to provide equity financing to Parent and (ii) the Debt Financing Sources (as defined herein) are entering into the Debt Commitment Letter (as defined herein) to provide debt financing to Parent, in each case for the purpose of funding the transactions contemplated by this Agreement;

WHEREAS, as an inducement to the Company entering into this Agreement, each of RCAP Holdings, LLC (“RCAP”) and RCS Capital Management, LLC (“Management Co”), each of which is an Affiliate of Parent, has entered into an agreement with the Company dated as of the date hereof, for the benefit of the Company and its Affiliates with respect to certain covenants and obligations of RCAP and Management Co;

WHEREAS, the board of directors of the Company has unanimously (i)  determined that it is advisable and in the best interests of its stockholders to enter into this Agreement with Parent and Merger Sub to provide for the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (ii)  approved this Agreement and the transactions contemplated hereby and (iii) recommended the adoption of this Agreement by the Stockholders;

WHEREAS, the respective boards of directors of Parent and Merger Sub have each unanimously determined that it is advisable and in their respective best interest and the respective best interest of their stockholders to enter into this Agreement to provide for the Merger in accordance with the DGCL;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and a material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the Stockholders listed on Schedule 1(a) has entered into a voting agreement with Parent, substantially in the form attached hereto as Exhibit A (the “Voting Agreement”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and a material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the individuals identified as set forth in Schedule 1(c) has entered into an employment agreement with Parent or one of its Affiliates (or reaffirmed and/or amended his or her existing employment agreement with the Company or one of its Subsidiaries); and

WHEREAS, each of the Company, Parent and Merger Sub desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to set forth various conditions to the effectiveness of the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

Article I

DEFINITIONS

SECTION 1.1.   Specific Definitions. Initially capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in Annex A.

SECTION 1.2.   Other Terms. In addition to the terms defined in Annex A, below is a list of terms defined elsewhere in this Agreement.

Term	Section
“6.14 Indemnitee”	6.14(b)
“6.15 Indemnitee”	6.15(b)
“Additional Merger Consideration”	2.8(f)
“Adjustment Amount”	2.8(f)
“Adjustment Escrow Fund”	2.6(b)(i)
“Advisers Act”	4.22(b)
“Agreed Principles”	2.8(b)
“Agreement”	Preamble
“Base Consideration”	2.7(a)
“Basket Amount”	8.3(c)

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“Business”	Recitals
“Certificate of Merger”	2.1
“CFG”	Recitals
“Claims Notice”	8.4(b)
“Claims Dispute Notice”	8.9
“Closing”	2.2(a)
“Closing Date”	2.2(a)
“Closing Date Option Payment”	2.4(a)
“Closing Date Statement”	2.7(b)(i)
“Company”	Preamble
“Company 401(k) Plan”	6.5(d)
“Company Common Stock”	2.3(c)
“Company Employees”	6.5(a)
“Conclusive Date”	2.8(d)
“Conclusive Merger Consideration”	2.8(e)
“Conclusive Statement”	2.8(d)
“Consents and Approvals”	4.6
“Confidentiality Agreement”	6.1
“D&O Insurance”	6.4(c)
“Deferred Dividend”	2.4(b)
“Deposit”	2.6(b)(i)
“DGCL”	Recitals
“DOJ”	6.2(a)
“Dispute Notice”	2.8(c)
“Dissenting Shares”	2.5
“Dissenting Stockholder”	2.5
“Effective Time”	2.1(a)
“Enforceability Exceptions”	4.3
“Equity Financing”	5.8(a)
“Equity Financing Source”	5.8(a)
“Escrow Agent”	2.6(b)(i)
“Escrow Agreement”	2.6(b)(ii)
“Escrow Amount”	2.6(b)(ii)
“Escrow Fund”	2.6(b)(ii)
“Estimated Merger Consideration”	2.7(a)
“Excess Amount”	2.8(f)
“Exchange Act”	4.22(a)
“Exchange Certificates”	2.6(c)(i)
“Exchange Fund”	2.6(a)
“Financial Advisor Adjustment Amount”	2.9
“Financial Statements”	4.5
“FINRA”	4.22(d)
“FTC”	6.2(a)
“Holdback Escrow Fund”	2.6(b)(ii)
“Indemnified Party”	8.2(b)
“Indemnified Persons”	6.4(a)

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“Indemnifying Party”	8.4(d)
“Indemnity Escrow Fund”	2.6(b)(ii)
“Indemnity Exceptions”	6.4(b)
“Initial Statement”	2.8(a)
“Initial Termination Date”	7.1(b)
“Institutional Clients”	2.9
“Letter of Transmittal”	2.6(c)(i)
“Losses”	8.2(a)
“Management Co”	Recitals
“Management Equity Commitment Letter”	5.8(b)
“Management Equity Financing”	5.8(b)
“Material Contract”	4.8(a)
“Measurement Date”	2.9
“Measurement Date Financial Advisors and Institution Clients”	2.9
“Merger”	Recitals
“Merger Consideration”	2.7(a)
“Merger Sub”	Preamble
“Neutral Auditor”	2.8(d)
“Notice”	9.8
“Non-Third Party Claim”	8.5
“Order”	4.7(d)
“Parent”	Preamble
“Parent 401(k) Plan”	6.5(d)
“Parent Escrow Account”	Preamble
“Parent Escrow Agreement”	2.6(b)(i)
“Parent Excepted Matters”	8.3(d)
“Parent Indemnified Party”	8.2(a)
“Parent Related Parties”	7.2(c)
“Parent Securities Offering”	6.15(b)
“Parties”	Preamble
“Paying Agent”	2.6(a)
“Post-Closing Option Payment”	2.4(a)
“Post-Closing Payment”	2.8(g)
“Preferred Stock”	2.3(b)
“Premium Cap”	6.4(c)
“Prohibitive Order”	3.1(b)
“RCAP”	Recitals
“Representatives”	6.1(a)
“Resolution Period”	2.8(c)
“SEC”	4.22(a)
“Signing Date Financial Advisors and Institutional Clients”	2.9
“Specified Termination”	7.1(b)
“Stockholder”	2.6(a)
“Stockholder Approval”	3.2(k)

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“Stockholder Excepted Matters”	8.3(c)
“Stockholder Indemnified Party”	8.2(b)
“Stockholder Representative”	Preamble
“Successor Stockholder Representative”	9.17(e)
“Surviving Corporation”	2.1(b)
“Termination Date”	7.1(b)
“Termination Fee”	7.1(b)
“Termination Fee Escrow Amount”	Recitals
“Transfer Taxes”	6.8(a)
“Withholding Agent”	2.12

SECTION 1.3.   Other Provisions. The following provisions shall be applied wherever appropriate herein: (a) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used; (b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (c) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP; (e) any references herein to a particular Section, Article, Exhibit or Schedule shall mean a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified; (f) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall, when the context requires, be considered references or citations to such statutes, regulations, or provisions directly or indirectly superseding such statutes, regulations, or provisions referenced or cited; (g) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement; (h) the word “including” or any variation thereof shall mean including, without limitation; (i) the words “in the ordinary course of business” shall be deemed to be followed by the phrase “consistent with past practice”; and (j) unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in U.S. dollars.

Article II

THE MERGER

SECTION 2.1.   The Merger. (a) Certificate of Merger. Subject to the terms and conditions of this Agreement, on the Closing Date, the Company and Merger Sub shall cause to be filed a properly executed certificate of merger conforming to the requirements of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”).

(b)               Effect of the Merger. At the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

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(c)                Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Merger Sub attached as Exhibit B, except that references to Merger Sub’s name shall be replaced by references to “Cetera Financial Holdings, Inc.”, and as so amended shall be the certificate of incorporation of the Surviving Corporation until further amended as provided therein or by Applicable Law.

(d)               By-Laws. At the Effective Time, the by-laws of the Company shall be the by-laws of Merger Sub attached as Exhibit C, except that references to Merger Sub’s name shall be replaced by references to “Cetera Financial Holdings, Inc.”, and as so amended shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein by the certificate of incorporation of the Surviving Corporation or by Applicable Law.

(e)                Officers and Directors. As of the date hereof, it is contemplated that the individuals set forth on Exhibit D shall be the initial officers of the Surviving Corporation at and following the Effective Time and will hold office until their successors are duly elected or appointed and qualify in the manner provided in the certificate of incorporation or by-laws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal; provided, however, that Parent shall have the right, in its sole discretion, to replace any of the individuals set forth on Exhibit D at any time prior to or after the Closing upon written notice to the Company. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and will serve until their successors are duly elected or appointed and qualify in the manner provided in the certificate of incorporation or by-laws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

SECTION 2.2.   The Closing.

(a)                The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York 10036 at 10:00 a.m. New York City time, as soon as practicable, but in no event later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article III (other than those conditions that by their nature will not be satisfied until the Closing, but subject to the satisfaction or waiver thereof), or at such other place, date and/or time as may be agreed to in writing by the Company and Parent; provided, however, that Parent and Merger Sub shall not be required to effect the Closing (subject to satisfaction or waiver of each of the conditions set forth in Article III at such time) prior to the later of (i) the 60th day following the date hereof and (ii) the first Business Day after the final day of the Marketing Period. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

(b)               At the Closing, in addition to such other actions as may be provided for herein:

(i)                    the Company shall deliver to Parent the certificate required to be provided by it in Section 3.2(a) and Section 3.2(b), and Parent shall deliver to

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Company the certificate required to be provided by it in Section 3.3(a) and Section 3.3(b);

(ii)                   Parent shall pay the Payoff Amount to the Facility Lenders and Lightyear Capital LLC, as applicable;

(iii)                  Parent shall pay, or cause the Surviving Corporation to pay, the Company Transaction Expenses not paid prior to the Effective Time; and

(iv)                  Parent shall make the payments required by Section 2.6.

SECTION 2.3.   Conversion of Preferred Stock and Company Common Stock in Merger. At the Effective Time, and subject to the provisions of this Article II, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, the holders of any Options or the holders of any of the following securities:

(a)                each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be automatically converted into and exchanged for one newly and validly issued, fully paid and non-assessable share of common stock, par value $0.01, of the Surviving Corporation, and such shares shall, collectively, represent all of the issued and outstanding capital stock of the Surviving Corporation;

(b)               each share of the Series A Convertible Participating Preferred Stock of the Company, par value $0.01 per share (the “Preferred Stock”), issued and outstanding at the Effective Time (other than shares to be cancelled in connection with Section 2.3(d) hereof or Dissenting Shares) shall be cancelled and shall be automatically converted into and exchanged for the right to receive an amount in cash equal to the product of the Conversion Factor and, as applicable, the (i) Closing Date Payment and (ii) Post-Closing Payment;

(c)                each share of common stock of the Company, par value $0.01 (the “Company Common Stock”), issued and outstanding at the Effective Time (other than shares to be cancelled in connection with Section 2.3(d) hereof or Dissenting Shares) shall be cancelled and shall be automatically converted into and exchanged for the right to receive an amount in cash equal to the (i) Closing Date Payment and (ii) Post-Closing Payment; and

(d)               each share of Company Common Stock or Preferred Stock held in the treasury of the Company or owned by Parent, Merger Sub or any direct or indirect wholly owned Subsidiary of Parent or the Company, if any, immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

Notwithstanding anything to the contrary set forth herein, the aggregate payments required to be made pursuant to Sections 2.3(b), 2.3(c) and 2.4(a) shall not exceed the Merger Consideration.

SECTION 2.4.   Treatment of Options and Restricted Shares.

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(a)                Options. At the Effective Time, and subject to the provisions of this Article II, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holder of any Option, each Option issued, outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) shall be cancelled and shall be automatically converted into and exchanged for the right to receive, in full satisfaction of the rights of such holder with respect thereto, (i) an amount in cash (the “Closing Date Option Payment”), paid without interest at the time the Closing Date Payment is made, equal to the product of (x) the aggregate number of shares of Company Common Stock that would be issued to the holder of such Option if such Option were exercised immediately prior to the Effective Time multiplied by (y) the excess, if any, of (A) the Closing Date Payment over (B) the exercise price per share of Company Common Stock subject to such Option and (ii) an amount in cash (the “Post-Closing Option Payment”), paid without interest at the time the Post-Closing Payment is made, equal to (I) the product of (x) the aggregate number of shares of Company Common Stock that would be issued to the holder of such Option if such Option were exercised immediately prior to the Effective Time multiplied by (y) the excess, if any, of (A) an amount equal to the sum of the Post-Closing Payment plus the Closing Date Payment over (B) the exercise price per share of Company Common Stock subject to such Option, less (II) the amount of the Closing Date Option Payment, in each case, less any Taxes required to be withheld in accordance with Applicable Law. Notwithstanding the foregoing, no amount of the Post-Closing Option Payment may be made following the fifth (5th) anniversary of the Closing Date; it being understood and agreed that in all cases, in accordance with the terms of the Escrow Agreement, any amounts remaining in the Escrow Fund in respect of Options on such fifth (5th) anniversary date shall be released to such holders on such fifth (5th) anniversary (or, if such day is not a Business Day, on the first Business Day thereafter). In the event that the exercise price per share of Company Common Stock subject to such Option is equal to or greater than the sum of the Closing Payment and the Post-Closing Payment, such Option will be cancelled effective as of Closing without consideration and have no further force or effect.

(b)               Restricted Shares. At or immediately prior to the Effective Time, and subject to the provisions of this Article II, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holder of any Restricted Share, each Restricted Share outstanding immediately prior to the Effective Time shall cease to be subject to any forfeiture or vesting conditions, such that each such share of Company Common Stock shall be outstanding immediately prior to the Effective Time and otherwise treated in accordance with the provisions of Section 2.3 above; provided, however, that each holder of a Restricted Share shall also be entitled to receive at the Closing the amount payable as a dividend in respect of such Restricted Share, as declared by the board of directors of the Company on August 8, 2013, and held in trust in respect of such Restricted Share in accordance with the resolution of the board of directors of the Company (the “Deferred Dividend”).

   (c)                No Further Rights. From and after the Effective Time, holders of shares of Company Common Stock (other than Dissenting Shares), Preferred Stock (other than Dissenting Shares), Restricted Shares and Options shall cease to have any rights with respect to

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the shares of Company Common Stock, Preferred Stock, Restricted Shares or Options except for the right to receive the Closing Date Payment, Post-Closing Payment, Closing Date Option Payment and/or Post-Closing Option Payment, as applicable, to which such holder is entitled in accordance with Section 2.3 or Section 2.4 hereof, as applicable.

   (d)               Company Obligations. Notwithstanding anything to the contrary contained herein, prior to the Effective Time, the Company shall take all actions necessary to effectuate the provisions of this Section 2.4 and to terminate the Company Stock Plan.

SECTION 2.5.   Dissenting Shares. Notwithstanding anything in this Agreement to the contrary and to the extent available under the DGCL, any shares of Company Common Stock or Preferred Stock issued and outstanding immediately prior to the Effective Time and held by a holder who timely delivers to Company such holder’s notice of intent to demand payment for such holder’s shares if the Merger is effected, which holder shall not have voted in favor of the Merger or consented thereto in writing and thereafter does not vote in favor of the Merger or consent thereto in writing and who is entitled to, and shall have demanded properly in writing, appraisal for such shares of Company Common Stock or Preferred Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares” and each holder of Dissenting Shares, a “Dissenting Stockholder”), shall not be converted into, or represent the right to receive, the Closing Date Payment and the Post-Closing Payment, if any. Such Dissenting Stockholders shall be entitled to receive payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by Dissenting Stockholders who shall have failed to perfect or who have withdrawn or otherwise lost their rights to appraisal of such Dissenting Shares under the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Closing Date Payment and the Post-Closing Payment, if any, in the manner provided in this Article II, without interest. The Company shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall give Parent (i) prompt written notice of any demands for appraisal of any shares of Company Common Stock or Preferred Stock pursuant to the exercise of appraisal rights, withdrawals of such demands, and any other instruments or notices served pursuant to the DGCL on the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not make any payment with respect to, or settle or offer to settle, any such demands in excess of the payment of the Closing Date Payment and the Post-Closing Payment, if any, in respect of any share of Company Common Stock or Preferred Stock without the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Compliance by the Company in delivering notice of any statutory rights to dissent to holders of capital stock of the Company or in complying with the DGCL provisions related to dissenters’ rights shall not serve as any waiver of the rights of the Company under Article IV of the Stockholders’ Agreement against any holder who dissents in the Merger.

SECTION 2.6.   Paying Agent; Parent Escrow Account; Escrow Fund and Holdback Escrow Fund; Exchange Procedures.

(a)                Paying Agent. Not less than ten (10) Business Days prior to the Effective Time, the Stockholder Representative, as the representative of holders of

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Company Common Stock (other than shares to be cancelled in accordance with Section 2.3(d) hereof and Dissenting Shares), Preferred Stock (other than shares to be cancelled in accordance with Section 2.3(d) hereof and Dissenting Shares), Restricted Shares and Options (collectively, the “Stockholders”) shall appoint a bank or trust company (which bank or trust company will be reasonably acceptable to Parent) to act as paying agent (the “Paying Agent”) and enter into a paying agent agreement with such Paying Agent (which paying agent agreement will be in form and substance reasonably acceptable to Parent) for the purpose of paying the Estimated Merger Consideration and any Additional Merger Consideration to the Stockholders. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock, Preferred Stock, Restricted Shares and Options, by wire transfer of immediately available funds, an amount in cash equal to (x) the Estimated Merger Consideration minus (y) the Escrow Amount minus (z) the Holdback Escrow Amount (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall be used solely to make the payments to Stockholders of the Closing Date Payment and the Closing Date Option Payment. The Exchange Fund shall be invested by the Paying Agent as directed by the Stockholder Representative. Interest and other income on the Exchange Fund shall be the sole and exclusive property of the Stockholder Representative, on behalf of the Stockholders. For the avoidance of doubt, neither Parent nor the Company shall be obligated to make any cash payment of the aggregate exercise price of any Options to the holders of such Options.

(b)               Parent Escrow Account; Escrow Fund; Holdback Escrow Fund.

(i)                    As of the date hereof, Parent has deposited, or caused to be deposited, an aggregate amount in cash equal to the Termination Fee Escrow Amount (the “Deposit”), as collateral and security for the payment of a portion of the Termination Fee and the Merger Consideration, into a separate escrow account established pursuant to the terms of an escrow agreement, attached hereto as Exhibit E (the “Parent Escrow Agreement”), among Parent, the Company and Bank of America, National Association, as the escrow agent (the “Escrow Agent”), which amount (together with all accrued investment income or interest thereon) shall be released by the Escrow Agent in the following circumstances and in accordance with the Parent Escrow Agreement:

(x) at Closing, the Deposit and all accrued investment income or interest thereon shall be released to the Paying Agent and applied to offset and reduce, dollar-for-dollar, the Merger Consideration otherwise due at Closing; or

(y) if this Agreement is validly terminated pursuant to Section 7.1(e) or (f), then the Deposit and all accrued investment income or interest thereon shall be released in accordance with the Parent Escrow Agreement and Section 7.2 hereof.

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(ii)                   Not less than ten (10) Business Days prior to the Effective Time, Parent and the Stockholder Representative shall appoint the Escrow Agent to act as the escrow agent and enter into an escrow agreement with the Escrow Agent, such escrow agreement to be substantially in the form attached hereto as Exhibit F (with such changes as the Escrow Agent may request and as agreed to by Parent and the Stockholder Representative, the “Escrow Agreement”).  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited with the Escrow Agent, for the benefit of the Stockholders, an amount of cash equal to the sum of (i) the Adjustment Escrow Amount, to constitute the adjustment escrow fund (such deposit, together with any investment income thereon, the “Adjustment Escrow Fund”), (ii) the Indemnity Escrow Amount (together with the Adjustment Escrow Amount, the “Escrow Amount”), to constitute the indemnity escrow fund (such deposit, together with any investment income thereon, the “Indemnity Escrow Fund” and, together with the Adjustment Escrow Fund, the “Escrow Fund”), and (iii) the Holdback Escrow Amount, to constitute the holdback escrow fund (such deposit, together with any investment income thereon, the “Holdback Escrow Fund”).  The Holdback Escrow Fund represents an amount to be reserved on behalf of the Stockholders to cover any expenses and related items of the Stockholder Representative following the Closing in connection with this Agreement and the transactions contemplated hereby. The Escrow Fund and the Holdback Escrow Fund shall be held and disbursed in accordance with the terms of the Escrow Agreement and this Agreement. Notwithstanding anything to the contrary herein, all income earned in respect of the Escrow Fund and the Holdback Escrow Fund shall be for the benefit of the Stockholders and shall not be distributed to Parent or any Parent Indemnified Party.

(c)                Exchange Procedures.

(i)                     The Company shall prepare and mail, or cause to be prepared and mailed, a letter of transmittal (which shall be in substantially the form of Exhibit G, subject to such changes as are reasonably acceptable to Parent) (the “Letter of Transmittal”) to each Stockholder. At or prior to the Closing, (A) each Stockholder may surrender to the Company its Company Common Stock and/or Preferred Stock and/or agreements representing the Options and/or Restricted Shares (collectively the “Exchange Certificates”), representing the number of shares of Company Common Stock, Preferred Stock, Options and/or Restricted Shares held by such Stockholder, together with a duly executed Letter of Transmittal and (B) if so surrendered, the Paying Agent shall, as soon as reasonably practicable after the Effective Time or, if surrendered after the Effective Time, the date of surrender, pay to such Stockholder the amount of cash to which it is entitled under this Article II. In the event a Stockholder does not deliver to the Company a Letter of Transmittal at or prior to Closing, such failure shall not alter, limit or delay the Closing or the conversion of such Company Common Stock, Preferred Stock, Restricted Shares or the vesting of Options or Restricted Shares as provided for in Section 2.3 and Section 2.4, but such Stockholder shall not be entitled to receive the payments contemplated by this

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Article II unless and until such Stockholder surrenders the Exchange Certificates and duly executed Letter of Transmittal to the Company. After the Effective Time, the Paying Agent shall act as agent for payment of the Merger Consideration upon surrender of the Exchange Certificates to all Stockholders who have not so surrendered their Exchange Certificates on the Closing Date.

(ii)                    Surrendered Exchange Certificates shall forthwith be canceled. Until so surrendered and exchanged, each such Exchange Certificate shall represent solely the right to receive the Merger Consideration. No interest will be paid or will accrue on the cash payable upon surrender of any Exchange Certificate.

SECTION 2.7.   Estimated Merger Consideration. (a) Estimated Merger Consideration. The aggregate consideration to be paid by Parent at the Effective Time in respect of the Merger (the “Estimated Merger Consideration”) shall be an amount in cash equal to: (i) one billion, one hundred fifty million dollars ($1,150,000,000) (as the same may be reduced by the Financial Advisor Adjustment Amount, if any, pursuant to Section 2.9, the “Base Consideration”), minus (ii) the shortfall, if any, of Estimated Cash as of immediately prior to the Effective Time, under thirty-five million dollars ($35,000,000), minus (iii) the Estimated Indebtedness as of immediately prior to the Effective Time, minus (iv) the Company Transaction Expenses; which amount shall be subject to adjustment pursuant to Sections 2.8 and 2.9 (as adjusted, the “Merger Consideration”).

(b)               Closing Date Statement; Payoff Letter(s).

(i)                     No later than three (3) Business Days prior to the Closing Date, the Company shall prepare in good faith and deliver to Parent a written statement (the “Closing Date Statement”) setting forth (i) Estimated Cash as of immediately prior to the Effective Time, (ii) Estimated Indebtedness as of immediately prior to the Effective Time, and (iii) Estimated Company Transaction Expenses, prepared in accordance with the Agreed Principles, together with reasonably detailed supporting documentation. The Closing Date Statement shall also include the Payoff Amount. The Company agrees that it shall provide Parent with such additional information as Parent may reasonably request in connection with its review of the Closing Date Statement. In the event that the Stockholder Representative and Parent agree to revisions to the Closing Date Statement, the Company shall deliver a revised Closing Date Statement to Parent no later than one (1) Business Day prior to the Closing Date.

(ii)                    No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent form payoff letter(s) relating to the Indebtedness of the Company and/or its Subsidiaries set forth on Schedule 2.7(b)(ii), which such payoff letter(s) will be in form and substance reasonably acceptable to Parent and shall include a process for release of all related Liens as of the Closing.

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SECTION 2.8.   Post-Closing Adjustment . (a) Initial Statement. As promptly as practicable, but in no event later than sixty (60) calendar days after the Closing Date, Parent shall prepare in good faith and deliver, or cause to be prepared in good faith and delivered, to the Stockholder Representative a written statement (the “Initial Statement”) setting forth Parent’s calculation of each of the following items: (i) Cash, (ii) Indebtedness and (iii) Company Transaction Expenses, each as of immediately prior to the Effective Time; prepared in accordance with the Agreed Principles, together with reasonably detailed supporting documentation. In the event that Parent does not deliver the Initial Statement within sixty (60) calendar days after the Closing Date, each item on the Closing Date Statement shall be deemed undisputed and the Closing Date Statement delivered by the Company shall become the Conclusive Statement and shall be final and binding on Parent and the Stockholders as of such date in accordance with Section 2.8(d).

(b)               Accounting Principles. The manner in which the Initial Statement and the Closing Date Statement are to be prepared and Cash, Indebtedness and Company Transaction Expenses are to be calculated, pursuant to this Section 2.8, is that they shall be prepared and calculated in accordance with the definitions thereof contained herein, using, where applicable, the same accounting principles, policies, methods, practices, categories, estimates, judgments and assumptions as were used in preparing the Financial Statements for the fiscal year ended December 31, 2012, except as set forth on Schedule 2.8(b) (the “Agreed Principles”).

(c)                Review and Dispute of Initial Statement. After delivery of the Initial Statement, Parent agrees to provide, or cause its employees (and the employees of the Company) to provide, the Stockholder Representative and its Representatives with reasonable access on reasonable advance notice and during normal business hours to Parent’s and its Representatives working papers and any working papers of Parent’s independent accountants related to the preparation of the Initial Statement, as well as to any of the personnel, property and facilities and such books and records and other relevant information of the Company and its Subsidiaries throughout the periods during which the Initial Statement is being prepared until the Conclusive Date, and Parent shall make reasonably available its employees, if any, directly responsible for and knowledgeable about the information used in, and the preparation of the Initial Statement, provided that such actions do not unreasonably interfere with the operations of Parent, the Company and their respective Subsidiaries. The Stockholder Representative may dispute the Initial Statement by delivery of written notice thereof (a “Dispute Notice”) within forty-five (45) calendar days following the receipt by the Stockholder Representative of the Initial Statement. The Dispute Notice shall set forth in reasonable detail all items disputed by the Stockholder Representative, the basis for such dispute, the amounts involved and the Stockholder Representative’s proposed changes thereto, with reasonably detailed supporting documentation. If (i) by written notice to Parent, the Stockholder Representative accepts the Initial Statement or (ii) the Stockholder Representative fails to deliver a Dispute Notice within the prescribed forty-five (45) calendar day period (which failure shall result in the Stockholder Representative being deemed to have accepted and agreed to the Initial Statement delivered by Parent), the Initial Statement delivered by Parent shall become final and binding on the Stockholders as of the date on which the earlier of the foregoing events

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occurs. If a Dispute Notice is timely delivered to Parent, then the Stockholder Representative and Parent shall, during the thirty (30) calendar days immediately following receipt of the Dispute Notice by Parent (the “Resolution Period”), cooperate and negotiate in good faith to resolve their differences with respect to the Initial Statement or any element thereof. Any resolution by the Stockholder Representative and Parent during the Resolution Period as to any disputed amounts will be final, binding and conclusive. If the Stockholder Representative and Parent resolve all disputed items on the Initial Statement by the end of the Resolution Period, then such parties shall revise the Initial Statement to reflect their agreement, which shall then become the Conclusive Statement and be final and binding on the Stockholders and Parent as of the date of such agreement.

(d)               Arbitration. If the Stockholder Representative and Parent do not resolve all disputed items on the Initial Statement by the end of the Resolution Period, the Stockholder Representative and Parent shall submit all items remaining in dispute with respect to the Dispute Notice (along with a copy of the Initial Statement marked to indicate those line items which are in dispute, including each Party’s proposed determination of such amounts and reasonably detailed supporting documentation) within thirty (30) calendar days after the expiration of the Resolution Period to KPMG LLP (or, if such firm is unable or unwilling to act, another internationally recognized independent public accounting firm as shall be agreed upon in writing by the Stockholder Representative and Parent, or, if such parties cannot agree, as selected by the American Arbitration Association) (the “Neutral Auditor”) for resolution. The Neutral Auditor shall act as an expert and not an arbitrator and shall determine only those items in dispute. Each Party shall (i) cooperate with the Neutral Auditor, (ii) have the opportunity to make presentations and provide supporting material to the Neutral Auditor in defense of their positions and (iii) subject to customary confidentiality and indemnity agreements, provide the Neutral Auditor with access to their respective books, records, personnel and Representatives and such other information as the Neutral Auditor may require in order to render its determination. The Neutral Auditor will deliver to the Stockholder Representative and Parent a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by the Stockholder Representative and Parent) of the disputed items within forty-five (45) calendar days of receipt of the disputed items, which determination will be final, binding and conclusive. Notwithstanding the foregoing, the Neutral Auditor shall not be permitted or authorized to determine an amount with respect to any disputed item that is outside of the range between the amounts of such disputed item as proposed by the Stockholder Representative in the Dispute Notice, on the one hand, and Parent on the Initial Statement, on the other hand. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be allocated between Parent, on the one hand, and the Stockholder Representative on behalf of the Stockholders (and subsequently reimbursed pursuant to Section 9.14(g)), on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Neutral Auditor that is unsuccessfully disputed by each such party (as finally determined by the Neutral Auditor) bears to the total disputed amount of such items so submitted. For the avoidance of doubt and solely as an illustration of

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the methodology set forth in the preceding sentence, if (i) the Dispute Notice delivered by the Stockholder Representative assigns values to the disputed items such that the aggregate Merger Consideration set forth in the Initial Statement would be increased by $1,000,000, (ii) Parent maintains that the Merger Consideration set forth in the Initial Statement is correct and (iii) the Neutral Auditor’s final resolution of the disputed items in accordance with this Section 2.8(d) is that the Merger Consideration is increased from the amount set forth in the Initial Statement by $600,000 (i.e., sixty percent (60%) of the amount in dispute is resolved in favor of the Stockholder Representative), then the Stockholder Representative shall be responsible for 40% of such fees and expenses of the Neutral Auditor and Parent shall be responsible for 60% of such fees and expenses of the Neutral Auditor. The date on which the Stockholder Representative and Parent agree to, or are deemed in accordance with this Section 2.8(d) to have agreed to, or the Neutral Auditor delivers, the Conclusive Statement shall be the “Conclusive Date”. In the event that either the Stockholder Representative or Parent fails to submit a statement regarding any items remaining in dispute within the time determined by the Neutral Auditor, then the Neutral Auditor shall render a decision based solely on the evidence timely submitted to the Neutral Auditor by the Stockholder Representative and Parent. The determination of the Neutral Auditor shall be final and binding on the Stockholder Representative, the Stockholders and Parent, absent manifest error. The final, binding and conclusive statement of Cash, Indebtedness and Company Transaction Expenses which either is (i) undisputed, (ii) agreed upon by the Stockholder Representative and Parent in accordance with Section 2.8(c) or (iii) delivered by the Neutral Auditor in accordance with this Section 2.8(d), will be the “Conclusive Statement”, respectively, and shall be final, binding and conclusive on the Stockholders and Parent.

(e)                Conclusive Merger Consideration. The aggregate consideration to be paid by Parent in respect of the Merger after taking into account all adjustments pursuant to this Sections 2.8 and 2.9 (the “Conclusive Merger Consideration”) shall be an amount in cash equal to: (i) the Base Consideration, minus (ii) the shortfall, if any, of Conclusive Cash as of immediately prior to the Effective Time under thirty-five million ($35,000,000), minus (iii) the Conclusive Indebtedness as of immediately prior to the Effective Time, minus (iv) the Conclusive Company Transaction Expenses.

(f)                Adjustment Amount. The “Adjustment Amount” shall be the difference, if any, between the Conclusive Merger Consideration and the Estimated Merger Consideration. The Adjustment Amount (if any) shall be (i) the “Additional Merger Consideration” if the Conclusive Merger Consideration is more than the Estimated Merger Consideration or (ii) the “Excess Amount” if the Conclusive Merger Consideration is less than the Estimated Merger Consideration.

(g)               Post-Closing Payments. (i) If Additional Merger Consideration is determined to be due in accordance with this Section 2.8, then, within five (5) Business Days after the Conclusive Date, (x) Parent shall promptly deliver by wire transfer to the Paying Agent an amount in cash equal to the Additional Merger Consideration, and the Paying Agent shall promptly pay to each Stockholder its applicable Per Share Portion of such Additional Merger Consideration, and (y) Parent

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and the Stockholder Representative shall provide a joint written instruction to the Escrow Agent to deliver promptly the balance in the Adjustment Escrow Fund by wire transfer to the Stockholder Representative (or at the direction of the Stockholder Representative, the Paying Agent), and the Stockholder Representative (or the Paying Agent) shall promptly pay to each Stockholder its applicable Per Share Portion of such balance in the Adjustment Escrow Fund.

(ii)                    If there is an Excess Amount determined to be due in accordance with this Section 2.8 that is less than or equal to the lesser of (A) the Adjustment Escrow Amount and (B) the balance then in the Adjustment Escrow Fund then, within five (5) Business Days after the Conclusive Date, Parent and the Stockholder Representative shall provide a joint written instruction to the Escrow Agent to deliver promptly from the balance in the Adjustment Escrow Fund by wire transfer (x) to Parent, the Excess Amount, and (y) to the Stockholder Representative (or at the direction of the Stockholder Representative, the Paying Agent) the remaining balance in the Adjustment Escrow Fund, if any, and the Stockholder Representative (or the Paying Agent) shall promptly pay to each Stockholder its applicable Per Share Portion of any such remaining balance.

(iii)                   If there is an Excess Amount determined to be due in accordance with this Section 2.8(g) that is greater than the lesser of (A) the Adjustment Escrow Amount and (B) the balance then in the Adjustment Escrow Fund then, within five (5) Business Days after the Conclusive Date, Parent and the Stockholder Representative shall provide a joint written instruction to the Escrow Agent to (x) deliver promptly from the Adjustment Escrow Account by wire transfer to Parent the lesser of the Adjustment Escrow Amount and the balance then in the Adjustment Escrow Fund and (y) deliver promptly from the Indemnity Escrow Fund by wire transfer to Parent the amount that is the difference between the Excess Amount and the full amount wired to Parent pursuant to the foregoing sub-clause (x).

(iv)                  The Per Share Portion of the amounts, if any, payable to the Stockholders pursuant to this Section 2.8(g) and any amounts released to the Stockholders from the Escrow Fund and the Holdback Escrow Fund shall herein be referred to as the “Post-Closing Payment”).

(h)               All payments required to be made pursuant to this Section 2.8 shall be payable by wire transfer of immediately available funds in U.S. dollars to an account or accounts designated in writing by the party entitled to receive such payment.

(i)                 For the avoidance of doubt, the Stockholders and Parent agree to treat, and to cause their respective Subsidiaries to treat, for all Tax purposes, any payment made under this Section 2.8, to the maximum extent permitted by Applicable Law, as an adjustment to the Merger Consideration.

(j)                 The Parties agree that the Stockholder Representative and any of the Stockholders and their Affiliates may engage Deloitte & Touche LLP and its

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Affiliates to advise or represent them in connection with the determination of any Adjustment Amount and the matters addressed by this Section 2.8. Each party will enter into such waivers, indemnities and other agreements as Deloitte & Touche LLP or its Affiliates shall reasonably require to permit Deloitte & Touche LLP and its Affiliates to provide such advice or representation.

SECTION 2.9.   Financial Advisor Adjustment. Schedule 2.9 sets forth a list of all of the Financial Advisors of the Company and its Subsidiaries (excluding Cetera Investment Services LLC) and a list of all of the financial institution clients of Cetera Investment Services LLC (the “Institution Clients”) as of January 10, 2014 (collectively, the “Signing Date Financial Advisors and Institution Clients”) along with the trailing 12-month GDC for the period ended November 30, 2013 for each such Financial Advisor and Institution Client. No later than three (3) Business Days prior to the earlier of (a) June 1, 2014 or (b) the Closing Date (the “Measurement Date”), the Company shall deliver to Parent a schedule setting forth a list of all of the Signing Date Financial Advisors and Institution Clients of the Company and its Subsidiaries who remain Financial Advisors and Institution Clients of the Company and its Subsidiaries as of immediately prior to the Measurement Date (collectively, the “Measurement Date Financial Advisors and Institution Clients”). To the extent the Retained GDC Percentage is (i) ninety percent (90%) or greater, the Base Consideration shall not change, (ii) equal to or greater than seventy percent (70%), but less than ninety percent (90%), the Base Consideration shall be reduced by an amount equal to the product of (x) 8.7% of the Base Purchase Price multiplied by (y) the percentage equal to (A) the difference between (1) ninety percent (90%) and (2) the Retained GDC Percentage divided by (B) twenty percent (20%), or (iii) is less than seventy percent (70%), the Base Consideration shall be reduced by an amount equal to 8.7% of the Base Purchase Price (any such reduction, the “Financial Advisor Adjustment Amount”).

SECTION 2.10.   Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock or Preferred Stock.

SECTION 2.11.   No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent, and any employee, officer, director, agent or Affiliate of any of the foregoing, shall be liable to any holder of shares of Company Common Stock, Preferred Stock, Restricted Shares or Options in respect of any cash that would have otherwise been payable in respect of any Exchange Certificate from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law. Any amounts remaining unclaimed by any such holders immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by Applicable Law, become the property of the Stockholder Representative, to be held on behalf of any such holders, in which case none of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent, and any employee, officer, director, agent or Affiliate of any of the foregoing, shall be liable to any such holders and such holders shall thereafter look only to the Stockholder Representative for payment of such amounts.

SECTION 2.12.   Withholding Rights. Each of Parent, Merger Sub, the Company, the Stockholders, the Stockholder Representative, the Surviving Corporation and the

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Paying Agent, as applicable (each, a “Withholding Agent”), shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement such amounts (or portions thereof) as such Withholding Agent is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of Applicable Law; provided, however, that a Withholding Agent intending to so deduct and withhold shall deliver a written notice to the applicable recipients at least five (5) Business Days prior to making the applicable payment, specifying the amount of, and a basis for, such deduction and withholding (other than required withholdings in respect of Options and Restricted Shares for income, employment and similar Taxes). To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Entity by the applicable Withholding Agent in accordance with Applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the applicable Withholding Agent.

Article III

CONDITIONS TO CLOSING

SECTION 3.1.   Conditions to Obligations of Parent, Merger Sub and the Company. The obligations of Parent, Merger Sub and the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver in writing by Parent, Merger Sub and the Company, at or prior to Closing of each of the following conditions:

(a)                Governmental Entity Approvals. The approvals, consents and actions of, filings with, and notices to, any Governmental Entity as set forth in Schedule 3.1(a) shall have been made or obtained and shall be in full force and effect.

(b)               No Injunction. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Applicable Law or applicable Order which is in effect and prohibits or makes illegal the consummation of the transactions contemplated by this Agreement (a “Prohibitive Order”).

(c)                FINRA. FINRA shall have delivered to each Subsidiary of the Company that is a Broker-Dealer its written approval of such Person’s Continuing Membership Application pursuant to FINRA (NASD) Rule 1017(a)(4) in connection with the Merger.

SECTION 3.2.   Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver in writing by Parent or Merger Sub, at or prior to Closing of each of the following conditions:

(a)                Performance of Obligations of the Company. Each of the covenants of the Company set forth herein which is to be performed or complied with by it at or prior to the Closing shall have been duly performed or complied with in all

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material respects (other than the covenants set forth in Sections 6.3(b)(xiii)(A), 6.3(b)(xiv)(D) and 6.3(b)(xix)(A), which shall have been duly performed and complied with in all respects), and Parent shall have received a certificate from an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in this Section 3.2(a) have been satisfied.

(b)               Representations and Warranties of the Company. Each of the representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct at and as of the date hereof and at and as of the Closing Date (disregarding all qualifications or limitations as to “materiality” or “Company Material Adverse Effect” and words of similar import set forth therein), as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct in all respects only as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect; provided, however, that for purposes of the foregoing, the representations and warranties in Section 4.9 shall be read without reference to clause (v) thereof; provided further, that (i) the representations and warranties set forth in Section 4.1 (Organization; Qualification), Section 4.2 (Capitalization; Subsidiaries) (except for clause (ii) of the first sentence of Section 4.2(a)) and Section 4.3 (Authority; Enforceability) shall be true and correct in all material respects, and (ii) the representations and warranties set forth in clause (ii) of the first sentence of Section 4.2(a) (Capitalization; Subsidiaries) shall be true and correct in all respects, subject to the exercise of any Options set forth on Schedule 4.2(c), the conversion of any shares of Preferred Stock set forth on Schedule 4.2(a) into shares of Company Common Stock, and the vesting or forfeiture of any of the Restricted Shares set forth on Schedule 4.2(a), in each case, in accordance with their respective terms. Parent shall have received a certificate from an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in this Section 3.2(b) have been satisfied.

(c)                No Company Material Adverse Effect. Since the date of this Agreement, there shall have been no event, change, effect or circumstance which, individually or in the aggregate, has had, or would reasonably be expected to result in, a Company Material Adverse Effect.

(d)               Termination of Advisory Agreement. The Advisory Agreement shall have been terminated.

(e)                Minimum Net Capital Requirements. Each of the Company’s Subsidiaries that are Broker-Dealers shall be in compliance with the Minimum Net Capital Requirements. Parent shall have received a certificate from an authorized officer of the Company, dated as of the Closing Date, to the effect that the condition set forth in this Section 3.2(e) has been satisfied.

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(f)                Stockholder Approval. This Agreement shall have been adopted and approved by the affirmative vote or written consent of (i) the holders of at least 75% of the outstanding shares of Company Common Stock and Preferred Stock (on an as-converted basis) voting as a single class and (ii) the holders of at least 75% of the outstanding shares of the Preferred Stock (collectively, the “Stockholder Approval”).

SECTION 3.3.   Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver in writing by the Company, at or prior to Closing of each of the following conditions:

(a)                Performance of Obligations of Parent and Merger Sub. Each of the covenants of Parent and Merger Sub set forth herein which is to be performed by them at or prior to the Closing shall have been duly performed in all material respects, and the Company shall have received a certificate from an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in this Section 3.3(a) have been satisfied.

(b)               Representations and Warranties of Parent. Each of the representations and warranties of Parent and Merger Sub set forth in Article V of this Agreement shall be true and correct at and as of the date hereof and at and as of the Closing Date (disregarding all qualifications or limitations as to “materiality” or “Parent Material Adverse Effect” and words of similar import set forth therein), as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct in all respects only as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to result in a Parent Material Adverse Effect; provided, however, that (i) the representations and warranties set forth in Section 5.1 (Organization; Qualification) and Section 5.2 (Authority; Enforceability) shall be true and correct in all material respects. The Company shall have received a certificate from an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in this Section 3.3(b) have been satisfied.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 4.1.   Organization; Qualification. Except as set forth on Schedule 4.1, each of the Company and its Subsidiaries (a) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing or a similar local concept) under the laws of its jurisdiction of organization, (b) has all requisite corporate and similar power and authority to own, operate and lease its properties and to carry on its business as now conducted and (c) is qualified to transact business in each jurisdiction in which

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the ownership of its property or conduct of its business requires such qualification, except where the failure to be so organized, existing and in good standing or to have such requisite corporate or similar power and authority or to be so qualified would not, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect. Correct and complete copies of the Organizational Documents, as amended to the date of this Agreement, of the Company and its Subsidiaries have been made available to Parent.

SECTION 4.2.   Capitalization; Subsidiaries. (a) Schedule 4.2(a) sets forth, with respect to the Company, (i) its name and jurisdiction of incorporation, (ii) its authorized, issued and outstanding shares of capital stock and (iii) the holders of record of its outstanding shares of capital stock and the number of shares owned by each holder. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable and none of them has been issued in violation of preemptive or similar rights. There are no declared but unpaid dividends or distributions with regard to any issued and outstanding shares of the Company Common Stock or the Preferred Stock.

(b)               Schedule 4.2(b) sets forth, with respect to each Subsidiary of the Company, (i) its name and jurisdiction of incorporation or formation and (ii) its authorized, issued and outstanding shares of capital stock. The Company owns directly or indirectly all of the issued and outstanding shares of capital stock of each of the Company’s Subsidiaries listed as owned by it, free and clear of all Liens (other than (x) such Liens which were incurred by Parent or Merger Sub or which Parent or Merger Sub causes such Subsidiary to incur as a result of the transactions contemplated by this Agreement, (y) Liens that will be removed prior to the Closing and (z) Permitted Encumbrances). Except as set forth on Schedule 4.2(b), none of the Company or any of its Subsidiaries, directly or indirectly, own any equity or other ownership interest in any corporation, partnership or other Person.

(c)               Except as set forth in Schedule 4.2(c), there are no shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries reserved for issuance or subject to preemptive rights or any outstanding subscriptions, options, warrants, calls, rights or convertible or exchangeable securities or any other agreements or other instruments in effect, to which the Company or any of its Subsidiaries is a party, giving any Person the right to acquire any shares of capital stock, or other equity interests in, the Company or any of its Subsidiaries. Schedule 4.2(c) sets forth all outstanding or authorized options (including the Options, the name of each holder of Options, the number of shares of Company Common Stock subject to each such Option and the exercise price per share for each Option), stock appreciation, phantom stock, profit participation, or similar rights for which the Company or any of its Subsidiaries has any liability. Except as set forth in Schedule 4.2(c), there are no outstanding obligations of the Company (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock (or options or warrants to acquire any such shares) of the Company.

(d)               Except as set forth in Schedule 4.2(d), there is no voting agreement, voting trust, stockholders’ agreement, proxy or similar agreement or arrangement relating to the voting of any class or series of the Company’s capital stock

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or restricting the transfer of any shares of any such class or series of the Company’s capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of the Company.

SECTION 4.3.   Authority; Enforceability. The Company has all requisite corporate or similar power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of the Company, subject only to the Stockholder Approval. This Agreement and the other Transaction Documents, when executed by the parties hereto and thereto, and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, will constitute a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights and remedies generally and to general principles of equity, whether considered in a proceeding in equity or at law (collectively, the “Enforceability Exceptions”).

SECTION 4.4.   Litigation. Except as set forth on Schedule 4.4, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any officer or director of the Company or its Subsidiaries (to the extent related to the Business), at law or in equity, by or before any Governmental Entity, which, if determined adversely to the Company or any of its Subsidiaries, would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 4.4, there are no Orders of, or by, any Governmental Entity or any settlement agreements to which the Company or any Subsidiary is a party which would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

SECTION 4.5.   Financial Information. (a) Attached as Schedule 4.5 are (i) audited consolidated balance sheets and statements of income, stockholders’ equity and cash flows of the Company as of and for the fiscal years ended December 31, 2012 and December 31, 2011 (including any footnotes thereto and the report of the Company’s independent accountant), and (ii) unaudited consolidated balance sheets and statements of income, stockholders’ equity and cash flows of the Company as of and for the nine (9) month period ended September 30, 2013 (such financial statements, including the footnotes contained therein, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, as of the dates and for the periods presented (except as may be stated therein or in the footnotes thereto), consistently applied throughout the periods covered by each such statement, and fairly present, in all material respects, the consolidated financial condition of the Company and its Subsidiaries as of the respective dates and the results of operations and cash flows of the Company and its Subsidiaries as of the date thereof and for the respective periods presented therein, as applicable (except as may be stated therein or in the footnotes thereto and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments which are not material in nature or amount to the Company and

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its Subsidiaries, taken as a whole, and the absence of notes and any other adjustments described therein).

(b)               The Company has provided to Parent copies of all management representation letters of the Company and its Subsidiaries to the Company’s auditors in connection with the annual audits of the Company and its Subsidiaries for the 2011 and 2012 fiscal years.

SECTION 4.6.   Consents and Approvals. Except as (i) set forth in Schedule 4.6, (ii) under Competition Laws, (iii) any filings as may be required under the DGCL in connection with the Merger and (iv) any filings of applications and notices with, and receipts of approvals and non-objections from, FINRA (clauses (i), (ii), (iii) and (iv) collectively, the “Consents and Approvals”), no consents, approvals, authorization, notifications, registrations or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, approvals, authorizations, notifications, registrations or other filings required to be obtained by the Company or any of its Subsidiaries from, any Governmental Entity in connection with the execution or delivery of this Agreement and the other Transaction Documents by the Company and the consummation of the Merger on the Closing Date, except for such consents, approvals, authorizations, notifications, registrations or other filings where the failure to make or obtain the same would not, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect.

SECTION 4.7.   No Violations. The execution and delivery of this Agreement and the other Transaction Documents by the Company does not, and the consummation of the Merger on the Closing Date will not:

(a)                violate or contravene any provision of the Organizational Documents of the Company or its Subsidiaries;

(b)               violate, conflict with, or constitute or result in a default, acceleration, termination or modification of the terms of, or entitle any party to declare such a default, or to accelerate or terminate, or create or accelerate any obligation or loss of any benefit under (in each case with or without notice or lapse of time or both), any Material Contract;

(c)                result in the creation or imposition of any Liens with respect to any of the material assets or properties of the Company or its Subsidiaries, other than Permitted Encumbrances; or

(d)               violate, contravene or conflict with any (i) Applicable Law, (ii) governmental or non-governmental permit or license of the Company or any of its Subsidiaries or any judgment, injunction, order, decree or other restriction of any court or Governmental Entity having competent jurisdiction (“Order”) to which the Company or any of its Subsidiaries is subject or by which their assets are bound or (iii) Governmental Authorization (in each case, assuming the receipt and effectiveness of, and the compliance with, all Consents and Approvals),

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except, in the case of clauses (b), (c) or (d) above, as set forth in Schedule 4.7 or as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

SECTION 4.8.   Material Contracts. (a) Schedule 4.8(a) sets forth, as of the date hereof, a true and complete list, by reference to the applicable subsections of this Section 4.8(a), of the following agreements (excluding, except as set forth in clause (xiv), Employee Plans) to which the Company or any of its Subsidiaries is a party (the “Material Contracts”):

(i)                     any Contract for the lease of personal property to or from any Person involving aggregate payments by the Company and its Subsidiaries of more than $250,000 for the twelve (12) month period ending December 31, 2013, other than Contracts entered into in the ordinary course of business;

(ii)                    all Contracts (other than the leases listed on Schedule 4.16) that the Company reasonably anticipates will, in accordance with their terms, require aggregate payments by any of the Company and its Subsidiaries of more than $500,000 within the twelve (12) month period commencing January 1, 2014 and that are not cancelable by the Company or its Subsidiaries without Liability on ninety (90) or fewer days’ notice to the other Party thereto;

(iii)                   any Contract which establishes a partnership, limited liability company or joint venture or similar arrangement;

(iv)                   any Contract under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed any Indebtedness for borrowed money, or any capitalized lease obligation;

(v)                    any Contract that limits or purports to limit in any respect the ability of the Company or any of its Subsidiaries to (i) compete in any line of business or with any Person or in any geographic area or sales channel, (ii) sell, supply or distribute any service or product as a result of any “most favored customer” provisions or (iii) to solicit or hire any employee;

(vi)                   any Contract with any Stockholder or its Subsidiaries other than employment agreements;

(vii)                  any Contract requiring a future unreimbursed capital expenditure by the Company or any of its Subsidiaries in excess of $1,000,000 in any twelve (12) month period;

(viii)                 any Contract that relates to an acquisition, divestiture, merger or similar transaction and contains representations, covenants, indemnities or other obligations that are still in effect (excluding any transactions solely among the Company and its wholly-owned Subsidiaries);

(ix)                    any Contract under which the Company or any of its Subsidiaries (i) is licensed to use material Intellectual Property (other than

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commercially available software licenses which require annual aggregate payments of less than $250,000) or (ii) licenses its material Intellectual Property to any Person (other than non-exclusive licenses granted to customers and access granted to customers, vendors or Financial Advisors, in each case in the ordinary course of business);

(x)                     any Contract under which the Company or any of its Subsidiaries has advanced or loaned any amount to any of its directors, officers and employees;

(xi)                    any Contract for correspondent securities clearing, payment and settlement activities;

(xii)                   any Contract with any current or ongoing obligations to, or rights in favor of, any former officer, director, manager, member or Affiliate of the Company or any of its Subsidiaries (other than Contracts with Financial Advisors);

(xiii)                  any Contract with any labor or trade union or association or works council representing any employee of the Company or any of its Subsidiaries;

(xiv)                 any Contract for the employment of any individual on a full time, part-time or consulting or other basis providing annual base and bonus compensation in excess of $250,000 (excluding, for the avoidance of doubt, any amounts paid as commission); and

(xv)                  any Contract providing for liquidated damages or similar penalties in the event of a breach that would reasonably be expected to result in a material Liability of the Company or any of its Subsidiaries (or, following the Closing, of Parent), other than such provisions contained in Contracts entered into in the ordinary course of business.

(b)               True and complete copies of all Material Contracts have been made available to Parent by the Company, except that in the case of Material Contracts comprised of statements of work, sales orders or other like addenda, only the related master agreements have been made available to Parent by the Company. Except as set forth in Schedule 4.8(b) or as, in each case, would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) each Material Contract and Advisory Contract is valid, existing and in full force and effect with respect to the Company or one of its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party to such Material Contract, subject to the Enforceability Exceptions and (ii) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to such Material Contract is in material breach of or default under such Material Contract which has not been waived.

SECTION 4.9.   Liabilities. Except as set forth on Schedule 4.9, neither the Company nor any of its Subsidiaries has any Liability, except Liabilities (i) disclosed in the

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Financial Statements, (ii) incurred since September 30, 2013 in the ordinary course of business, (iii) incurred in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, (iv) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or (v) that are not of the type required to be reflected on or reserved against in, or to be disclosed in the notes to, a consolidated balance sheet prepared in accordance with GAAP.

SECTION 4.10.   Employee and Labor Matters. (a) Except as set forth on Schedule 4.10(a):

(i)                     neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other similar labor agreement applicable to persons employed by it, and to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is represented with respect to the Company by any union or other collective bargaining agent;

(ii)                    since December 31, 2011 there are and have been no strikes, slowdowns, picketing, work stoppages or lockouts by or with respect to any of the employees of any Company or any of its Subsidiaries in connection with the operation of the Business, and no such labor activities are pending or, to the Knowledge of the Company, threatened;

(iii)                   since December 31, 2011, neither the Company nor its Subsidiaries have agreed to recognize any union or other collective bargaining representative, and no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of the employees of any of the Company or any of its Subsidiaries; and

(iv)                   to the Knowledge of the Company, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize employees of any of the Company or any of its Subsidiaries.

(b)               Except as set forth on Schedule 4.10(b) or which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect:

(i)                     there is not presently pending any written unfair labor practice charge or complaint, or any grievance proceeding, arbitration or judicial proceeding against or affecting the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries bound by any consent decree with any Governmental Entity, arising out of the employment of labor, and, to the Knowledge of the Company, none has been threatened;

(ii)                    the Company and each of its Subsidiaries is in compliance with all applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours, workers’ compensation, worker safety, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq.

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or the regulations promulgated thereunder, and the National Labor Relations Act; and

(iii)                   since December 31, 2011, there have been no claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer or director of the Company or any of its Subsidiaries and, to the Knowledge of the Company, there have been no threats of such claims or actions.

SECTION 4.11.   Employee Benefit Arrangements. (a) Schedule 4.11(a) contains a list of all material Employee Plans, and true and complete copies of all material documents embodying and relating to each Employee Plan listed in Schedule 4.11(a) have been made available to Parent.

(b)               (i) No Employee Plan is subject to the minimum funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) no Employee Plan is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or Section 3(37) of the Code or is a single employer pension plan (within the meaning of Section 4001(a)(15) or ERISA) that is subject to Sections 4063, 4064 or 4069 of ERISA, and (iii) except as would not reasonably be expected to result in a Company Material Adverse Effect, each Employee Plan that is intended to qualify under Section 401(a) of the Code has an opinion letter on which it may rely or has received a favorable determination letter from the Internal Revenue Service as to its qualified status, and to Knowledge of the Company, nothing has occurred since January 31, 2010 that has caused the loss of such qualification or would reasonably be expected to adversely affect such qualification in any material respect.

(c)                Except as set forth in Schedule 4.11(c) or as would not, individually and in the aggregate, reasonably be expected to result in a Company Material Adverse Effect: (i) each Employee Plan is, and from January 31, 2010 has been maintained and operated, in compliance with its terms and all applicable requirements prescribed by Laws which are applicable to such Employee Plan, including but not limited to ERISA and the Code; (ii) all payments required by any Employee Plan by any Applicable Law with respect to all periods from January 31, 2010 through the date of this Agreement have been made; (iii) no Action (whether brought by a Governmental Entity or otherwise) is pending or, to the Knowledge of the Company, threatened against any of the Employee Plans (other than non-material routine claims for benefits, and appeals of such claims) or against any trustee or fiduciaries thereof; (iv) since January 31, 2010, no “prohibited transaction” within the meaning of Section 4975 of the Code and Section 406 of ERISA has occurred or is reasonably expected to occur with respect to any Employee Plan; (v) as of the date hereof, no Employee Plan is under, and none of the Company or any of its Subsidiaries has received any written notice of, an audit or investigation by any Governmental Entity; and (vi) neither the Company or any of its Subsidiaries has unfunded Liabilities pursuant to any Employee Plan that is not intended to be qualified under Section 401(a) of the Code and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan.

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(d)               None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any employee, officer or director of any of the foregoing, has made any promises or commitments, whether legally binding or not, to create any additional Employee Plan, or to modify or change in any material way any existing Employee Plan.

(e)                Except as set forth on Schedule 4.11(e), neither the execution of this Agreement by the Company nor the consummation of the transactions contemplated hereby will trigger (either alone or in connection with any other event, including a termination of service of any Business Employee or director) or enhance any Liability or payments of any kind under any Employee Plan or otherwise, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Business Employee or director (or any dependent or spouse thereof) of the Company or any of its Subsidiaries. As of the Closing, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated hereby by any Business Employee or director (or any dependent or spouse thereof) under any Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise Tax under Section 4999 of the Code.

(f)                (i) Each Option has an exercise price at least equal to the fair market value of Company Common Stock on a date no earlier than the date of the corporate action authorizing the grant, (ii) no Option has had its exercise date or grant date delayed or “back-dated,” and (iii) all Options have been issued in material compliance with all applicable Laws and properly accounted for in all material respects.

(g)               No Employee Plan is subject to the laws of a jurisdiction outside of the United States.

SECTION 4.12.   Tax Matters. Except as set forth on Schedule 4.12, and only with respect to any Pre-Closing Tax Period of the Company or its Subsidiaries:

(a)                each of the Company and its Subsidiaries has filed with the appropriate Tax Authority all income Tax Returns and all material non-income Tax Returns required to be filed through the date hereof, all such Tax Returns were true, correct and complete in all material respects, and all material Taxes due and payable by the Company and its Subsidiaries have been paid, or adequate provision therefor has been made;

(b)               no written claim has been made by a Tax Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to Tax in that jurisdiction, which remains unresolved;

(c)                each of the Company and its Subsidiaries has timely collected or withheld all Taxes that such respective Company or Subsidiary has been required to collect or withhold, as applicable, and has timely paid such amounts to the proper taxing or other Tax Authority when due;

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(d)               except as set forth Schedule 4.12(d), (i) no deficiencies for material Taxes of the Company or any of its Subsidiaries have been claimed or assessed in writing by any Tax Authority, which remain unpaid, and to the Knowledge of the Company, (ii) there are no pending audits or Actions in respect of Taxes of the Company or any of its Subsidiaries; and neither the Company nor any of its Subsidiaries has executed a waiver regarding the application of the statute of limitations with respect to any Taxes or Tax Returns which remain in effect;

(e)                there are no Liens for Taxes of the Company or any of its Subsidiaries other than in respect of any Tax liability of the Company or any of its Subsidiaries not yet due and payable;

(f)                neither the Company nor any of its Subsidiaries will be required to include amounts in, or exclude items of deduction from, taxable income for any Post-Closing Tax Period as a result of (i) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) arising or occurring prior to the Closing, (ii) any installment sale or open transaction disposition made prior to the Closing, (iii) the receipt of prepaid amounts by the Company or any of its Subsidiaries prior to the Closing, (iv) a change prior to Closing in method of accounting for a Tax Period ending on or prior to the Closing Date or (v) a “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law) entered into prior to the Closing;

(g)               the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(h)               neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(i)                 neither the Company nor any of its Subsidiaries is a party to or bound by any Tax Sharing Agreement with any other party (other than any of the Company or its Subsidiaries). Except as set forth on Schedule 4.12(i), neither the Company nor any of its Subsidiaries (i) is, or has been since February 1, 2010, a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than the group to which they are currently members and the common parent of which is the Company) or (ii) to the Knowledge of the Company, has any Liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as a transferee or successor, by contract, or otherwise; and

(j)                 neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable within the prior two (2) years.

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Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties contained in this Section 4.12 shall be the exclusive representations and warranties with respect to Taxes.

SECTION 4.13.   Governmental Authorizations. Except as set forth in Schedule 4.13 or as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) the Company and its Subsidiaries possess or are the beneficiary of, and are in compliance with, all Governmental Authorizations required to conduct the Business as conducted on the date hereof and (ii) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify in any adverse respect or limit any of the Governmental Authorizations required to conduct the Business as conducted on the date hereof.

SECTION 4.14.   Insurance. (a) Schedule 4.14 sets forth a list, as of the date hereof, of all material insurance policies of the Company and its Subsidiaries or which the Company or any of its Subsidiaries is a named insured, covering the Company and any of its Subsidiaries, any of their assets or any of their directors or officers (in their capacities as such).

(b)         No written notice of cancellation or termination of any insurance policy listed in Schedule 4.14 has been received with respect to any such policy and each such policy is legally valid, binding, enforceable and in full force and effect.

SECTION 4.15.   Compliance with Laws. Except (i) as set forth in Schedule 4.15, (ii) as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (iii) for matters that are the subject of the representations and warranties contained in Section 4.10 (Employee and Labor Matters), Section 4.11 (Employee Benefit Arrangements), Section 4.12 (Tax Matters), Section 4.17 (Environmental Matters), and Section 4.18 (Intellectual Property), the Company and its Subsidiaries are, and since December 31, 2011 have been, in compliance with all Applicable Laws. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written notice, nor to the Knowledge of the Company, any other notice, of any violation of any Applicable Law by the Company or any of its Subsidiaries. In the conduct of the Business, the Company and its Subsidiaries, and to the Knowledge of the Company, their respective directors, officers, employees and agents, in their capacities as such, are in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, as amended, and any other Applicable Laws concerning corrupting payments.

SECTION 4.16.   Real Property. (a) The Company and its Subsidiaries do not have, and have not agreed to acquire, any Owned Real Property. Each of the Company and its Subsidiaries, as applicable, holds the leasehold interests in the Leased Facilities free and clear of all Liens, other than Permitted Encumbrances. All leases in effect as of the date hereof with respect to the Leased Facilities are set forth on Schedule 4.16(a) together with the location of such Leased Facility. True and complete copies of the leases set forth in Schedule 4.16(a), as amended or supplemented through the date of this Agreement have been made available to Parent.

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(b)               Except as described in Schedule 4.16(b), with respect to each Leased Facility:

(i)                     the lease is legally valid, binding and enforceable against the Company or its Subsidiary party thereto, and in full force and effect, and no monetary or material non-monetary breach or default by the Company or its Subsidiary party thereto or, to the Knowledge of the Company, any of the other parties thereto, exists;

(ii)                    the execution and delivery of this Agreement by the Company and the consummation of the Merger on the Closing Date will not result in a material breach or default by any of the Company or its Subsidiaries under the lease applicable to such Leased Facility;

(iii)                   none of the leases for the Leased Facilities has been assigned, and none of the Leased Facilities is subleased by, the Company or its Subsidiaries to a third party; and

(iv)                  the covenants, easements and similar restrictions affecting all or any portion of the Leased Facilities do not materially adversely impair the use by the Company and its Subsidiaries of such property in the operation of their Businesses.

SECTION 4.17.   Environmental Matters. Except as set forth on Schedule 4.17 or as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect: (a) the Company and its Subsidiaries comply, and since December 31, 2011 have been in compliance, with all applicable Environmental Laws; (b) to the Knowledge of the Company, there have been no Releases of Hazardous Substances from and after December 31, 2011 at, under, within, through or from any real property currently or formerly operated by the Company or any of its Subsidiaries or at any other location that will result in any Liability to the Company or any of its Subsidiaries under any applicable Environmental Law; (c) the Company and its Subsidiaries possess all Governmental Authorizations required under applicable Environmental Laws to operate as they currently operate, and there is no administrative or judicial proceeding pending or, to the Knowledge of the Company, threatened, to revoke or adversely modify or to prevent from being renewed any such Governmental Authorization; (d) there are no pending or, to the Knowledge of the Company, threatened Environmental Claims against the Company or any of its Subsidiaries; (e) to the Knowledge of the Company, no site or property to or at which the Company or any of its Subsidiaries transported or disposed of, or arranged for the transportation or disposal of, a Hazardous Substance is the subject of any investigation or remediation under any Environmental Law that would reasonably be expected to result in Liability to the Company or any of its Subsidiaries; (f) no filings are required by any Environmental Law (including the New Jersey Industrial Site Recovery Act, N.J.S.A. § 13:1K-6 et seq.) to be made by the Company or any of its Subsidiaries with, nor are any consents, approvals, or authorizations required to be obtained by the Company or any of its Subsidiaries from, any Governmental Entity in connection with the execution or delivery of this Agreement by the Company and the consummation of the Merger on the Closing Date. Notwithstanding any other representations and warranties in this Agreement, the

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representations and warranties contained in this Section 4.17 shall be the exclusive representations and warranties with respect to environmental matters, including Environmental Laws, Environmental Claims, Releases, and Hazardous Substances.

SECTION 4.18.   Intellectual Property. (a) Schedule 4.18(a) sets forth a complete and accurate list of all Intellectual Property registrations and applications owned by each of the Company and its Subsidiaries. All Intellectual Property listed on Schedule 4.18(a) is subsisting, unexpired and not in default of any fee or filing requirement of any applicable Governmental Entity, and to the Knowledge of the Company, is valid and enforceable.

(b)               Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries owns the items on Schedule 4.18(a), free and clear of all Liens other than Permitted Encumbrances, and owns, or has rights to use, all other Intellectual Property that is used in their businesses as presently conducted; (ii) the conduct of the Business as presently conducted does not infringe the Intellectual Property rights of any Person (provided that, with respect to patents, the foregoing representation is being made to the Knowledge of the Company), and no proceedings are pending or, to the Knowledge of the Company, threatened alleging any such infringement; and (iii) to the Knowledge of the Company, no Person is infringing any Intellectual Property owned by the Company or any of its Subsidiaries.

(c)                Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, each of the Company and its Subsidiaries owns, possesses adequate licenses or has other rights to use all computer software used by it. Except as set forth on Schedule 4.18(c), and other than access granted to customers, vendors or Financial Advisors in the ordinary course of business, neither the Company nor any of its Subsidiaries has granted to any Person any interest, as licensee or otherwise, in any of its owned software or databases.

(d)               Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect: (i) the Company’s and its Subsidiaries’ use and dissemination of any personally-identifiable information concerning individuals is in compliance with all applicable privacy policies, terms of use, Applicable Law and contractual obligations applicable to the Company and any of its Subsidiaries or to which the Company or any of its Subsidiaries is bound; (ii) the Company and its Subsidiaries maintain policies and procedures regarding data security and privacy and maintain administrative, technical, and physical safeguards that are commercially reasonable and, in any event, in compliance with all Applicable Laws and contractual obligations applicable to the Company and any of its Subsidiaries or to which the Company or any of its Subsidiaries is bound; and (iii) to the Knowledge of the Company, there have been no security breaches relating to, or violations of any security policy regarding, or any unauthorized access of, any data or information used by the Company or any of its Subsidiaries.

SECTION 4.19.   Absence of Certain Developments. Except as may be contemplated by this Agreement and as set forth in Schedule 4.19, (i) from September 30, 2013

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through the date of this Agreement, the Company and its Subsidiaries have in all material respects conducted their respective businesses in the ordinary course of such business and have not taken any of the actions set forth in Section 6.3(b) that, if taken after the execution and delivery of this Agreement, would require the consent of Parent pursuant to Section 6.3(b) and (ii) since September 30, 2013, there has not been any event, change, effect or circumstance which, individually or in the aggregate, has had, or would reasonably be expected to result in, a Company Material Adverse Effect.

SECTION 4.20.   Brokers and Finders. Except for Bank of America Merrill Lynch, no agent, broker, investment banker, financial advisor, intermediary, finder, consultant or other firm acting on behalf of the Company or its Subsidiaries will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, directly or indirectly, in connection with any of the transactions contemplated by this Agreement.

SECTION 4.21.   Related Party Transactions. Schedule 4.21 sets forth a list of each material agreement (other than employment agreements, relocation agreements, reimbursement agreements and other similar compensation agreements with any Company Employee) in effect as of the date hereof between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any Affiliate, officer or director of the Company or any of its Subsidiaries or any entity in which any of the foregoing Persons owns any beneficial interest (except for ownership of less than 1% of the outstanding common stock of a publicly traded company), on the other hand.

SECTION 4.22.   Broker-Dealer and Investment Adviser Matters.

(a)                Except as set forth in Schedule 4.22(a), the Company and each of its Subsidiaries that is required to be registered as a Broker-Dealer with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended (the “Exchange Act”) is so registered, and, to the Knowledge of the Company is duly registered, licensed or qualified under applicable state laws, except where the failure to be so registered, licensed or qualified would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)               Except as set forth in Schedule 4.22(b), the Company and each of its Subsidiaries that is engaged in the investment advisory or investment management activities is, to the extent required under the Investment Advisers Act of 1940, and the rules and regulations promulgated thereunder, as amended (“Advisers Act”) duly registered as an investment adviser under the Advisers Act, and, to the Knowledge of the Company is duly registered, licensed or qualified under applicable state laws, except where the failure to be so registered, licensed or qualified would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)                Copies of the Uniform Application for Broker-Dealer Registration on Form BD and the Uniform Application for Investment Adviser

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Registration on Form ADV (Parts I and II), as filed with the SEC, and the currently effective Form 7-R as filed with the Commodity Futures Trading Commission by the Company and any of its applicable Subsidiaries have been made available to Parent prior to the date of this Agreement. Except as set forth in Schedule 4.22(c), to the Knowledge of the Company, such forms are in compliance with the applicable requirements of the Exchange Act and Advisers Act, as applicable, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d)               Each of the applicable Subsidiaries of the Company is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and each other Governmental Entity where the conduct of its business requires membership or association, except where the failure to be a member in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e)                Each of the applicable Subsidiaries of the Company has established, maintains and enforces written compliance and supervisory policies and procedures in compliance with Applicable Laws, except where the failure to establish, maintain, enforce and comply would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each of the applicable Subsidiaries of the Company has been and remains in compliance with such policies and procedures, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(f)                To the Knowledge of the Company, the officers, employees and independent contractors of each of the applicable Subsidiaries of the Company who is required to be registered, licensed or qualified with any Governmental Entity as a registered principal, registered representative or registered investment adviser representative is duly and properly registered, licensed or qualified as such, and has been so registered, licensed or qualified at all times while in the employ or under contract with such applicable Subsidiary, and such licenses are in full force and effect, or are in the process of being registered as such within the time periods required by Applicable Law, except where the failure to be so registered, licensed or qualified would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(g)               Each of the applicable Subsidiaries of the Company has timely made or given all required filings, applications, notices and amendments with or to each Governmental Entity that regulates such applicable Subsidiary or its business and all such filings, applications, notices and amendments are accurate, complete and up to date, except where the failure to do so or to be so would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each applicable Subsidiary of the Company has received all consents, orders, authorizations, permissions, registrations, licenses, approvals, qualifications, designations and declarations necessary in order for it to conduct its business as

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currently conducted, except where the failure to so receive would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(h)               None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, managers, officers, employees, registered representatives or “associated persons” (as defined in the Exchange Act) is the subject of any material disciplinary proceedings or orders of any Governmental Entity arising under Applicable Laws which would be required to be disclosed on Form BD or, to the Knowledge of the Company, on Forms U-4 or U-5, that are not so disclosed on such Form BD, Forms U-4 or U-5, and no such disciplinary proceeding or order is pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Company, pending or threatened against the other Persons referred to above. Except as disclosed on the Form BD or, to the Knowledge of the Company, on Forms U-4 or U-5, none of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, managers, officers, employees, registered representatives or associated persons has been permanently enjoined by any order from engaging in or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security.

(i)                 The Company has made available to Parent (i) the list of all significant open customer complaints maintained by the Company as of the date set forth in such report and (ii) FINRA Rule 4530 reports filed by the Company’s Subsidiaries that are Broker-Dealers, which have been made since January 1, 2012 and prior to the date of this Agreement.

(j)                 The Company and each of its Subsidiaries is in compliance with all applicable regulatory net capital requirements. The Company and each of its Subsidiaries is in compliance with all applicable regulatory requirements for the protection of customer funds and securities, except where such failure to do so would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. None of the Company nor any of its Subsidiaries has made any withdrawals since January 1, 2011 from any reserve bank account it is required to maintain pursuant to SEC Rule 15c3-3(e), except as permitted by SEC Rule 15c3-3(g).

(k)               None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other Person “associated” (as defined under Advisers Act) with the Company or any of its Subsidiaries has been subject to disqualification pursuant to Section 203 of the Advisers Act to serve as an “investment adviser” (as defined under the Advisers Act) or as an associated person of an investment adviser, or subject to disqualification pursuant to Rule 206(4)-3 under the Advisers Act, unless, in each case, the Company or its Subsidiaries or such associated person has received exemptive relief from the SEC with respect to any such disqualification.

(l)                 Except as disclosed on the Form BD or, to the Knowledge of the Company, Forms U4 or U5, none of the Company or any of its Subsidiaries, or, to the

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Knowledge of the Company, any of their respective directors, managers, officers, employees or associated persons is ineligible to serve as a Broker-Dealer or an associated person of a Broker-Dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification”, as defined in Section 3(a)(39) of the Exchange Act).

(m)             None of the Company and its Subsidiaries nor, to the Knowledge of the Company, any officer, director or employee thereof potentially subject to Rule 506(d) under the Securities Act in connection with any investment advisory services or placement activities undertaken by the Company or any of its Subsidiaries is subject to a disqualifying event as described in Rule 506(d) under the Securities Act.

SECTION 4.23.   No Other Representations or Warranties. (a) Except for the representations and warranties OF the COMPANY contained in this ARTICLE IV, PARENT AND MERGER SUB ARE ACQUIRING THE BUSINESS “AS-IS, WHERE-IS”, and neither the Company Nor any of its subsidiaries nor any of their respective Affiliates, directors, officers, employees, subsidiaries, controlling persons, agents or OTHER representatives or any other Person has made or makes any other express or implied representation or warranty, whether written or oral, on behalf of the company, its subsidiaries or their respective Affiliates, directors, officers, employees, subsidiaries, controlling persons, agents or OTHER representatives or any other Person.

(b)              Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent or Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement or otherwise. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations provided or addressed to Parent or Merger Sub are not and shall not be deemed to be or to include representations and warranties of the Company or any of their affiliates. Parent and Merger Sub acknowledge and agree to the Company’s express disavowal and disclaimer of any other representations and warranties, whether made by the Company or any other person on behalf of the Company, and of all liability and responsibility for any representation, warranty, projections, forecasts or other material made available to Parent or Merger Sub, including any opinion, information, projection, forecast or other information that

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may have been or may be provided to Parent or Merger Sub by any director, officer, employee, agent, consultant or representative of the Company or any Subsidiary. In furtherance of the foregoing, and not in limitation thereof, Parent and Merger Sub specifically acknowledge and agree that the Company makes no, and has not made any, representation or warranty, express or implied, with respect to any financial projection or forecast delivered to Parent or Merger Sub with respect to the performance of the Company or any Subsidiary either before or after the Closing Date. Parent and Merger Sub specifically acknowledge and agree that the Company makes no, and has not made any, representations or warranties to Parent or Merger Sub regarding the probable success or profitability of the Company or any Subsidiary. NOTHING IN THIS SECTION 4.23(B) SHALL IMPACT ANY RIGHTS OF PARENT OR MERGER SUB IN RESPECT OF INTENTIONAL (AND NOT CONSTRUCTIVE) FRAUD.

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represent and warrant to the Company as follows:

SECTION 5.1.   Organization; Qualification. Each of Parent and Merger Sub (a) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing or a similar local concept) under the laws of its jurisdiction of organization, (b) has all requisite corporate and similar power and authority to own, operate and lease its properties and to carry on its business as now conducted and (c) is qualified to transact business in each jurisdiction in which the ownership of its property or conduct of its business requires such qualification, except where the failure to be so organized, existing and in good standing or to have such requisite corporate or similar power and authority or to be so qualified would not, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 5.2.   Authority; Enforceability.

(a)                Each of Parent and Merger Sub has all requisite corporate or similar power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Parent and Merger Sub. This Agreement and the other Transaction Documents, when executed by the other parties hereto and thereto, and, assuming the due authorization, execution and delivery of this Agreement by the Company, will constitute a legally valid and binding obligation of Parent and

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Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b)               Except as set forth on Schedule 5.2(b), no vote of the stockholders of Parent will be required in connection with the Merger, the transactions contemplated by this Agreement or the transactions contemplated by, including any actions necessary to satisfy the conditions set forth in, the Equity Commitment Letter and the Debt Commitment Letter.

SECTION 5.3.   Litigation. There are no Actions pending or, to the Knowledge of Parent or Merger Sub, threatened, against Parent, Merger Sub or any of their respective Affiliates, at law or in equity, by or before any Governmental Entity, which, if determined adversely to Parent, Merger Sub or their respective Affiliates, would, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. There are no Orders of, or by, any Governmental Entity or any settlement agreements to which Parent or any of its Affiliates is a party which would, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 5.4.   No Violations. The execution and delivery of this Agreement and the other Transaction Documents by Parent and Merger Sub does not, and the consummation of the Merger on the Closing Date will not:

(a)                violate or contravene any provision of the Organizational Documents of Parent or Merger Sub;

(b)               violate, conflict with, or constitute or result in a default, acceleration, termination or modification of the terms of, or entitle any party to declare such a default, or to accelerate or terminate, or create or accelerate any obligation or loss of any benefit under (in each case with or without notice or lapse of time or both), any Contract to which Parent or Merger Sub is a party; or

(c)                violate, contravene or conflict with any (i) Applicable Law, (ii) applicable Order to which Parent or Merger Sub is subject or (iii) Governmental Authorization,

except, in the case of clauses (b) or (c) above, as would not, individually or in the aggregate, be or reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

SECTION 5.5.   Parent Consents and Approvals. Except for under Competition Laws and any filings as may be required under the DGCL in connection with the Merger, no consents, approvals, authorizations, registrations or other filings are required to be made by Parent, Merger Sub or any of their respective Subsidiaries with, nor are any consents, approvals, authorizations, registrations or other filings required to be obtained by Parent, Merger Sub or any of their respective Subsidiaries, from, any Governmental Entity in connection with the execution or delivery of this Agreement and the other Transaction Documents by Parent and Merger Sub and the consummation of the Merger on the Closing Date, including in connection with the transactions contemplated by, including any actions necessary to satisfy the conditions set forth

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in, the Equity Commitment Letter and the Debt Commitment Letter, except for such consents, approvals, authorizations, registrations or other filings where the failure to make or obtain the same would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. Schedule 5.5 sets forth, as of the date hereof, a true and complete list of all pending applications (including any amendments or supplements thereto) made by or on behalf of Parent or any its Affiliates pursuant to FINRA (NASD) Rule 1017. To the Knowledge of Parent and Merger Sub, except with respect to the pending applications set forth on Schedule 5.5 and approvals anticipated to be sought in connection with the transaction set forth on Schedule 6.11, there are no pending or anticipated to be sought consents, approvals, applications, authorizations, registrations or other filings with or from FINRA in respect of any matter involving Parent or any of its Affiliates other than the application pursuant to FINRA (NASD) Rule 1017(a)(4) in respect of the acquisition of the Company by Parent through the Merger that would reasonably be expected to materially impair the ability of Parent and Merger Sub to perform their obligations hereunder on a timely basis, or prevent, impede, materially interfere with or materially delay the satisfaction of the condition contained in Section 3.1(c) prior to the Initial Termination Date or the timely consummation of the Merger and the other transactions contemplated by this Agreement.

SECTION 5.6.   Brokers and Finders. Except for Barclays Capital Inc. and RCS Capital, a division of Realty Capital Securities, LLC, whose fees and expenses shall be paid by Parent or Merger Sub, no agent, broker, investment banker, financial advisor, intermediary, finder, consultant or other firm acting on behalf of Parent, Merger Sub or any of their respective Affiliates will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, directly or indirectly, in connection with any of the transactions contemplated by this Agreement.

SECTION 5.7.   Operations of Merger Sub. Merger Sub was formed specifically for the transactions contemplated by this Agreement and has conducted no operations and incurred no obligation other than those incident to its formation and in connection with the transactions contemplated by this Agreement (including in connection with retaining Barclays Capital Inc. and RCS Capital, a division of Realty Capital Securities, LLC as its financial advisor).

SECTION 5.8.   Financial Capability; Financing.

(a)                Parent has delivered to the Company true and complete copies of (a) the Equity Commitment Letter, dated as of the date hereof, and the fee letter associated therewith (provided, however, that the fee amounts and other economic terms set forth in such fee letter, none of which could adversely affect the conditionality, availability, termination or aggregate principal amount of the Equity Financing, may be redacted), both of which are from Luxor Capital Group, LP (the “Equity Financing Source”), pursuant to which, and subject to the terms and conditions of which, the Equity Financing Source has committed to contribute the amounts set forth therein to Parent for the purpose of funding a portion of the transactions contemplated by this Agreement (such equity financing, the “Equity Financing”) and (b) the executed Debt Commitment Letter and the executed fee letter associated therewith (provided, however, that the fee amounts and other economic terms set forth

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in such fee letter, none of which could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing, may be redacted), pursuant to which, and subject to the terms and conditions of which, the Lenders have committed to lend the amounts set forth therein to Parent for the purpose of funding a portion of the transactions contemplated by this Agreement, including the refinancing of certain existing Indebtedness of Parent, the Company and their respective Subsidiaries. As of the date hereof, (i) none of the Management Equity Commitment Letter or the Commitment Letters has been amended or modified in any manner, (ii) the respective commitments contained in the Management Equity Commitment Letter, the Equity Commitment Letter and the Debt Commitment Letter have not been withdrawn or rescinded in any respect, (iii) neither Parent nor any of its Subsidiaries has entered into any agreement, side letter or other arrangement relating to the financing of the Merger Consideration or the transactions contemplated by this Agreement, other than as expressly set forth in the Management Equity Commitment Letter, the Equity Commitment Letter and the Debt Commitment Letter and the fee letters related thereto, (iv) each of the Management Equity Commitment Letter and the Commitment Letters is in full force and effect and represents a valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, each other party thereto, subject to the Enforceability Exceptions, and (v) no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or, to the Knowledge of Parent, any other party thereto under any of the Management Equity Commitment Letter and the Commitment Letters that would reasonably be expected to adversely impact or delay in any material respect the ability of Parent to consummate the Merger, the Management Equity Financing (as defined below), the Equity Financing or the Debt Financing. Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Equity Financing and the Debt Financing. As of the date hereof, Parent does not have any reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Management Equity Commitment Letter, the Equity Commitment Letter or the Debt Commitment Letter (including the condition precedent in the Debt Commitment Letter relating to the existence of indebtedness or preferred stock as of the Closing Date). There are no conditions precedent related to the funding of the full amount of (x) the Management Equity Financing, other than the conditions set forth in the Management Equity Commitment Letter, (y) the Equity Financing, other than the conditions set forth in the Equity Commitment Letter and (z) the Debt Financing, other than the conditions set forth in the Debt Commitment Letter. The only conditions precedent related to the funding of the Management Equity Financing on the Closing Date are the conditions set forth in or contemplated by the Management Equity Commitment Letter. The only conditions precedent related to the funding of the Equity Financing on the Closing Date are the conditions set forth in or contemplated by the Equity Commitment Letter. The only conditions precedent related to the funding of the Debt Financing on the Closing Date that will be included in the Debt Financing Documents shall be the conditions set forth in the Debt Commitment Letter. The aggregate proceeds from the Financing when funded in accordance with the Management Equity Commitment Letter, the Equity

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Commitment Letter and the Debt Commitment Letter (and with respect to the Debt Financing, after giving effect to any flex arrangements entered into in connection therewith) will be sufficient to fund all of Parent’s and Merger Sub’s payment obligations under this Agreement, including payment of the Merger Consideration and all applicable transaction expenses and financing costs as set forth herein. As of the date hereof, assuming the accuracy of the Company’s representations and warranties set forth in this Agreement and performance by the Company of its obligations hereunder, Parent does not have any reason to believe that (A) any of the conditions set forth in or contemplated by the Management Equity Commitment Letter, the Equity Commitment Letter or the Debt Commitment Letter will not be satisfied or (B) the Management Equity Financing, Equity Financing or the Debt Financing will not be made available to Parent on the Closing Date. Notwithstanding anything to the contrary contained herein, Parent’s obligations hereunder are not subject to a condition regarding Parent’s or any of its Affiliates’ obtaining funds to consummate the Merger and the transactions contemplated hereby.

(b)               Parent has received commitments in an aggregate amount of $60,000,000 (the “Management Equity Financing”) from the members of its management set forth on Schedule 5.8(b) pursuant to the terms of a commitment letter (the “Management Equity Commitment Letter”), a true and complete copy of which has been delivered to the Company, to purchase at the Closing shares of Class A Common Stock, par value $0.001 per share, of Parent, at the price and on the terms set forth in the Management Equity Commitment Letter.

SECTION 5.9.   Solvency. Assuming the accuracy of the representations and warranties in ARTICLE IV, after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Merger Consideration, the payment of all amounts required to be paid in connection with the consummation of the transactions contemplated in this Agreement and the Commitment Letters and the payment of all related fees and expenses, Parent and its consolidated Subsidiaries (including the Company and its Subsidiaries) will be Solvent both as of the Closing Date and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, shall mean that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the sum of the value of all “liabilities of such Person, including contingent and other liabilities” as of such date, and the capital of such Person as computed in accordance with Applicable Law as of such date, as such quoted terms are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” mean that such Person will be able to generate enough cash from operations, asset

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dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. Parent is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.

SECTION 5.10.   Indebtedness. As of the date hereof, (i) none of Parent nor any of its Subsidiaries has any indebtedness or preferred stock (other than indebtedness or preferred stock of the type described in Item 1 of Exhibit B to the Debt Commitment Letter and indebtedness to be refinanced in connection with the Closing) outstanding, and (ii) the management agreement (as amended by Amendment No. 1 thereto) between Parent and Management Co is in full force and effect.

SECTION 5.11.   No Other Representations or Warranties. Except for the representations and warranties OF PARENT AND MERGER SUB contained in this ARTICLE V, neither PARENT NOR MERGER SUB nor any of THEIR RESPECTIVE Affiliates, directors, officers, employees, subsidiaries, controlling persons, agents or OTHER representatives or any other Person has made or makes any other express or implied representation or warranty, WHETHER WRITTEN OR ORAL, on behalf of pARENT, MERGER SUB or THEIR RESPECTIVE Affiliates, directors, officers, employees, subsidiaries, controlling persons, agents or OTHER representatives or any other Person.

Article VI

COVENANTS

SECTION 6.1.   Access and Information; Confidentiality. (a) Subject to Applicable Law, Competition Law or any applicable Orders, the Company shall, and shall cause its Subsidiaries to, during the period from and after the date hereof until the Effective Time or the earlier termination of this Agreement, upon reasonable advance notice: (i) afford Parent and its authorized officers, employees, accountants, counsel, investment bankers, Financing Sources and consultants (collectively, “Representatives”) reasonable access, at Parent’s expense and at reasonable times during normal business hours, in the presence of at least one (1) Representative of the Company, to the premises, properties, Contracts, books and records, and other documents and financial, operating and other data of the Company and its Subsidiaries as Parent may reasonably request; (ii) furnish to Parent and Merger Sub such financial and operating data and other information that is available relating to the Business (but only to the extent primarily related to the Business) as Parent may reasonably request; and (iii) instruct the appropriate employees of the Company and its Subsidiaries to cooperate reasonably with Parent and its Representatives in connection with the foregoing; provided, however, that, in each case, such access, furnishing of information and cooperation shall not (w) unreasonably disrupt the operations of the Company or any of its Subsidiaries, (x) require the Company or any of its Subsidiaries to permit any inspection or to disclose any information that would violate the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business (provided, however, that at the reasonable written request of Parent, the Company shall use its reasonable

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best efforts to obtain the required consent of such third party to such inspection or disclosure), (y) require the Company or any of its Subsidiaries to disclose any information that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege), or (z) require the Company or any of its Subsidiaries to disclose any financial or proprietary information of or regarding the Affiliates of the Company (excluding the Subsidiaries of the Company) or otherwise disclose information regarding the Affiliates of the Company (excluding Subsidiaries of the Company) which the Company reasonably deems to be commercially sensitive. Notwithstanding anything expressed or implied in this Agreement, neither the Company nor any of its Subsidiaries shall be required to (1) disclose to any Person, any Tax information or Tax Return that does not relate to the Company or its Subsidiaries or (2) provide any information regarding the Company or any of its Subsidiaries in any format or otherwise to manipulate or reconfigure any data regarding the Company’s or any of its Subsidiaries’ business, assets, financial performance or condition or operations.

(b)               Prior to the Closing, Parent, Merger Sub and their respective Representatives shall not contact or communicate with (i) the employees of the Company or any of its Subsidiaries (other than Valerie Brown, Jon Frojen and Nina Schloesser McKenna) or (ii) the customers and suppliers of the Company or any of its Subsidiaries regarding the Business of the Company and its Subsidiaries or this Agreement and the transactions contemplated hereby, in each case except with the prior consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed to the extent customary for transactions of this kind). All requests for information made pursuant to this Section 6.1 shall be directed to Valerie Brown, Jon Frojen or Nina Schloesser McKenna. All such information provided or obtained pursuant to subsection (a) above shall be governed by and subject to the terms of the Confidentiality Agreement, dated December 12, 2013 between Lightyear Capital LLC, on behalf of the Company, and Parent (the “Confidentiality Agreement”). Upon the Closing, the Confidentiality Agreement shall terminate and be of no further force and effect.

(c)                Parent and Merger Sub (and, after the Effective Time, the Surviving Corporation) agree to indemnify and hold the Company, its Subsidiaries and their respective Representatives harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any Representative of Parent or Merger Sub or the Company or its Subsidiaries, and any loss, damage to or destruction of any property owned by the Company and its Subsidiaries or others (including claims or liabilities for loss of use of any property) to the extent resulting directly or indirectly from the action or inaction of any of the Representatives of Parent or Merger Sub during any visit to the business or property sites of the Company and its Subsidiaries prior to the Effective Time, whether pursuant to this Section 6.1 or otherwise. During any visit to the business or property sites of the Company and its Subsidiaries, each of Parent and Merger Sub shall, and shall cause its respective Representatives accessing such properties to, comply with all Applicable Laws and applicable Orders and all of the safety and security procedures of the Company and its Subsidiaries, and to conduct itself in a manner that would not reasonably be expected to

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interfere with the operation, maintenance or repair of the assets of the Company and its Subsidiaries. None of Parent and Merger Sub nor any of their Representatives shall conduct any environmental testing or sampling on any of the business or property sites (including the Leased Facilities) of the Company or its Subsidiaries prior to the Effective Time.

SECTION 6.2.   Consents and Approvals. (a) Subject to Section 6.2(b) and Section 6.2(c) and the terms and conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall cooperate with the other and use, and shall cause each of its respective Subsidiaries to use, their respective reasonable best efforts to (i) prepare and file as promptly as practicable, and in any event within the time prescribed by any Applicable Law or Competition Law, all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from, or renewed with, any Governmental Entity (including the Consents and Approvals), in each case in order to consummate as promptly as practicable the transactions contemplated by this Agreement, (ii) furnish as promptly as practicable all information to any Governmental Entity as may be required by such Governmental Entity in connection with the foregoing and (iii) obtain all consents, registrations, approvals, permits and authorizations necessary, proper or advisable to be obtained from, or renewed with, any other Person (including the Consents and Approvals), in each case in order to consummate as promptly as practicable the transactions contemplated by this Agreement; provided that under no circumstances shall the Company or any of its Subsidiaries be required to make any payment to any Person to secure such Person’s consent; provided, further, that, for the avoidance of doubt, the failure to obtain any of the consents, registrations, approvals, permits or authorizations referenced above (other than any approvals or events required pursuant to Section 3.1(a) and Section 3.1(c) herein) shall not constitute the failure to satisfy a condition to the obligation of either Party to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing and without limiting the generality thereof, (x) the Parties shall (A) prepare and file a notification with respect to the transactions contemplated by this Agreement pursuant to the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) within ten (10) Business Days from the date hereof, (B) seek early termination of any waiting periods under the HSR Act, (C) to the extent required by Applicable Law or pursuant to an investment advisory agreement of the Company or any of its Subsidiaries, inform each Advisory Client in writing of the transactions contemplated by this Agreement by sending such Advisory Client a notice thereof, and use reasonable best efforts to seek such Advisory Client’s consent to the continuation of its investment advisory agreement with the Company or any of its Subsidiaries; provided, however, that, to the extent consistent with Applicable Law or SEC pronouncements or unless affirmative consent is required by the applicable agreement, such consent may take the form of a so-called implied or negative consent, and (D) use reasonable best efforts to obtain the approvals, consents and make the filings with, and provide the notices to, any Governmental Entity as set forth in Schedule 6.2(a), and (y) the Company shall make or cause to be made for each Subsidiary of the Company that is a Broker-Dealer an application to FINRA for approval of a change in control or ownership pursuant to FINRA (NASD) Rule 1017(a)(4). The Parties acknowledge and agree that notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated prior to the Closing to make or cause to be made for any Subsidiary of the Company

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that is a Broker-Dealer an application to FINRA for approval of a material change in business pursuant to FINRA (NASD) Rule 1017(a)(5).

(b)               Each Party shall furnish to the other such necessary information and assistance as the other Party may reasonably request in connection with the preparation of any necessary filings or submissions for any Governmental Entity. Except as required by law or regulation and subject to Section 6.2(c), each Party or its attorneys shall provide the other Party or its attorneys the opportunity to review and make copies of all correspondence, filings, communications or memoranda setting forth the substance thereof between such Party or its Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated in this Agreement (omitting any information that constitutes a competitively sensitive or transaction related business secret of either Party). Parent will pay all filing fees in connection with any filings in connection with approvals of Governmental Entities to the transactions contemplated hereby; provided that, for the avoidance of doubt, Parent shall pay only 50% of the costs and expenses associated with any Continuing Membership Application pursuant to FINRA (NASD) Rule 1017 in connection with the consummation of the transactions contemplated hereby.

(c)                Notwithstanding anything to the contrary set forth herein and subject to the terms and conditions set forth in this Agreement, without in any way limiting the generality of the undertakings under this Section 6.2, each of the Company (provided that, notwithstanding anything to the contrary contained herein, the Company and its Subsidiaries shall only be obligated to take actions pursuant to clauses (ii) and (iii) of this Section 6.2(c) to the extent that such actions are conditional or contingent on the Closing occurring in accordance with the terms of this Agreement), Parent and Merger Sub shall each use their respective reasonable best efforts to:

(i)                     promptly provide to each and every Governmental Entity such information and documents as may be requested by such Governmental Entity in connection with obtaining the consents and approvals set forth in this Section 6.2 or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

(ii)                    promptly take any and all actions necessary to avoid or eliminate each and every impediment under any Applicable Law so as to enable the consummation of the transactions contemplated hereby, including the Merger, to occur as soon as reasonably possible (and in any event no later than the Termination Date); and

(iii)                   promptly take any and all actions necessary to avoid or overcome the entry of any action, including any legislative, administrative or judicial action, injunction or other order, decree, decision, determination or judgment (in each case, whether temporary, preliminary or permanent), that would delay, restrain, restrict, prevent, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement on or prior to the Termination Date;

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(d)               In the event that any Governmental Entity requires any acts, omissions or restrictions in connection with obtaining the consents and approvals contemplated by Section 6.2, no adjustment shall be made to the aggregate Merger Consideration.

(e)                Subject to Applicable Law, Competition Law, applicable Orders and all privileges, including attorney-client privileges, each Party shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including: (i) prior to submitting any document or information (whether formally or informally, in draft form or final form) to any Governmental Entity with respect to the Competition Law of such Governmental Entity applicable to this Agreement, sending reasonably in advance to the other Party a copy of such document or information (omitting any information that constitutes a competitively sensitive or transaction related business secret of the other Party); (ii) promptly sending to the other Party a copy of all documents, information, correspondence or other communications relating to this Agreement sent to, or received by the Party (or its Representatives) from, any third-party or Governmental Entity relating to the Competition Law of such Governmental Entity or the transactions contemplated by this Agreement; (iii) promptly informing the other Party of any communications, conversations or telephonic calls received from any Governmental Entity with respect to the Competition Law of such Governmental Entity applicable to this Agreement, and not initiating any of the foregoing without giving reasonable prior notice to the other Party and reasonable opportunity to participate in any such communication, conversation or telephonic call; (iv) sending reasonably in advance to the other Party any undertaking or agreement (whether oral or written) that it or any of its Subsidiaries proposes to make or enter into with any Governmental Entity with respect to the transactions contemplated by this Agreement; and (v) allowing the other Party and its Representatives to attend and participate at any meeting with, or hearing organized by, any Governmental Entity relating to the transactions contemplated by this Agreement, to the extent permitted by such Governmental Entity and to the extent reasonably practicable.

(f)                From the date hereof until the Effective Time, each of the Company, Parent and Merger Sub shall promptly notify the other of any change or fact of which it is aware that will or is reasonably expected to result in any of the conditions set forth in Article III becoming incapable of being satisfied.

SECTION 6.3.   Conduct of Business . (a) Except (i) as set forth on Schedule 6.3, (ii) as otherwise expressly required or expressly permitted by this Agreement, (iii) as otherwise required by any Applicable Law, Competition Law or applicable Order, or (iv) as consented to or approved by Parent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, after the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, conduct the Business in the ordinary course of business in all material respects (including with respect to the collection of receivables and the payment of Indebtedness and other Liabilities, including payables) and, to the extent consistent therewith, use their respective commercially reasonable efforts to preserve intact their business operations, organization and goodwill.

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(b)               Without limiting the generality of the foregoing Section 6.3(a), except (i) as set forth on Schedule 6.3, (ii) as otherwise expressly required or expressly permitted by this Agreement, (iii) as otherwise required by any Applicable Law, Competition Law or applicable Order, or (iv) as consented to or approved by Parent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, after the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall cause its Subsidiaries to not:

(i)                    terminate, establish, adopt, enter into, make any new grants or awards of benefits under, amend or otherwise modify any Employee Plan or increase the salary, wage, bonus or other compensation of any directors or Business Employees, except for (A) annual merit-based increases in the ordinary course of business, including market-based adjustments, or the payment of accrued and unpaid bonuses in the ordinary course of business (including in connection with normal periodic performance reviews and related plans and newly hired, appointed or promoted Business Employees), (B) grants or awards to Business Employees under existing Employee Plans of the Business in such amounts and on such terms as are consistent with past practice, (C) grants or awards of Transaction Bonuses (provided that the Company shall provide notice thereof to Parent promptly thereafter) or (D) for actions necessary to satisfy existing contractual obligations under Employee Plans or as required by Applicable Law;

(ii)                    (A) split, combine or reclassify any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities, or (B) amend the terms of, repurchase, redeem or otherwise acquire, or permit the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of their capital stock (or equivalent equity securities);

(iii)                   except pursuant to Material Contracts or Benefit Plans in effect on the date of this Agreement, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock or any other equity securities, equity-linked or debt equivalents (including stock appreciation rights) of the Company or any of its Subsidiaries, or amend in any respect any of the terms of any such capital stock or equity securities, equity-linked or debt equivalents outstanding on the date of this Agreement (other than issuances in connection with the exercise of stock options and the vesting of share rights awards of the Company described on Schedule 4.2(c) hereto), or any securities convertible into or exercisable or exchangeable for any such capital stock or securities or make any other change in their capital structure as it existed on the date of this Agreement;

(iv)                   authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, or effect, any merger,

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consolidation, restructuring, recapitalization, reorganization or business combination (other than the transactions contemplated by this Agreement) or adopt a plan of complete or partial liquidation or dissolution;

(v)                    sell, transfer, lease, sublease, license or otherwise dispose of any material property or assets of the Business having a value, individually, in excess of $250,000, other than in the ordinary course of business;

(vi)                   mortgage, pledge or subject to any Lien any of their assets, properties or rights, other than conditional sales or similar security interests granted in connection with the lease or purchase of equipment in the ordinary course of business or under the terms of Indebtedness that will be repaid (and the related Liens released) at Closing;

(vii)                  make any investment in any other Person, other than (i) forgivable or payback loans made by the Company or any of its Subsidiaries to Financial Advisors or prospective Financial Advisors in the ordinary course of business for Financial Advisor practice acquisitions or for recruiting purposes, in either case in amounts consistent with the Company’s return requirements, (ii) loans or advances between or among any Company or any wholly owned Subsidiary thereof or (iii) advances or loans to employees for travel and entertainment expense made in the ordinary course of business;

(viii)                enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than by the Company or any of its Subsidiaries to or in respect of the Company or any of its wholly owned Subsidiaries, other than in the ordinary course of business or as set forth in the Company’s 2014 budget provided to Parent prior to the date hereof;

(ix)                   make or commit to make any capital expenditures in excess of $250,000 individually or $1,000,000 in the aggregate in the ordinary course of business, except as set forth in the capital expenditure budget provided to Parent prior to the date hereof;

(x)                    enter into, amend or otherwise modify, execute, terminate, cancel, fail to renew, or waive, release, compromise or assign any rights or claims under, any Material Contract, except for any of the foregoing in the ordinary course of business;

(xi)                   acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property or enter into or any new lease or renew any existing lease for real property where the aggregate annual payments under such new lease or existing lease are in excess of $500,000;

(xii)                  propose or adopt any amendments to the respective Organizational Documents of the Company or any of its Subsidiaries other than amendments which are ministerial in nature or not otherwise material;

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(xiii)                 (A) except for cash dividends by the Company’s Subsidiaries to the Company or a wholly owned Subsidiary of the Company, declare, pay or set aside any dividend or make any distribution with respect to the capital stock or other equity securities of the Company or any of its Subsidiaries (other than issuances of equity interests in connection with the exercise of stock options and the vesting of share rights awards of the Company described on Schedule 4.2(c) hereto), or any securities convertible into or exercisable or exchangeable for any such capital stock or securities, or (B) make any other change in their capital structure as it existed on the date of this Agreement;

(xiv)                 (A) incur any Indebtedness in excess of $1,000,000 in the aggregate (other than (x) letters of credit in the ordinary course of business or under the terms of the Credit Facility as in effect on the date of this Agreement, (y) purchase money security interest financings of assets and (z) Indebtedness that will be repaid at the Closing), (B) amend or modify the material terms of or modify in any material respect any items of Indebtedness, (C) refinance, waive, forgive, cancel, replace, settle or terminate any Indebtedness, or (D) make any payments in satisfaction or otherwise in respect of any Indebtedness other than (x) regularly scheduled payments as of the date of this Agreement or (y) payments of up to $500,000 in the aggregate;

(xv)                  except as required by any Applicable Law, make or change any material Tax election, file any material amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(xvi)                 fail to maintain all financial books and records in all material respects in accordance with past practice or change any of the accounting principles, methods or practices used in the preparation of the Financial Statements, except as required by a change in any Applicable Law, applicable Order or GAAP or adopt or change any accounting method with respect to Taxes;

(xvii)                settle any Action, audit, hearing, petition, grievance or complaint which settlement would (A) include equitable remedies or similar relief or (B) impose cash payment or other obligations (net of insurance payments) on the Company or any of its Subsidiaries in an amount in excess of $500,000 individually or $1,500,000 in the aggregate, other than settlements of fidelity bond claims in the ordinary course of business to the extent not in excess of $1,000,000 individually;

(xviii)               form any new funds or joint ventures outside the ordinary course of business;

(xix)                 enter into any Contract with (A) Lightyear Fund II, L.P., Lightyear Co-Invest Partnership II, L.P. or any of their respective Affiliates (other

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than any of their respective portfolio companies), other than such Contracts as are expressly required or expressly permitted by this Agreement, or (B) any other Affiliate (other than (x) Contracts solely between the Company and its wholly owned Subsidiaries or any of them or (y) Contracts entered into in the ordinary course of business on arms’ length terms);

(xx)                  waive, release or assign any material rights or claims, other than in the ordinary course of business;

(xxi)                 make any material change in business operations as defined in FINRA (NASD) Rule 1011(k); or

(xxii)                agree, in writing or otherwise, to take any of the foregoing actions.

(c)                Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, any right to control or direct the operations of the Business prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

SECTION 6.4.   Indemnification of Directors and Officers.

(a)                Indemnification. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to the fullest extent permitted under Applicable Law to, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each present and former director or officer of the Surviving Corporation and its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Person” and collectively, the “Indemnified Persons”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission by such Indemnified Person in his or her capacity as a director or officer of the Company or any of its Subsidiaries occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions in connection with such person’s service as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries).

(b)               Survival of Indemnification. To the fullest extent not prohibited by Applicable Law, from and after the Closing, all rights to indemnification now existing in favor of the Indemnified Persons with respect to their activities as such prior to or on the Closing Date, as provided in the respective Organizational Documents of the Company or its Subsidiaries and indemnification agreements set forth on Schedule 6.4(b), in each case as in effect on the date of such activities or otherwise in effect on

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the date hereof, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date; provided, however, that, in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect of any claim or claims shall continue until final disposition of such claim or claims.

(c)                Insurance. Prior to the Effective Time the Company shall, and, if the Company is unable to, Parent shall cause the Surviving Corporation to, as of the Effective Time, obtain and fully pay for, at Parent’s expense and at no expense to the beneficiaries, non-cancellable “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time from insurance carriers with the same or better claims-paying ability ratings as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”), for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall not pay, or the Surviving Corporation, as the case may be, shall not be required to pay, for such “tail” insurance policies a one-time premium in excess of 250% of the Company’s current annual premium for D&O Insurance, which current annual premium is set forth on Schedule 6.4(c) (the “Premium Cap”), but, to the extent such one-time premium would exceed the Premium Cap, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to maintain in effect, for a period of at least six (6) years from the Effective time for the persons who are covered by the Company’s existing D&O Insurance, D&O Insurance with the best overall terms, conditions, retentions and levels of coverage reasonably available for an annual premium equal to the Premium Cap. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at Parent’s expense and at no expense to the beneficiaries, D&O Insurance for a period of at least six (6) years from and after the Effective Time for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as provided in such existing D&O Insurance, from insurance carriers with the same or better claims-paying ability ratings as the Company’s current D&O Insurance carriers; provided, however, that the Surviving Corporation shall not be required to pay for such D&O Insurance an annual premium in excess of the Premium Cap, but, to the extent such annual premium would exceed the Premium Cap, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use commercially reasonable efforts to maintain in effect, at no expense to the beneficiaries, for a period of at least six (6) years from the Effective time for the persons who are covered by the Company’s existing D&O Insurance, D&O Insurance with the best overall terms, conditions, retentions and levels of coverage reasonably available for an annual premium equal to the Premium Cap.

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(d)               Successors. In the event that, after the Closing Date, the Company or any of its Subsidiaries or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Company, any of its Subsidiaries or Parent, as the case may be, shall assume the obligations set forth in this Section 6.4.

(e)                Benefit. The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs, executors or administrators and his or her other Representatives.

SECTION 6.5.   Labor Matters and Employee Benefits. (a) For the 2014 calendar year, Parent shall maintain or cause the Company and its Subsidiaries to maintain for each employee of the Company or its Subsidiaries that remains employed with Parent or any of its Subsidiaries following the Closing (the “Company Employees”) the same compensation levels and employee benefits coverage provided to such employee by the Company and its Subsidiaries immediately prior to the Closing Date.

(b)               With respect to any retirement (other than any defined benefit pension plan), medical, dental, vacation, and severance employee benefit plan or arrangement maintained by Parent or any of Parent’s Subsidiaries in which Company Employees participate after the Effective Time, for purposes of determining eligibility to participate, level of benefits and vesting, each Company Employee’s service with the Company or its Subsidiaries (as well as service with any predecessor employer of the Company or its Subsidiaries to the extent service with such predecessor employer is recognized by the Company or its Subsidiaries) shall be treated as service with Parent or any of Parent’s Subsidiaries to the extent such service was recognized for such Company Employee under a comparable Employee Plan immediately prior to the Closing, and to the same extent past service is credited under such benefit plan for similarly situated employees of Parent and its Subsidiaries; provided that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service. Parent shall permit the Company Employees to carry over and take vacation days with pay in accordance with the applicable policies of the Company as in effect on the Closing Date.

(c)                Parent shall waive, or cause to be waived, any pre-existing condition limitation, exclusions, actively-at-work requirements, waiting periods and any other restriction that would prevent immediate or full participation under any welfare benefit plan maintained by Parent or any of its Affiliates (other than the Company and its Subsidiaries) in which the Company Employees (and their eligible dependents) will be eligible to participate immediately after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at work requirements and waiting periods would have been applicable under the comparable benefit plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company

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Employee (and his or her eligible dependents) prior to the Closing Date in the same plan year in which the Closing Date occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which Company Employees participate immediately after the Effective Time, as if there had been a single continuous employer.

(d)               Unless otherwise notified by Parent in writing, prior to the Effective Time, the Company shall take all actions necessary to terminate all Employee Plans intended to qualify under Section 401(a) of the Code that include a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code (the “Company 401(k) Plan”), in each case effective immediately prior to the Closing. If a Company 401(k) Plan is terminated, the Company shall provide Parent with evidence of such termination pursuant to resolutions of the board of directors of the Company (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Closing Date. To the extent that the Company 401(k) Plan is terminated in accordance with this Section 6.5(d), (i) each Company Employee shall be immediately eligible to participate in a plan maintained by Parent or its Subsidiaries that is intended to qualify under Section 401(a) of the Code and includes a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code (the “Parent 401(k) Plan”), and (ii) if any Company Employee who was a participant in the Company 401(k) Plan requests a distribution in the form of a direct rollover (within the meaning of Section 401(a)(31) of the Code) to the Parent 401(k) Plan within ninety (90) days following the Closing Date, Parent shall cause the Parent 401(k) Plan to accept such direct rollover, including accepting, in-kind, any plan loan then not in default; provided, that the Parent 401(k) Plan shall not be required to take any such rollover to the extent that the Company 401(k) Plan does not have an opinion letter or a determination letter from the IRS upon which it may rely.

(e)                On the next regularly scheduled payroll date following the Closing Date, the payments of the Transaction Bonuses shall be made by Company checks through the Company’s payroll process.

(f)                The provisions of this Section 6.5 are intended to be for the sole benefit of, and will be enforceable by, the Parties hereto, and nothing in this Section 6.5, whether express or implied, shall create any third-party beneficiary or other rights in any other Person, including any Business Employees or any dependent or beneficiary thereof. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement of Parent or its Subsidiaries or (ii) shall alter or limit the ability of Parent or its Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by Parent or its Subsidiaries. The parties hereto acknowledge and agree that the terms set forth in this Section 6.5 shall not create any right in any Business Employee to any continued employment with Parent or any of its Subsidiaries.

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SECTION 6.6.   Public Announcements. Except as the Company or Parent may determine in good faith based on the advice of counsel is required to be issued or made to comply with the requirements of any Applicable Law, Competition Law or any applicable Order, prior to the Closing, no press release or similar public announcement or communication shall be made or caused to be made in respect of this Agreement or the transactions contemplated hereby, without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), in which case the Company or Parent, as applicable, shall use their commercially reasonable efforts to allow the other reasonable time to comment on such press release or other public announcement or communication in advance of such issuance or making; provided, however, that each of the Parties and their Affiliates may make internal announcements regarding this Agreement and the transactions contemplated hereby to their respective directors, officers and employees without the consent of any other Party; provided, further, that no press release or other public announcement by Parent or its Subsidiaries shall name any of the Stockholders in their capacities as such.

SECTION 6.7.   Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, Parent shall pay all Parent Transaction Expenses and the Company shall, except as set forth in Section 2.2(b)(iii), pay all Company Transaction Expenses.

SECTION 6.8.   Certain Tax Matters.

(a)                Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent. For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, registration and other such taxes (including all applicable real estate transfer taxes).

(b)               Mitigation of Taxes. Parent and the Stockholder Representative shall, upon request, use their reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

(c)                Allocation of Tax Liability. The allocation of Tax Liability between the Pre-Closing Tax Period and Post-Closing Tax Period comprising a Straddle Period shall be made as follows; provided that the following is set forth solely for the avoidance of doubt in interpreting Section 4.12:

(i)                     in the case of Taxes based upon income, gross receipts (such as sales Taxes) or specific transactions involving Taxes other than Taxes based upon income or gross receipts, the amount of Taxes attributable to any Pre-Closing Tax Period or Post-Closing Tax Period included in the Straddle Period shall be determined by closing the books of the Company or the applicable Subsidiary as of the close of the Closing Date and by treating each of such Pre-Closing Tax Period and Post-Closing Tax Period as a separate taxable year; and

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(ii)                    in the case of Taxes imposed on a periodic basis and not based on income, gross receipts or specific transactions (such as real or personal property Taxes), the portion of such Taxes attributable to any Pre-Closing Tax Period included in the Straddle Period shall be equal to the product of such Taxes attributable to the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period included in the Straddle Period, and the denominator of which is the total number of days in such Straddle Period, and the amount of Taxes attributable to any Post-Closing Tax Period included in the Straddle Period shall be the excess of the amount of the Taxes for the Straddle Period over the amount of Taxes attributable to the Pre-Closing Tax Period included in the Straddle Period; provided, however, that if the amount of periodic Taxes imposed for such Straddle Period reflects different rates of Tax imposed for different periods within such Straddle Period, the formula described in the preceding clause shall be applied separately with respect to each such period within the Straddle Period.

(d)               Filing Tax Returns. Parent shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns of the Company and its subsidiaries for Pre-Closing Tax Periods and Straddle Periods that are required to be filed after the Closing Date in a manner consistent with past practice. Parent shall provide, or cause to be provided, to the Stockholder Representative a copy of each such Tax Return at least thirty (30) days prior to the due date for filing such Tax Return (including extensions) for the Stockholder Representative’s review and comment. Parent shall make such revisions to such Tax Returns as are reasonably requested by the Stockholder Representative, except (i) where a contrary position is required by Law, or (ii) to the extent such requests, if incorporated in any such Tax Return, would reasonably be expected to have a material adverse effect (relative to the benefit to the Company or any of its Subsidiaries for any Pre-Closing Tax Period resulting from incorporating such comments in such Tax Return) on the aggregate liability for Taxes of Parent, the Company or any of its Subsidiaries or Parent’s other Affiliates, taken as a whole, in any Post-Closing Tax Period, unless the modifications proposed in such requests are required by Law.

(e)                Cooperation. In connection with the preparation of and filing of Tax Returns and the conduct of audit examinations and any administrative or judicial proceedings relating to the Tax Liabilities imposed on the Company or any of its Subsidiary for all Pre-Closing Tax Periods, Parent, on the one hand, and the Stockholder Representative, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Tax Authorities as to the imposition of Taxes. Parent shall and shall cause the Company and its Subsidiaries to retain all books and records with respect to Tax matters pertinent to the Company or its Subsidiaries relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, to the extent notified by Parent or the Stockholder Representative, any

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extension thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.

(f)                Audits and Contests.

(i)                     Parent shall promptly notify the Stockholder Representative in writing upon receipt by Parent or its Affiliates (including the Company and its Subsidiaries) of notice of any pending or threatened Tax audit, assessment or Action (a “Tax Proceeding”), which would reasonably be expected to affect the indemnification obligations of the Stockholders under Section 8.2 in respect of Section 4.12, provided that the failure to give notice will not relieve the Stockholders of any indemnification obligations they may have in respect of Section 4.12 except to the extent that their position is actually prejudiced as a result of the failure to give timely notice. Subject to Sections 6.8(f)(iii) and (iv), the Stockholder Representative shall have the sole right, at the expense of the Stockholders, to represent the interests of the Company and its Subsidiaries and to employ counsel of its choice in any Tax Proceeding relating to Pre-Closing Tax Periods (other than a Tax Proceeding involving a Straddle Period), to the extent the Stockholders would reasonably be expected to be required to indemnify Parent Indemnified Parties under Section 8.2 in respect of the Taxes at issue in such Tax Proceeding if such Tax Proceeding is resolved adversely, by notifying Parent in writing within thirty (30) calendar days from the receipt from Parent of the notice described in the first sentence of this Section 6.8(f)(i) of its intention to assume control of the conduct of such Tax Proceeding. If a shorter response period is required by such notice, and Parent has not received the Stockholder Representative’s notification by the time the response to the relevant Tax Authority is required, Parent may temporarily assume responsibility for such Tax Proceeding, but shall relinquish control to the Stockholder Representative if the Stockholder Representative satisfies the requirements of the preceding sentence in the manner and in the time frame specified therein. Parent shall be entitled (at Parent’s expense) to attend such Tax Proceeding (whether such Tax Proceeding is conducted in person, by telephone or otherwise) with its representatives and to receive copies of all material written communications, materials and submissions related to such Tax Proceeding received from, or provided to, the Tax Authority and the Stockholder Representative shall keep Parent informed on a timely basis of all material developments. If the Stockholder Representative declines to assume the control of such Tax Proceeding, Parent shall have the right, at the expense of the Stockholders, to assume control of the conduct and resolution of such Tax Proceeding; provided that no settlement of such Tax Proceeding shall be made without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii)                    Parent shall have the right, with counsel of its choice, to represent the interests of the Company and any of its Subsidiaries in any Tax Proceeding involving a Straddle Period of the Company or any of its Subsidiaries. The Stockholder Representative may participate in any such Tax Proceeding at the expense of the Stockholders and the Stockholder Representative shall be kept

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informed on a timely basis of all material developments with respect to such Tax Proceeding. The Stockholder Representative’s consent shall be required prior to the settlement of any Tax Proceeding relating to a Straddle Period, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii)                   In the event the resolution of all or a portion of a Tax Proceeding with respect to a Pre-Closing Tax Period the conduct of which is controlled by the Stockholder Representative could result in an increase in Taxes or a loss of Tax benefits in a Post-Closing Tax Period for the Company or any of its Subsidiaries, the Stockholder Representative shall control the conduct and resolution of such Tax Proceeding provided that the Stockholder Representative shall not settle or resolve such Tax Proceeding, if such settlement or resolution would have such effect, without the consent of Parent, which shall not be unreasonably withheld, conditioned or delayed.

(iv)                   In the event a Tax Proceeding involves Pre-Closing Tax Periods and Post-Closing Tax Periods and the parties are not able to separate the periods into separate Tax Proceedings, then the Stockholder Representative and Parent shall jointly control the conduct and resolution of such Tax Proceeding or portion thereof. Each party shall be entitled to employ counsel of its choice at its own expense.

(v)                    If there is a dispute between the Stockholder Representative and Parent regarding the conduct or resolution of any Tax Proceeding or portion thereof described in Section 6.8(f)(iv) or the resolution of any Tax Proceeding or portion thereof described in Section 6.8(f)(ii) or (iii), such dispute shall be referred to the Tax Arbitrator. Each of the Stockholder Representative and Parent shall present its position to the Tax Arbitrator, which shall decide which position shall be adopted. The Tax Arbitrator shall not be entitled to accept any other position, unless the Stockholder Representative and Parent shall so agree in writing. The decision of the Tax Arbitrator shall be final and binding, and its fees and costs shall be paid 50% by the Stockholders and 50% by Parent.

(g)               Conflicts. Notwithstanding any other provision of this Agreement, if there is a conflict between this Section 6.8 and any other provision of this Agreement, this Section 6.8 shall govern and control.

SECTION 6.9.   FIRPTA. Within thirty (30) days prior to or on the Closing Date, the Company shall deliver to Parent a certificate, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

SECTION 6.10.   Retention of Books and Records. Parent shall cause the Company and its Subsidiaries to retain all Books and Records in existence at the Effective Time that are required to be retained under current retention policies for a period of seven (7) years from the Closing Date, and to make the same available after the Effective Time for inspection and copying by the Stockholder Representative or its Representatives at the Stockholder

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Representative’s expense, for legitimate business purposes, and subject to confidentiality and use restrictions, during regular business hours and upon reasonable request and upon reasonable advance notice.

SECTION 6.11.   Competing Transactions. From the date of this Agreement until the Closing or the earlier termination of this Agreement, except for the transactions set forth on Schedule 6.11, Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any agreement to acquire, whether by merger, consolidation, business combination, the purchase of assets or equity or otherwise, any business or Person.

SECTION 6.12.   Exclusivity. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement, none of the Company or its Subsidiaries will (and the Company will use commercially reasonable efforts to cause its Subsidiaries and its Subsidiaries’ Representatives not to) directly or indirectly: (a) solicit, initiate, or knowingly encourage the submission of any proposal or offer from any Person (other than Parent or its Affiliates) relating to, or enter into or consummate any transaction relating to, the acquisition of all or substantially all of the assets or any of the equity securities of the Company or any of its Subsidiaries (including any acquisition structured as a merger, consolidation or share exchange) or any similar transaction or alternative to the transactions contemplated by this Agreement; or (b) participate in any discussions or negotiations regarding, furnish any information with respect to or knowingly facilitate any of the foregoing. The Company will notify Parent as promptly as reasonably practicable if any Person makes any bona fide proposal, offer, inquiry or contact to the Company or its Subsidiaries or, to the Knowledge of the Company, any of their respective Representatives, with respect to any of the foregoing (whether solicited or unsolicited) and in any event no later than within forty-eight (48) hours (or forty-eight (48) hours following the time that the Company or its Subsidiaries receives written notice thereof in the case of a proposal, offer, inquiry or contact made to a Representative) if such bona fide proposal, offer, inquiry or contact is in writing.

SECTION 6.13.   Further Assurances. Parent, Merger Sub and the Company agree that, from time to time before and after the Effective Time, they will (i) use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to cause the conditions to the other Party's obligation to close the transactions contemplated herein as set forth in Article III to be satisfied as promptly as practicable and to consummate the transactions contemplated by this Agreement and (ii) execute and deliver, or cause their respective Subsidiaries to execute and deliver, such further instruments, and take, or cause their respective Subsidiaries to take, such other action as may be reasonably necessary to carry out the purposes and intents of this Agreement.

SECTION 6.14.   Financing.

(a)                Parent shall use reasonable best efforts to arrange the Financing as promptly as practicable following the date of this Agreement and to consummate the Financing on the Closing Date. Such actions shall include, but not be limited to, the following: (i) maintaining in effect each of the Commitment Letters until the transactions contemplated by this Agreement are consummated (it being understood that Parent may amend, restate, modify or supplement the Debt Commitment Letter to

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add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the debt financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments, in each case, as expressly set forth in the Debt Commitment Letter); (ii) satisfying on a timely basis all conditions to the Financing that are within Parent’s or any of its Affiliates’ control; (iii) negotiating, executing and delivering Debt Financing Documents that reflect the terms contained in the Debt Commitment Letter (including any “market flex” provisions related thereto) or on such other terms acceptable to Parent and its Debt Financing Sources; provided that such other terms would not adversely impact or delay in any material respect the ability of Parent to consummate the Merger or the Debt Financing; (iv)(A) drawing the full amount of the Debt Financing, in the event that the conditions set forth in Article III and the conditions precedent set forth in Section 2 of the Debt Commitment Letter and Exhibit B attached thereto have been satisfied or waived or, upon funding would be satisfied and (B) drawing the full amount of the Equity Financing, in the event that the conditions set forth in Article III and the conditions precedent set forth in Section 6 of the Equity Commitment Letter and Exhibit D attached thereto have been satisfied or waived or, upon funding would be satisfied; (v) participation in, and assistance with, the marketing efforts, and the preparation of customary marketing materials related to the Debt Financing; (vi) enforcing its rights under the Equity Commitment Letter to cause any Equity Financing Source to provide such Equity Financing; and (vii) enforcing its rights under the Debt Commitment Letter to cause any Lender to provide such Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice upon becoming aware of: (A) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default of the type described in this clause (A)) by any party to any Commitment Letter or Financing Document that would reasonably be expected to adversely impact or delay in any material respect the ability of Parent to consummate the Merger or any of the Equity Financing or the Debt Financing; (B) the receipt of any written notice or other written communication from any person with respect to any actual or potential breach or default by any party to any Commitment Letter or Financing Document that would reasonably be expected to adversely impact or delay in any material respect the ability of Parent to consummate the Merger or any of the Equity Financing or the Debt Financing, or with respect to the termination or repudiation by any party to any Commitment Letter or Financing Document or any provisions thereof; and (C) if Parent or Merger Sub believes in good faith that there is a material possibility that it will not be able to obtain all or any portion of (x) the Equity Financing on the terms, in the manner or from the sources contemplated by the Equity Commitment Letter, (y) the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or Debt Financing Documents (or any alternative financing) or (z) the Management Equity Financing or the remainder of the Merger Consideration and other amounts required to be paid by it in connection with the consummation of the transactions contemplated hereby. If any portion of the Financing becomes unavailable on the terms and conditions (including with respect to the Debt Financing, the flex provisions)

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contemplated in the Commitment Letters, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and concurrently provide copies of all documents provided to the Financing Sources or otherwise related to the Financing to the Company.

(b)               The Company agrees to use reasonable best efforts to provide such assistance with the Equity Financing and the Debt Financing (or with respect to the Debt Financing, any alternative financing) as is reasonably requested by Parent. Such assistance shall consist of, at the reasonable request of Parent, (i) participation by management of the Company in a reasonable number of meetings, drafting sessions and due diligence, lender, investor, rating agency and other reasonable presentations so long as the foregoing does not unreasonably interfere with the conduct of the Company’s Business, (ii) furnishing Parent and its Financing Sources with, within a reasonable time after such financial statements becomes available, all financial statements regarding the Company and its Subsidiaries, the Business and the assets of the Company and its Subsidiaries as may be reasonably requested by Parent or any Financing Source in connection with the Equity Financing and the Debt Financing contemplated by the Commitment Letters (including, with respect to the Debt Financing, any alternative financing), (iii) assisting Parent and its Financing Sources in (A) the preparation of customary offering documents, private placement memoranda and bank information memoranda in connection with the Equity Financing and the Debt Financing, (B) the preparation of customary materials for due diligence, lender, investor, rating agency and other presentations and (C) procuring a public corporate credit rating and a public corporate family rating in respect of the relevant borrower under the Financing Documents and public ratings for any of the credit facilities or notes issued in connection with the Equity Financing and the Debt Financing; provided that such assistance shall be limited to attending meetings with the ratings agencies and providing requested financial information, to the extent the foregoing does not unreasonably interfere with the conduct of the Company’s business, (iv) cooperating with the marketing efforts of Parent and the Debt Financing Sources with respect to the Debt Financing so long as the foregoing does not unreasonably interfere with the conduct of the Company’s Business, (v) solely with respect to the Debt Financing, reasonably facilitating the pledging of collateral, including reasonably cooperating with Parent’s efforts to obtain appraisals, financial analyses, surveys, third party consents and estoppels, mortgage financeability and title insurance, (vi) reasonably cooperating with the efforts of Parent and its Debt Financing Sources to ensure that any syndication efforts benefit from the existing lending and investment banking relationships of the Company and its Subsidiaries, (vii) entering into one or more credit or other financing-related agreements and executing any certificates or other documents on terms set forth or contemplated in the Debt Financing Documents (or any alternative financing) on behalf of the Company or any of its Subsidiaries in connection with such Debt Financing (so long as such documents would not be executed or become effective prior to the Effective Time) and (viii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the

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Equity Financing and the Debt Financing by Parent and the direct borrowing or incurrence by Parent of all of the proceeds of the Equity Financing and the Debt Financing at the Closing. Notwithstanding anything in this Agreement to the contrary, (x) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability or obligation in connection with the Debt Financing (or any alternative financing) prior to the Effective Time and (y) none of the Company or any of its Subsidiaries shall be required to take any action that will conflict with or violate the Company’s or such Subsidiary’s Organizational Documents or any Applicable Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of or default under, any Contract to which the Company or any of its Subsidiaries is a party. Parent shall reimburse the Company for any reasonable and documented out-of-pocket expenses and costs incurred in connection with the Company’s or its Affiliates’ obligations under this Section 6.14(b) taken at the request of Parent promptly upon presentment of reasonably detailed invoices therefor. The Company, its Affiliates and their respective Representatives (collectively, the “6.14 Indemnitees”) shall be indemnified and held harmless by Parent and Merger Sub for and against any and all losses, damages, claims, costs, expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation), interest, awards, judgments and penalties suffered or incurred by the 6.14 Indemnitees in connection with the arrangement of the Debt Financing (or any alternative financing) to the extent requested by Parent pursuant to this Section 6.14(b) and/or any information provided by the Company or any of its Subsidiaries expressly for use in connection therewith, except to the extent such losses, damages, claims, costs, expenses, interest, awards, judgments or penalties arose out of or resulted from the fraud, willful misconduct, gross negligence or intentional misrepresentation of any 6.14 Indemnitee. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with such financing; provided, that such logos are used solely in a manner that is not intended or reasonably likely to harm or disparage the Company or any of its Subsidiaries, or their reputation, goodwill or marks. Any information provided to Parent or any other Person pursuant to this Section 6.14(b) shall be subject to the Confidentiality Agreement.

(c)                Parent and Merger Sub acknowledge and agree that none of the obtaining of the Equity Financing, the Debt Financing or the Management Equity Financing, or any alternative financing, is a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Equity Financing, the Debt Financing or the Management Equity Financing, or any alternative financing, subject to fulfillment or waiver of the applicable conditions set forth in Article III.

SECTION 6.15.   Additional Financial Statements.

(a)                The Company shall continue to prepare in the ordinary course of business and deliver to Parent promptly within thirty (30) days following the end of each month copies of all monthly and quarterly financial statements of the Company and its Subsidiaries during the period from the date of this Agreement to the Closing

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Date. The Company shall prepare financial statements relating to the Company and its Subsidiaries not less frequently than monthly and shall deliver copies thereof to Parent within thirty (30) days following the end of each month. All financial statements delivered pursuant to this section shall be in all material respects in accordance with the books and records of the Company and its Subsidiaries and shall be in a form consistent with such reports prepared by the Company prior to the date of this Agreement.

(b)               The Company shall reasonably cooperate with Parent (at Parent’s expense) as reasonably requested by Parent in connection with (i) Parent’s preparation of historical financial statements and pro forma financial information relating to the Business to the extent required by Regulation S-X under the Securities Act with respect to the periodic filings of Parent and its Subsidiaries under the Exchange Act, and (ii) the filing of any other financial statements and pro forma financial information that are required to be filed with the SEC under the Securities Act or the Exchange Act in connection with any securities offerings to be made by Parent or its Subsidiaries (a “Parent Securities Offering”), in each case including (A) permitting Parent to use the Company’s audited and unaudited quarterly financial statements, (B) requesting the delivery from the Company’s independent public accountants of customary comfort letters necessary or advisable in connection with offerings similar to any such Parent Securities Offering, (C) requesting the delivery from the Company’s independent public accountants of customary consent letters necessary in connection with offerings similar to any such Parent Securities Offerings, and (D) if any requested financial statements are not available, providing reasonable assistance to Parent in connection with the preparation of such financial statements, provided that the foregoing does not unreasonably interfere with the conduct of the Company’s Business. The Company, its Affiliates and their respective Representatives (collectively, the “6.15 Indemnitees”) shall be indemnified and held harmless by Parent and Merger Sub from and against any and all losses, damages, claims, costs, expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation), interest, awards, judgments and penalties suffered or incurred by the 6.15 Indemnitees in connection with cooperation of the Company or any of its Subsidiaries in connection with this Section 6.15(b), except to the extent such losses, damages, claims, costs, expenses, interest, awards, judgments or penalties arose out of or resulted from the fraud, willful misconduct, gross negligence or intentional misrepresentation of any 6.15 Indemnitee.

(c)                Notwithstanding anything to the contrary herein, the Parent Indemnified Parties shall not be entitled to any indemnification with respect to breaches or violations of Section 6.15(a) or Section 6.15(b).

SECTION 6.16.   Section 280G Approval. Prior to the Closing Date, the Company shall submit to its stockholders for approval, meeting the requirements of Section 280G(b)(5)(B) of the Code and the applicable rulings and final regulations thereunder, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments,” within the meaning of Section 280G(b)(2) of the Code and the applicable rulings and final regulations thereunder. The Company shall forward to Parent prior to submission to the

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Company’s stockholders copies of all documents prepared by the Company in connection with this Section 6.16.

SECTION 6.17.   Notice to Securityholders. The Stockholder Representative shall cause Lightyear Fund II, L.P. to deliver the written notice contemplated in Section 4.1 of the Stockholders Agreement to the other Securityholders (as defined in the Stockholders Agreement) promptly following the date of this Agreement. Prior to the delivery of such notice to the other Securityholders, the Stockholder Representative shall cause Lightyear Fund II, L.P. to deliver a draft of such notice to Parent for its review and reasonable comment.

Article VII

TERMINATION

SECTION 7.1.   Termination. This Agreement may be terminated at any time prior to the Closing, notwithstanding adoption thereof by the stockholders of the Company:

(a)               by the mutual written agreement of the Company and Parent;

(b)               by either the Company or Parent, by written notice to the other Party, if the Closing shall not have occurred on or prior to August 16, 2014 (the “Initial Termination Date”); provided that if prior to the Initial Termination Date, any of the conditions to the Closing set forth in Section 3.1(a) or Section 3.1(c) have not been satisfied (or waived) but all other conditions to the Closing (other than those conditions which by their terms cannot be satisfied until the Closing) have been satisfied (or waived) or are capable of being satisfied by the Initial Termination Date, the Initial Termination Date may be extended by the Company or Parent for one (1) two-month period from the Initial Termination Date (the Initial Termination Date, to the extent it is extended pursuant to this Section 7.1(b), is referred to herein as the “Termination Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose breach of any covenant or agreement under this Agreement shall have been a material cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)               by either the Company or Parent, by written notice to the other Party, if any Prohibitive Order permanently prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been a material cause of, or resulted in, the occurrence of such Prohibitive Order;

(d)               by Parent, by written notice to the Company and the Stockholder Representative, if the Company has breached or failed to perform any of its covenants or other agreements set forth in this Agreement or if any representation or warranty of the Company contained in this Agreement shall be or shall have become inaccurate, in

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either case (i) such that the conditions set forth in Section 3.1 or Section 3.2 would not be satisfied as of the time of such breach or failure or as of the time such representation or warranty was or shall have become inaccurate and (ii) such breach or failure to perform or inaccuracy cannot be cured by the Company or, if capable of being cured, shall not have been cured by the earlier of the Termination Date and the date that is thirty (30) days after receipt by the Company and the Stockholder Representative of notice in writing from Parent, specifying the nature of such breach and requesting that it be cured; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if it is then in breach of any of its covenants set forth in this Agreement that would result in the closing conditions set forth in Section 3.1 or Section 3.3 (other than those conditions which by their terms cannot be satisfied until the Closing) not being satisfied;

(e)                by the Company, by written notice to Parent, if Parent has breached or failed to perform any of its covenants or other agreements set forth in this Agreement or if any representation or warranty of Parent contained in this Agreement shall be or shall have become inaccurate, in either case (i) such that the conditions set forth in Section 3.1 or Section 3.3 would not be satisfied as of the time of such breach or failure or as of the time such representation or warranty was or shall have become inaccurate and (ii) such breach or failure to perform or inaccuracy cannot be cured by Parent or, if capable of being cured, shall not have been cured by the earlier of the Termination Date and the date that is thirty (30) days after receipt by Parent of notice in writing from the Company or the Stockholder Representative, specifying the nature of such breach and requesting that it be cured; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if it is then in breach of any of its covenants set forth in this Agreement that would result in the closing conditions set forth in Section 3.1 or Section 3.2 (other than those conditions which by their terms cannot be satisfied until the Closing) not being satisfied;

(f)                (f) by the Company if (i) all of the conditions set forth in Section 3.1 and Section 3.2 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing and those conditions that are not satisfied solely as a result of Parent’s or Merger Sub’s breach of this Agreement), (ii) Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 2.2 and (iii) the Company stood ready and willing to consummate such transactions on that date; or

(g)               by Parent if the Company fails to deliver to Parent within 48 hours of the date hereof the Stockholder Approval.

SECTION 7.2.   Effect of Termination. (a) In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall thereafter become void and have no further force and effect, and no Party (nor any of its Representatives or Affiliates) shall have any liability to any other Person; provided that the obligations of the Parties hereto contained in the second to last sentence of Section 6.1 (b), Section 6.1(c), 6.14(b), the last sentence of Section

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6.15(b), this Section 7.2, Article IX and the Confidentiality Agreement shall survive the termination of this Agreement.

(b)         If this Agreement is validly terminated by the Company pursuant to Sections 7.1(e) or (f) (a “Specified Termination”), Parent shall pay, or cause to be paid, to the Company, by wire transfer of immediately available funds within five (5) days after receipt by Parent of a notice of termination, seventy-five million dollars ($75,000,000) in cash (the “Termination Fee”). In the event Parent fails to pay the Termination Fee within two (2) Business Days after receipt of the notice of termination, then the Company may, at any time on or after such date, unilaterally deliver notice to the Escrow Agent and withdraw from the Parent Escrow Account an amount equal to the Termination Fee Escrow Amount plus all accrued investment income or interest thereon, and Parent shall remain liable for (i) the difference between the Termination Fee and the amount withdrawn from the Parent Escrow Account pursuant to this Section 7.2(b) and (ii) any additional amounts owned pursuant to Section 7.2(d).

(c)          The Parties acknowledge and agree that the Termination Fee and this Section 7.2 are an integral part of this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, if Parent and Merger Sub fail to effect the Closing when required to do so or otherwise breach this Agreement or fail to perform hereunder, then except for the right of the Company to injunctive relief, specific performance or any other similar equitable relief pursuant to, and to the extent permitted by, Section 9.9, the Company’s right to terminate this Agreement and, if applicable, receive the Termination Fee pursuant to Section 7.2(b), the 6.14 Indemnitees’ rights under Section 6.14(b), and the 6.15 Indemnitees’ rights under Section 6.15(b), shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members stockholders, equity owners, controlling Persons, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, equity owner, controlling Person, Affiliate or assignee of any of the foregoing, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Parent Related Parties”) and any Financing Source for any breach, loss, liability, obligation or damage, including consequential, special, exemplary, indirect or punitive damages, and upon payment of the Termination Fee following a termination of this Agreement by the Company, neither any Parent Related Party nor any Financing Source shall have any further liability or obligation relating to or arising under or out of this Agreement, the Merger, the Commitment Letters or any other Transaction Document and the transactions contemplated hereby and thereby (including the negotiation and performance of this Agreement and any related representations and warranties in connection therewith and including for any intentional breach hereof), in each case whether based on contract, tort, equity or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any state, regulation or Applicable Laws or otherwise and whether by or through attempted piercing of the corporate veil, by or through any claim by or on behalf of a Party hereto or another Person or otherwise (except that

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Parent shall remain obligated for, and the Company, the 6.14 Indemnitees and the 6.15 Indemnitees may be entitled to remedies with respect to, the Confidentiality Agreement and Parent’s obligations under Section 6.14(b) and Section 6.15(b)). In no event shall the Company be entitled to the remedy of specific performance of this Agreement with respect to the consummation of the Closing other than under the circumstances and as specifically set forth in this Section 7.2 and Section 9.9. Nothing in this Section 7.2(c) shall in any way expand or be deemed or construed to expand the circumstances in which Parent or any Parent Related Party may be liable under this Agreement or any of the transactions contemplated hereby. The Company covenants and agrees that in no event will the Company be entitled to receive the Termination Fee on more than one occasion.

(d)         For the avoidance of doubt, if the Company is entitled to multiple rights of termination under Section 7.1, the Company shall be entitled, in its sole discretion, to elect which right to exercise; provided that in no event shall Parent be required to pay more than one Termination Fee. If Parent fails to promptly pay or cause to be paid the amount due pursuant to this Section 7.2, and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the payment set forth in this Section 7.2 or any portion of such payment, Parent shall pay the Company and its Affiliates’ costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the payment at an interest rate per annum equal to seven and one half percent (7.5%) on the amount of such payment from the date on which such payment was required through the date of actual payment.

(e)                In the event that this Agreement is terminated pursuant to Section 7.1, Parent shall, as promptly as practicable and in no event later than three (3) Business Days following such termination, return to the Company or destroy, and will cause its Representatives to return to the Company or destroy, all of the documents and other materials received from the Company or its Subsidiaries or their respective Affiliates and/or Representatives relating to any of them or the transactions contemplated by this Agreement, whether so obtained before or after execution of this Agreement, and Parent shall comply with all of its obligations under the Confidentiality Agreement (provided, that Parent shall be entitled to retain one (1) copy of such documents and other materials for regulatory compliance or legal purposes, and shall not be obligated to purge extra copies of such documents and other materials from electronic media used solely for disaster backup purposes).

(f)                In the event that this Agreement is terminated pursuant to Section 7.1, the Parties agree that the Confidentiality Agreement shall be deemed to be amended so that Section 6 thereof shall continue in accordance with its terms for a period of eighteen (18) months from the date of such termination.

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Article VIII

Survival; Indemnification

SECTION 8.1.   Survival. Each of the representations and warranties of the Company contained in Article IV and of Parent and Merger Sub contained in Article V shall survive the execution and delivery of this Agreement and the Closing for a period of one (1) year from the Closing Date and shall expire and terminate on such date. The covenants and agreements contained herein requiring performance in their entirety on or prior to the Closing shall terminate at the Closing. The covenants and agreements contained herein requiring performance after the Closing Date shall survive the Closing in accordance with their terms. If any Claims Notice (as defined below) is given in good faith in accordance with the terms of Section 8.4 on or prior to the applicable survival date, the claims specifically set forth in the Claims Notice shall survive until such time as such claim is finally resolved. The right of any Party to indemnification pursuant to this Article VIII will not be affected by any investigation conducted for or on behalf of any Party, or knowledge acquired (or capable of being acquired) at any time by any Party or any Party’s representatives, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement.

SECTION 8.2.   Indemnification by the Stockholders; Indemnification by Parent. (a) Subject to the limitations set forth in Section 8.3, from and after the Closing Date, the Stockholders, but solely from the Indemnity Escrow Fund, shall, severally but not jointly, indemnify (on a pro rata basis based upon their respective percentage share) each of Parent, Merger Sub and their respective Affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries), and each of their respective officers, directors, managers, employees, shareholders, partners, members and Representatives (each, a “Parent Indemnified Party”), from and against any and all loss, Liability, damage or expense (including reasonable fees and expenses of counsel and costs of enforcement of this Agreement) (collectively referred to as “Losses”), whether involving a third party or among the Parties to this Agreement, any of the Parent Indemnified Parties may actually suffer, sustain or become subject to as a result of or in connection with: (i) any breach or misrepresentation of, or inaccuracy in, any representation or warranty made by the Company in Article IV or in the certificate delivered pursuant to Section 3.2(b) (in each case, except as noted in clauses (ii) or (iii) below, solely with respect to the representations and warranties being true and correct (i) as of the Closing Date, (ii) if made as of a specified date, as of such date or, (iii) with respect to the representations and warranties contained in the first sentence of Section 4.4, Section 4.9 and the first sentence of Section 4.22(h), as of the date of this Agreement, it being understood that for purposes of the foregoing, Section 4.9 shall be read with reference to clause (v) thereof); (ii) any breach or violation of any covenant or agreement made hereunder by the Company or the Stockholder Representative; (iii) any claims by any current or former holder or alleged current or former holder, in each case that became or was alleged to become a holder on or after January 31, 2010, of any equity interest or equity security of the Company or any of its Subsidiaries (in their capacities as such holders or alleged holders), including Company Common Stock, Preferred Stock, Restricted Shares or Options, relating to or arising out of (A) any claims by any holder of Company Common Stock or Preferred Stock in connection with an appraisal proceeding or exercise of dissenters’ rights under the DGCL, (B) such Person’s status or alleged status as an

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equity holder or holder of equity interests in the Company or any of the Subsidiaries at any time on or after January 31, 2010 and at or prior to the Closing, whether for breach of fiduciary duty or otherwise, or (C) any breaches or alleged breaches of any equity holders’ agreements, voting agreements, voting trusts or other agreements relating to the Company or any of its Subsidiaries; provided that the foregoing shall not apply to claims of any current or former holder or alleged current or former holder in connection with or related to any insolvency or similar proceedings regarding the Company or any of its Affiliates; or (iv) any claim by any Stockholder arising out of or relating to any action or failure to act by the Stockholder Representative. From and after the Closing, no claim may be asserted nor any action commenced against the Stockholders under this Article VIII unless a Claims Notice has been delivered to the Stockholder Representative by Parent (on behalf of the Parent Indemnified Parties) on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 8.1.

(b)         Subject to the limitations set forth in Section 8.3, from and after the Closing Date, Parent shall indemnify each of the Stockholders and their respective Affiliates, and each of their respective officers, directors, managers, employees, shareholders, partners, members and Representatives (each, a “Stockholder Indemnified Party,” and together with the Parent Indemnified Parties, the “Indemnified Parties” and each an “Indemnified Party”), from and against any and all Losses any of the Stockholder Indemnified Parties may actually suffer, sustain or become subject to as a result of or in connection with (i) any breach or misrepresentation of, or inaccuracy in, any representation or warranty made by Parent or Merger Sub in Article V or in the certificate delivered pursuant to Section 3.3(b) (in each case, solely with respect to the representations and warranties being true and correct as of the Closing Date, or, if made as of a specified date, as of such date) and (ii) any breach or violation of any covenant or agreement made hereunder by Parent or Merger Sub, and after the Closing, the Surviving Corporation and each Subsidiary or the Surviving Corporation. From and after the Closing, no claim may be asserted nor any action commenced against Parent under this Article VIII unless a Claims Notice has been delivered to Parent by the Stockholder Representative (on behalf of the Stockholder Indemnified Parties) on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 8.1.

SECTION 8.3.   Limitations on Liability. (a) Notwithstanding anything in this Agreement to the contrary, in no event shall the cumulative indemnification obligations of the Stockholders under this Agreement in the aggregate exceed an amount equal to the Indemnity Escrow Amount less any amount paid to Parent from the Indemnity Escrow Account pursuant to Section 2.8. The right of the Parent Indemnified Parties to indemnification or any other payment pursuant to this Agreement shall be limited to the Indemnity Escrow Funds (other than income earned in respect of the Indemnity Escrow Funds) then held in escrow pursuant to the Escrow Agreement and not previously distributed pursuant to the terms of the Escrow Agreement, Section 2.8 or this Article VIII and no indemnification or other payment shall be payable other than from the remaining Indemnity Escrow Funds, if any. In no event shall any Stockholder have any personal liability for the payment of any indemnification payments hereunder.

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(b)               Notwithstanding anything in this Agreement to the contrary, the Stockholders shall not be liable to the Parent Indemnified Parties for indemnification under Section 8.2(a) to the extent such Losses were actually included or otherwise actually taken into account in the calculation of Cash, Indebtedness or Company Transaction Expenses for purposes of calculating the Merger Consideration.

(c)                Notwithstanding anything in this Agreement to the contrary, the Stockholders shall not be liable to the Parent Indemnified Parties for indemnification under Section 8.2(a)(i) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.1, Section 4.2, Section 4.3, Section 4.20 (collectively, the “Stockholder Excepted Matters”), until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a)(i) (other than those based upon, arising out of, with respect to or by reason of the Stockholder Excepted Matters) exceeds eight million dollars ($8,000,000) (the “Basket Amount”), whereupon the Parent Indemnified Parties shall be entitled to receive only amounts for Losses in excess of the Basket Amount and, in which case, the Parent Indemnified Parties shall be entitled to indemnification for the amount of such Losses up to the Indemnity Escrow Amount less any previous disbursements pursuant to Section 2.8 or this Article VIII. No individual claim (or series of related claims arising from the same underlying facts, events or circumstances) by a Parent Indemnified Party may be asserted (and no Parent Indemnified Party shall be entitled to indemnification with respect to any such claim or series of related claims arising from the same underlying facts, events or circumstances) with respect to Section 8.2(a)(i) unless the aggregate amount of Losses that would be payable with respect to such claim (or series of related claims arising from the same underlying facts, events or circumstances) exceeds an amount equal to $175,000, and any such individual claim (or series of related claims arising from the same underlying facts, events or circumstances) for amounts less than $175,000 shall not be applied to or considered for purposes of determining whether the Basket Amount has been reached. Losses incurred by Parent Indemnified Parties for any breach of a Stockholder Excepted Matter or any of the matters set forth in Sections 8.2(a)(ii) through 8.2(a)(iv) shall not be subject to the Basket Amount.

(d)         Notwithstanding anything in this Agreement to the contrary, neither Parent nor Merger Sub shall be liable to the Stockholder Indemnified Parties for indemnification under Section 8.2(b)(i) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 5.1, Section 5.2 and Section 5.6 (collectively, the “Parent Excepted Matters”), until the aggregate amount of all Losses in respect of indemnification under Section 8.2(b)(i) (other than those based upon, arising out of, with respect to or by reason of the Parent Excepted Matters) exceeds the Basket Amount, whereupon the Stockholder Indemnified Parties shall be entitled to receive only amounts for Losses in excess of the Basket Amount. No individual claim (or series of related claims arising from the same underlying facts, events or circumstances) by a Stockholder Indemnified Party may be asserted (and no Stockholder Indemnified Party shall be entitled to indemnification with respect to any such claim or series of related claims arising from the same underlying facts, events or

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circumstances) with respect to Section 8.2(b)(i) unless the aggregate amount of Losses that would be payable with respect to such claim (or series of related claims arising from the same underlying facts, events or circumstances) exceeds an amount equal to $175,000, and any such individual claim (or series of related claims arising from the same underlying facts, events or circumstances) for amounts less than $175,000 shall not be applied to or considered for purposes of determining whether the Basket Amount has been reached. Losses incurred by Stockholder Indemnified Parties for any breach of a Parent Excepted Matter or any of the matters set forth in Section 8.2(b)(ii) shall not be subject to the Basket Amount.

(e)         For purposes of (i) determining whether there has been any breach of any representation or warranty made by the Company or Parent for purposes of this ARTICLE VIII, and (ii) calculating Losses hereunder in respect of any such breach, (x) each representation and warranty contained in this Agreement shall be read without regard and without giving effect to any materiality, Material Adverse Effect, “material” or other similar qualification (but for the avoidance of doubt, not as to specified dollar amounts) contained in such representation or warranty, and (y) Section 4.12 shall be read without regard and without giving effect to Schedule 4.12 and the “to the Knowledge of the Company” qualification in Section 4.12(i).

SECTION 8.4.   Indemnification Claim Process.

(a)         All claims for indemnification by either a Stockholder Indemnified Party or Parent Indemnified Party under this Article VIII shall be asserted and resolved in accordance with Sections 8.4, 8.5 and 8.6.

(b)         If a Parent Indemnified Party intends to seek indemnification for a claim by a third party for which indemnification is or may be available under this Article VIII (a “Third Party Claim”) pursuant to this Article VIII, the Parent Indemnified Party shall promptly, but, subject to the following proviso, in no event more than thirty (30) calendar days following such Parent Indemnified Party’s knowledge of such claim, notify the Stockholder Representative in writing of such claim, describing such claim in reasonable detail and the amount or estimated amount of such Losses to the extent known or reasonably calculable (the “Claims Notice”); provided, however, that the failure to so notify the Indemnifying Party shall not, however, relieve the Stockholders of their indemnification obligations hereunder, except and only to the extent that the Stockholders are actually prejudiced in any material respect as a result of such failure.

(c)          All Stockholder Indemnified Parties, acting through the Stockholder Representative, that intend to seek indemnification for a Third Party Claim pursuant to this Article VIII, shall promptly, but, subject to the following proviso, in no event more than thirty (30) calendar days following the Stockholder Representative’s knowledge of such claim, deliver a Claims Notice to Parent; provided, however, that the failure to so notify the Indemnifying Party shall not, however, relieve Parent of its indemnification obligations hereunder, except and only to the extent that Parent is actually prejudiced in any material respect as a result of such failure.

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(d)         The party from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement (the “Indemnifying Party”) shall have fifteen (15) days from the date on which the Indemnifying Party received the Claims Notice to notify the Indemnified Party that the Indemnifying Party desires to assume the defense or prosecution of the Third Party Claim and any litigation resulting therefrom with counsel reasonably acceptable to the Indemnified Party. If the Indemnifying Party assumes the defense of such claim in accordance herewith: (w) the Indemnifying Party shall diligently pursue the defense of such Third Party Claim and keep the Indemnified Party reasonably apprised of the status thereof, including all settlement negotiations and offers, (x) the Indemnified Party may retain one additional separate co-counsel at its sole cost and expense (which shall be reasonable) and participate in the defense of such Third Party Claim (upon reasonable prior written notice to the Indemnifying Party), but the Indemnifying Party shall control the investigation, defense and settlement thereof, and such co-counsel shall reasonably cooperate with the Indemnifying Party and its counsel; provided that the Indemnified Party may retain separate co-counsel and one local counsel, if applicable, at the sole cost and expense of the Indemnifying Party if (1) the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to it that are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests would reasonably be expected to be in conflict with those of the Indemnifying Party or (2) the Indemnifying Party fails to diligently pursue the defense of such Third Party Claim in a reasonably timely fashion; (y) the Indemnified Party shall not file any papers with any Governmental Entity or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed); and (z) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) unless the judgment or settlement provides solely for the payment of money and the Indemnifying Party makes such payment in full (which payment in full shall include only payments from the Indemnity Escrow Account) and does not involve any admission of fault, guilt or violation of Applicable Law by or on behalf of the Indemnified Party or any of its Affiliates, and does not impose an injunction or any equitable relief on the Indemnified Party or any of its Affiliates. The Parties shall act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims, and cooperate in any such defense and give each other reasonable access to all information reasonably related thereto. Whether or not the Indemnifying Party has assumed the defense of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder with respect to any settlement entered into or any judgment consented to without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

(e)          If the Indemnifying Party does not notify the Indemnified Party of its election to assume the defense of such Third Party Claim within fifteen (15) days of

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receipt of the Claims Notice, the Indemnified Party may defend against such Third Party Claim in any manner it may reasonably deem appropriate, with the Indemnifying Party responsible for all reasonable costs and expenses incurred in connection therewith (including reasonable fees and expenses of counsel), upon delivery of notice to such effect to the Indemnifying Party; provided, however, that the Indemnifying Party (i) shall have the right to participate in (but not control) the defense of the Third Party Claim at its sole cost and expense, (ii) may at any time thereafter assume defense of the Third Party Claim, in which event the Indemnifying Party shall bear the reasonable fees, costs and expenses of the Indemnified Party’s counsel incurred prior to the assumption by the Indemnifying Party of defense of the Third Party Claim and (iii) shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment consented to without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

(f)          Notwithstanding anything to the contrary contained in this Article VIII, the Parties shall cooperate with each other to obtain the benefits of any insurance coverage for Third Party Claims that may be in effect at the time a Third Party Claim is asserted, and, if any insurance carrier for the Company, any Affiliate of the Company or Parent is obligated or agrees to defend any Third Party Claim, such defense shall be tendered to such insurance carrier and the rights of the parties among themselves regarding the assumption and control of such defense shall be subject to the reasonable requirements of such insurance carrier. Nothing contained herein shall obligate any Party to obtain or continue after the Closing any insurance coverage for any period.

SECTION 8.5.   Indemnification Procedures for Non-Third Party Claims. The Indemnified Party will deliver a Claims Notice to the Indemnifying Party promptly upon its discovery of any matter for which the Indemnifying Party may be liable to the Indemnified Party hereunder that does not involve a Third Party Claim (a “Non-Third Party Claim”), which Claims Notice shall also (i) state in reasonable detail the facts and circumstances related to such Loss and the nature of the misrepresentation, breach of warranty or claim to which such Loss is related, (ii) state that the Indemnified Party has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement (and, to the extent known or reasonably calculable, the Indemnified Party’s good faith estimate of the amount of its Losses), and (iii) if applicable, the date such item was paid or accrued. The Indemnified Party shall reasonably cooperate with the Indemnifying Party with respect to such matters. Such cooperation shall include providing reasonable access to and copies of information, records, documents and reasonable access to employees, including the individuals set forth in clause (a) of the definition of “Knowledge,” to the extent that such individuals are employees of Parent or any of its Affiliates at such time, reasonably relating to such matters as may be reasonably requested by the Indemnifying Party in order to determine the validity of the claim, provided that the foregoing does not unreasonably interfere with the conduct of the Indemnified Party’s business.

SECTION 8.6.   Calculation of Losses; Limitations; Exclusive Remedy. (a) The amount of any Loss for which indemnification is provided under this Article VIII shall be net of (i) any amounts actually recovered by any Indemnified Party under insurance policies with

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respect to such Loss, and (ii) any amounts actually received by any Indemnified Party from any third party in the form of an indemnity, contribution or other similar, in each case, after taking into account any costs and expenses reasonably incurred in collecting such proceeds. If an Indemnified Party shall have received the payment required under this Article VIII from an Indemnifying Party in respect of Losses and shall subsequently receive any insurance payments or other amounts in respect of such Losses, then such Indemnified Party shall promptly repay to the Indemnifying Party an amount equal to such insurance proceeds or other amounts actually received.

(b)         No Indemnified Party shall be entitled to recover under this Article VIII with respect to, and the term “Losses” shall not include, lost business opportunities (but may include lost profits), any measure of damages based on diminution in value or based on any multiple of earnings, profits, cash flow or EBITDA or similar concept, consequential damages of any kind, or indirect, incidental, special, exemplary and punitive damages, except if, and only to the extent, such Losses have been awarded to a Third Party against an Indemnified Party.

(c)          Any Indemnified Party that becomes aware of a Loss for which it seeks indemnification under this Article VIII shall be required to use its reasonable best efforts to mitigate the Loss, including taking any actions reasonably requested by the Indemnifying Party. The Stockholders shall have no liability for any Loss to the extent such Loss would not have arisen but for any change in the accounting or other policies, practices or procedures adopted by Parent or its Affiliates or for any other act or omission by Parent or its Affiliates (including the Company) after the Effective Time.

(d)         Notwithstanding anything to the contrary set forth herein (including any limitations set forth in this Article VIII), following the Closing, the indemnification provisions of this Article VIII shall be the sole and exclusive monetary remedy of Parent, Merger Sub and the Stockholders, as applicable, for any claim arising out of this Agreement, and the transactions contemplated hereby, except as otherwise expressly provided in Section 2.8.

SECTION 8.7.   Tax Treatment of Indemnity Payments. The Stockholders and the Parties agree to treat, and to cause their respective Subsidiaries to treat, for all Tax purposes, any payment made under this Article VIII, to the maximum extent permitted by Applicable Law, as an adjustment to the Merger Consideration.

SECTION 8.8.   Subrogation. No Stockholder shall have any right of contribution or subrogation against the Company or any of its Subsidiaries or any other Stockholder with respect to any breach by the Company of any of its representations, warranties, covenants or agreements. Subject to the foregoing sentence, in the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party (including pursuant to this Article VIII) in connection with any claim or demand by any Person other than the Parties or their respective Affiliates, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnified Party shall

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cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim.

SECTION 8.9.   Disputes. If an Indemnified Party delivers a Claims Notice in accordance with this Article VIII and the Indemnifying Party objects to the indemnification claim as set forth in the applicable Claims Notice, the Indemnifying Party may dispute the related indemnification claim by delivery of a notice to the Indemnified Party in writing, within fifteen (15) days following the Indemnifying Party’s receipt of such Claims Notice, that the Indemnifying Party objects to the indemnification claim (or the amount of Losses set forth therein) asserted in such Claims Notice (a “Claims Dispute Notice”). Following receipt by the Indemnified Party of the Claims Dispute Notice, the Indemnified Party and the Indemnifying Party shall promptly use their reasonable best efforts to settle the dispute as to whether and to what extent the Indemnified Parties are entitled to indemnification on account of such indemnification claim. If the Indemnified Party and the Indemnifying Party are able to reach agreement within thirty (30) days after the Indemnified Party receives such Claims Dispute Notice, Parent and the Stockholder Representative shall deliver a joint written instruction to the Escrow Agent setting forth such agreement and, as applicable, instructing the Escrow Agent to release funds from the Indemnity Escrow Account subject to the limitations contained in this Agreement. If the Indemnified Party and the Indemnifying Party are unable to reach agreement within thirty (30) days after the Indemnified Party receives such Claims Dispute Notice, then the dispute may only be submitted to, and settled by, an individual arbitrator mutually selected by the Indemnified Party and the Indemnifying Party (if the Indemnified Party and the Indemnifying Party are unable to agree upon the arbitrator, they shall each select an arbitrator and the two selected arbitrators shall appoint a third arbitrator to act as the arbitrator). The arbitration shall be held in New York, New York pursuant to the Federal Arbitration Act and in accordance with the rules of the American Arbitration Association. The agreement to arbitrate will be specifically enforceable, the award rendered by the arbitrator in respect of a dispute pursuant to this Section 8.9 shall be final and binding (absent fraud or manifest error), and any arbitration award may be enforced by judgment entered in any court of competent jurisdiction. The fees and expenses of the arbitrator shall be allocated between the Stockholder Representative (on behalf of the Stockholders), on the one hand, and Parent, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the arbitrator that is unsuccessfully disputed by each such party (as finally determined by the arbitrator) bears to the total amount of such disputed items so submitted. For the avoidance of doubt, arbitration in accordance with the foregoing provisions of this Section 8.9 shall be the sole means of resolving disputes in connection with this Article VIII. For all purposes of this Article VIII, Parent and the Stockholder Representative shall reasonably cooperate with the other party and its Representatives (including to the extent appropriate and permitted by Applicable Law, providing information, records and data), and shall permit reasonable access on reasonable advance notice and during normal business hours, as may be reasonably required in connection with the resolution of such disputes, provided that the foregoing does not unreasonably interfere with the conduct of the applicable party’s business.

SECTION 8.10.   Release of Escrow. (a) On the first (1st) anniversary of the Closing Date (or, if such day is not a Business Day, on the first Business Day thereafter), the Stockholder Representative and Parent shall jointly instruct the Escrow Agent under the Escrow Agreement to pay to the Stockholder Representative, acting in the name and on behalf of all of

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the Stockholders, the excess of the amounts then available in the Indemnity Escrow Fund over the aggregate amount, if any, that is the subject of any Claims Dispute Notices that then remain unresolved in accordance with Section 8.9.

(b) From and after the first (1st) anniversary of the Closing Date, from time to time, upon (i) resolution of any Claims Dispute Notice in respect of any individual claim for indemnification made by the Parent Indemnified Parties and/or (ii) if applicable, payment to any Parent Indemnified Party of the amount of such claim from the remaining Indemnity Escrow Amount, the Stockholder Representative and Parent shall jointly instruct the Escrow Agent to release to the Stockholder Representative, acting in the name and on behalf of all of the Stockholders, the excess of the amounts then available in the Indemnity Escrow Fund over the aggregate amount, if any, that is the subject of any Claims Dispute Notices that then remain unresolved in accordance with Section 8.9.

Article IX

MISCELLANEOUS

SECTION 9.1.   Disclosure Schedules. (a) If a disclosure is made in one of or in any part of any of the Disclosure Schedules, such disclosure will be deemed to have also been made in each other part of the Disclosure Schedules to the extent the relevance of such disclosure to such other part of the Disclosure Schedules is reasonably apparent on its face. The reference to or listing, description, disclosure or other inclusion of any item or other matter, including any charge, violation, breach, debt, obligation or liability, in the Disclosure Schedules shall not be construed to be an admission or suggestion that such item or matter constitutes a violation of, breach or default under, any contract, agreement, note, lease or otherwise.  No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement, Applicable Law or regulation shall be construed as an omission or indication that any such breach or violation exists or has actually occurred. Notwithstanding the use of the terms “material” and “Company Material Adverse Effect” in this Agreement, the inclusion of any particular disclosure in the attached Disclosure Schedules shall not, in and of itself, mean that the item or matter so disclosed is material, is required to be disclosed or would be likely to constitute a Company Material Adverse Effect. Such disclosure shall not be used as a basis for interpreting the term “material,” “materially,” “materiality,” “Company Material Adverse Effect” or any similar qualification in this Agreement.

(b)         From time to time prior to the Effective Time, the Company may amend or supplement the Disclosure Schedules relating to any representation or warranty contained in ARTICLE IV with respect to any matter that, if existing or occurring at or prior to the Closing Date, would have been required to be set forth or described on such the Disclosure Schedules or that is necessary to complete or correct any information in any representation or warranty contained in ARTICLE IV; provided that no amendment or supplement of the Disclosure Schedules made pursuant to this Section 9.1(b) shall be deemed to cure any breach of any representation or warranty made in this Agreement for purposes of determining whether the condition set forth in Section 3.2(b) is satisfied or otherwise limit or affect the rights of, or remedies available to, Parent under this Agreement, including under ARTICLE VIII.

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SECTION 9.2.   Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and duly executed, in the case of an amendment, by the Company and Parent, or in the case of a waiver, by the Party against whom the waiver is to be effective. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding anything to the contrary contained herein, Sections 7.2(c), 9.5, 9.11 and 9.17, and this sentence (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of Sections 7.2(c), 9.5, 9.11 or 9.17, or this sentence) may not be amended, supplemented or otherwise modified in any manner that is adverse in any material respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

SECTION 9.3.   Assignment. This Agreement may not be assigned by any Party by operation of law or otherwise without the prior written consent of the other Parties hereto and any attempt to assign this Agreement without such consent shall be void and of no effect; provided, however, that Parent and Merger Sub may assign, by operation of law or otherwise, all or any of their rights and/or obligations under this Agreement to any wholly owned Subsidiary (other than any such wholly owned Subsidiary that is a registered Broker-Dealer or a Subsidiary of a registered Broker-Dealer) of Parent or Merger Sub; provided, further, that no such assignment by Parent or Merger Sub shall (a) be effected or attempted without Parent and Merger Sub first notifying the Company in writing of such proposed assignment, (b) adversely impact or materially delay (i) the receipt of the Equity Financing or the Debt Financing or (ii) the satisfaction of the condition contained in Section 3.1(c) prior to the Initial Termination Date or (c) relieve Parent or Merger Sub of any of their respective obligations and agreements under this Agreement.

SECTION 9.4.   Entire Agreement. This Agreement (including all Exhibits and Schedules referred to herein or delivered under this Agreement), the other Transaction Documents (including the Confidentiality Agreement) and any agreement between Parent and/or Merger Sub, on the one hand, and the Company and/or the Stockholder Representative, on the other hand, making specific reference to this Section 9.4 constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior express or implied agreements and understandings, whether written or oral, among the Parties.

SECTION 9.5.   Parties in Interest; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon and enforceable by and against, the Parties hereto and their respective successors and permitted assigns, whether or not so expressed. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person other than Parent, Merger Sub, the Company, the Stockholders Representative or their respective successors or permitted assigns, any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that, notwithstanding the foregoing, in the event the Closing occurs, the Indemnified Persons and the Indemnified Parties are intended third-party beneficiaries of, and shall be entitled to the protections of, Sections 6.4

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and Article VIII, respectively; provided, further, that notwithstanding the foregoing, the 6.14 Indemnitees and the 6.15 Indemnitees are intended third-party beneficiaries of, and shall be entitled to the protections of, Sections 6.14(b) and 6.15(b), respectively; and provided, further, that any Debt Financing Sources shall be third party beneficiaries and may enforce the provisions set forth specifically for their benefit in Sections 7.2(c), 9.2, 9.5, 9.11 and 9.17.

SECTION 9.6.   Counterparts. This Agreement and any amendments hereto may be executed and delivered with counterpart signature pages or in one or more counterparts, each of which shall be deemed to be an original by the Party executing such counterpart, but all of which shall be considered one and the same instrument. The execution and delivery of the signature page, including the electronic delivery of the actual signature, by any Party will constitute the execution and delivery of this Agreement by such Party.

SECTION 9.7.   Section Headings. The article, section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 9.8.   Notices. All notices, requests, demands, waivers and other communications (each, a “Notice”) required or permitted to be given under this Agreement shall be in writing and deemed given if delivered personally or mailed by certified or registered mail with postage prepaid or sent by facsimile or by overnight courier to the Parties, in each case with a copy sent via electronic mail (if an electronic mail address of the Party to whom the relevant communication is being made has been designated pursuant hereto and remains a working electronic mail address), at the following addresses (or at such other addresses as shall be specified by like notice):

(a)         if to the Company, to:

Cetera Financial Holdings, Inc.
200 N. Sepulveda Blvd., Suite 1200

Attention: Valerie G. Brown

Fax: 310-257-7745

Telephone: 310-257-7732

Email: valerie.brown@cetera.com

with a copy to:

Lightyear Capital LLC

9 West 57th Street, 31st Floor

New York, New York 10019

Attention: Lori Forlano

   Timothy Kacani

Fax: 212-328-0516

Telephone: 212-328-0555

Email: lforlano@lycap.com

        tkacani@lycap.com

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and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Caroline B. Gottschalk

   Elizabeth A. Cooper

Fax: 212-455-2502

Telephone: 212-455-3523

Email: cgottschalk@stblaw.com

     ecooper@stblaw.com

(b)         if to the Stockholder Representative, to:

Lightyear Capital LLC

9 West 57th Street, 31st Floor

New York, New York 10019

Attention: Lori Forlano

   Timothy Kacani

Fax: 212-328-0516

Telephone: 212-328-0555

Email: lforlano@lycap.com

        tkacani@lycap.com

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Caroline B. Gottschalk

   Elizabeth A. Cooper

Fax: 212-455-2502

Telephone: 212-455-3523

Email: cgottschalk@stblaw.com

     ecooper@stblaw.com

(c)         if to Parent or Merger Sub, to:

RCS Capital Corporation

405 Park Avenue, 15th Floor

New York, NY 10022

Attention: James Tanaka, Esq.

Ryan Tooley, Esq.

Fax: 212-421-5799

Telephone: 866-904-2988

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Email: jtanaka@rcscapital.com

    rtooley@rcscapital.com

with a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Attention: Peter M. Fass, Esq.

   James P. Gerkis, Esq.

   Daniel I. Ganitsky, Esq.

Fax: 212-969-2900

Telephone: 212-969-3000

Email: pfass@proskauer.com

     jgerkis@proskauer.com

    dganitsky@proskauer.com

All such notices, requests, demands, waivers and other communications shall be deemed to have been received, if by personal delivery, certified or registered mail or next-day or overnight mail or delivery, on the day delivered or, if by electronic mail or fax on the next Business Day following the day on which such electronic mail or fax was sent; provided that a copy is also sent by certified or registered mail or by overnight courier.

SECTION 9.9.   Remedies. (a)Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy.

(b)               The Parties understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the transactions contemplated herein, that the transactions contemplated herein represent a unique business opportunity at a unique time for each of the Company and Parent and their respective Affiliates and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and further agree that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, each Party hereto agrees, on behalf of themselves and their respective Subsidiaries, that, in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent or Merger Sub, on the other hand, shall be entitled to an injunction or injunctions, specific performance or other similar equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Notwithstanding the foregoing, the Parties hereby

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further acknowledge and agree that prior to the Closing, the Company shall only be entitled to specific performance to cause Parent and Merger Sub to cause the Merger to be consummated on or after the 60th day after the date of this Agreement and then only if (i) all the conditions in Section 3.1 and Section 3.2 have been and remain satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing but subject to satisfaction of such conditions), (ii) the Equity Financing and the Debt Financing have been funded or will be funded at the Closing, and (iii) the Company has confirmed in writing that if specific performance is granted and the Equity Financing and the Debt Financing are funded and all deliveries pursuant to Section 3.3(a) and (b), which by their nature are to be satisfied or made by actions taken at Closing, are satisfied or made, it would be willing to waive any unsatisfied conditions for purposes of consummating the Merger. Each Party hereto agrees that it will not oppose the granting of an injunction or specific performance on the basis that (i) the other Party has an adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. In no event shall the Company be entitled to enforce or seek to enforce specifically Parent and Merger Sub’s obligations to complete the Merger or the Closing if the Equity Financing and the Debt Financing have not been funded (or will not be funded at the Closing).

SECTION 9.10.   Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

SECTION 9.11.   Consent to Jurisdiction; Service of Process; Waiver of Jury Trial; Process Agent. (a) Each of the Parties (i) consent to submit itself to the exclusive personal jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware) with respect to any suit (whether at law, in equity, in contract, in tort or otherwise) relating to or arising out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to defeat or deny such personal jurisdiction or venue by motion or otherwise, (iii) agrees that it will not bring any such suit in any court other than such courts of the State of Delaware, as described above (iv) irrevocably agrees that any such suit (whether at law, in equity, in contract, in tort or otherwise) shall be heard and determined exclusively in such courts of the State of Delaware, as described above, (v) agrees to service of process in any such action in any manner prescribed by the Laws of the State of Delaware and (vi) agrees that service of process upon such Party in any Action shall be effective if notice is given in accordance with Section 9.9 herein. Each of the Parties irrevocably designates CT Corporation as its agent and attorney in fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it

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before the aforementioned courts and Parent stipulates that such consent and appointment is irrevocable and coupled with an interest.

(b)         Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, located in the Borough of Manhattan, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof). The parties agree that any of them may file a copy of this paragraph with any court as written evidence of knowing, voluntary and bargained agreement between the parties irrevocably waiving any objections to venue or convenience of forum.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT (INCLUDING WITH RESPECT TO THE DEBT FINANCING) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING WITH RESPECT TO THE DEBT FINANCING).

(d)         For the avoidance of doubt, the foregoing provisions shall not override the Parties’ agreement to have any and all disputes with respect to the matters that are the subject of Section 2.8 and Article VIII governed exclusively by arbitration in accordance with the procedures set forth therein.

SECTION 9.12.   Time for Performance. Time is of the essence with regard to any time, date or period set forth or referred to in this Agreement.

SECTION 9.13.   No Right of Set-Off. Except as expressly set forth herein, Parent, for itself and its successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that Parent or any of its successors and permitted assigns has or may have with respect to the payment of the Merger Consideration or any other payments to be made by Parent pursuant to this Agreement or any other document or instrument delivered by Parent in connection herewith.

SECTION 9.14.   Mutual Drafting. This Agreement shall be deemed to have been jointly drafted by the Parties and this Agreement shall not be construed against any Party as the principal draftsperson hereof or thereof.

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SECTION 9.15.   Severability. The provisions of this Agreement shall be deemed severable and the invalidity, illegality or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement (or any portion thereof), or the application of any such provision (or any portion thereof) to any Person or entity or any circumstance, is held invalid, illegal or unenforceable by any Applicable Law, Order or public policy, (i) the Parties shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Applicable Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid, illegal or unenforceable with a valid, legal and enforceable provision giving effect to the original intent of the Parties and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 9.16.   Stockholder Representative. (a) The Parties have agreed that it is desirable to designate a Stockholder Representative to act on behalf of holders of the Company Common Stock, Preferred Stock, Restricted Shares and the Options for certain limited purposes, as specified herein. The parties have designated Lightyear Capital LLC as the initial Stockholder Representative, and the Letter of Transmittal will expressly ratify and approve such designation. The Stockholder Representative is hereby appointed as agent and attorney-in-fact, for each Stockholder with full power of substitution to act in the name, place and stead of such Stockholder with respect to the transactions contemplated by this Agreement and to act on behalf of such Stockholder in any amendment of or litigation or arbitration involving this Agreement or the Escrow Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Stockholder Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement or the Escrow Agreement, including the power:

(i)               to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Company to consummate the transactions contemplated by this Agreement;

(ii)              to negotiate, execute and deliver all ancillary agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement or the Escrow Agreement (it being understood that the Company and any Stockholders shall execute and deliver any such documents which the Stockholder Representative agrees that they shall execute);

(iii)             to terminate this Agreement or the Escrow Agreement if they or the Company are entitled to do so;

(iv)             to give and receive all notices, communications and funds to be given or received under this Agreement and the Escrow Agreement and to receive service of process in connection with any claims under this Agreement and the Escrow Agreement, including service of process in connection with arbitration;

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(v)              to bring or defend any claim or action on behalf of the Stockholders to enforce their rights under this Agreement and in connection with the transactions contemplated hereby; and

(vi)             to take all actions which under this Agreement and the Escrow Agreement may be taken by or on behalf of any Stockholder and to do or refrain from doing any further act or deed on behalf of any Stockholder which the Stockholder Representative deems necessary or appropriate in their sole discretion relating to the subject matter of this Agreement and the Escrow Agreement as fully and completely as such Stockholders could do if personally present.

(b)               The Company hereby agrees that Parent, the Paying Agent and the Escrow Agent shall be able to rely conclusively on the instructions and decisions of the Stockholder Representative as to the settlement on behalf of the Stockholders of any claims against the Escrow Fund pursuant to the Escrow Agreement, or as to any actions required or permitted to be taken by the Stockholder Representative hereunder or under the Escrow Agreement.

(c)                The Stockholder Representative will not be liable to any Stockholder for any act taken or omitted by it as permitted under this Agreement or the Escrow Agreement, except if such act is taken or omitted in bad faith or gross negligence. The Stockholder Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).

(d)               The Stockholders shall, severally but not jointly, indemnify (on a pro rata basis based upon their respective Percentage Share) the Stockholder Representative for, and hold the Stockholder Representative harmless against, any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative, arising out of or in connection with the Stockholder Representative’s carrying out its duties under this Agreement, including costs and expenses of successfully defending the Stockholder Representative against any claim of liability with respect thereto. The Stockholder Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel.

(e)                If Lightyear Capital LLC resigns in writing as Stockholder Representative or otherwise becomes unable to serve as a Stockholder Representative, stockholders holding a majority of the outstanding shares of Company Common Stock and Preferred Stock (on an as-converted basis) immediately prior to the Effective Time may designate as a successor Stockholder Representative either (i) an affiliate of Lightyear Capital LLC or (ii) with the written consent of Parent, any other person (the “Successor Stockholder Representative”). Upon written acceptance by such Successor Stockholder Representative to serve as a Stockholder Representative, such Successor Stockholder Representative shall thereupon succeed to and become vested with all of the powers and duties and obligations of the applicable original Stockholder Representative without further act, and such original Stockholder Representative shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in this Section 9.14. Notwithstanding any replacement of such original Stockholder Representative hereunder, the provisions of this Section 9.14 shall continue in effect for the benefit of such original Stockholder

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Representative with respect to all actions taken or omitted to be taken by it while acting as a Stockholder Representative. All of the indemnities, immunities and powers granted to the Stockholder Representatives under this Agreement shall survive the Closing and/or termination of this Agreement.

(f)                The grant of authority to the Stockholder Representative provided for in this Section 9.14 is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Stockholder, and shall survive the Closing.

(g)               All out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) reasonably incurred by the Stockholder Representative in performing any actions under this Agreement or the Escrow Agreement will be paid by the Stockholders through the Holdback Escrow Fund, as and when such fees and expenses are incurred upon reasonable written documentary evidence (including applicable invoices) of such fees and expenses.

(h)               For the avoidance of doubt, the provisions of this Section 9.16 (except for Section 9.16(b)) are for the benefit of the Stockholders and the Stockholder Representative and, except for Section 9.16(b), are not intended to be the subject of enforcement, or give rise to any rights to, Parent or its Affiliates.

SECTION 9.17.   No Recourse to Debt Financing Sources. Notwithstanding any provision of this Agreement, the Company agrees on its behalf and on behalf of its Affiliates that none of the Debt Financing Sources shall have any liability or obligation to Company or its Affiliates relating to this Agreement or any of the transactions contemplated herein (including the Debt Financing). This Section 9.17 is intended to benefit and may be enforced by the Debt Financing Sources and shall be binding on all successors and assigns of the Company.

*           *           *           *           *

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

RCS CAPITAL CORPORATION

By: /s/ Edward Michael Weil, Jr.

Name: Edward Michael Weil, Jr.

Title: President

CLIFFORD ACQUISITION, INC.

By: /s/ William M. Kahane

Name: William M. Kahane

Title: Chairman

CETERA FINANCIAL HOLDINGS, INC.

By:/s/ Jon C. Frojen

Name: Jon C. Frojen

Title: Chief Financial Officer

LIGHTYEAR CAPITAL LLC, as Stockholder

Representative (solely in its capacity as such)

By:/s/ Timothy Kacani

Name: Timothy Kacani

Title: Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

Annex A

Definitions

“Action” shall mean any written claim, action, suit, charge, demand, directive, inquiry, subpoena, proceeding, arbitration, mediation or other investigation, but, for the avoidance of doubt, shall not include customer complaints.

“Adjustment Escrow Amount” shall mean $8,000,000.

“Advisory Agreement” shall mean the Advisory Agreement, dated as of January 31, 2010, between the Company (formerly known as Finch Holdings Corp.), CFG (formerly known as Finch Acquisition Corp.) and Lightyear Capital LLC.

“Advisory Client” shall mean any Person to which the Company or any of its Subsidiaries, directly or indirectly, provides investment advisory services pursuant to an Advisory Contract.

“Advisory Contract” shall mean any investment advisory, sub-advisory, investment management, trust or similar agreement with any Advisory Client to which the Company or any of its Subsidiaries is a party.

“Affiliates” shall mean, with respect to any Person, any Persons directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, “controls” (and the terms “controlling”, “controlled by” and “under common control”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, Affiliates shall not include any Financial Advisors.

“Applicable Law” shall mean, with respect to any Person or any property or asset, all laws (including laws related to Taxes and Competition Law), statutes, ordinances, codes, rules, regulations, decrees, orders, rulings, writs, injunctions, judgments, awards or standards of any Governmental Entity (other than any Governmental Authorizations) applicable to or binding on such Person (or its properties or assets) or to such property or asset from time to time.

“Base Purchase Price” shall mean $1,150,000,000.

“Books and Records” shall mean originals, copies or electronic versions of all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company and its Subsidiaries.

“Broker-Dealer” shall mean a “broker” or “dealer” (as defined in Sections 3(a)(4) and 3(a)(5) of the Exchange Act).

A-1

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banks are not required or authorized to be closed in Los Angeles, California or New York City, New York.

“Business Employee” shall mean any current or former employee or officer of the Company and its direct or indirect Subsidiaries.

“Cash” shall mean, as of immediately prior to the Effective Time, the Company’s and CFG’s combined amount of (i) cash, (ii) marketable U.S. government securities, including U.S. Treasury bills, notes and bonds, and (iii) investment grade money market securities and bank certificates of deposit having original or remaining maturities of three months or less at date of purchase and which are carried at cost, in each case whether or not kept “on site” or held in deposit, checking or other accounts of or in any safety deposit box or other physical storage device provided by a financial institution. For the avoidance of doubt, “Cash” shall (1) be calculated net of issued but uncleared checks and drafts, (2) include checks and drafts deposited for the account of the Company and CFG including deposits in transit, and (3) not include cash held in the Escrow Account.

“CIS Credit Facility” shall mean the credit facilities under that certain Agreement, dated as of May 10, 2013, between Cetera Investment Services LLC and BMO Harris Bank N.A and that certain Broker Loan and Security Agreement (ATP) between Cetera Investment Services LLC and BMO Harris Bank N.A.

“Closing Date Payment” shall mean (i) the Per Share Portion of the Estimated Merger Consideration, plus (ii) the Per Share Portion of the aggregate exercise price of all Options outstanding and unexercised immediately prior to the Effective Time which have an exercise price less than the sum of the Closing Date Payment and the Post-Closing Payment, minus (ii) the Per Share Portion of the Escrow Amount and the Per Share Portion of the Holdback Escrow Amount.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment Letters” shall mean the Equity Commitment Letter and the Debt Commitment Letter.

“Company Certificate of Incorporation” shall mean the Second Amended and Restated Certificate of Incorporation of the Company, dated as of February 1, 2010, as modified by the Amended and Restated Certificate of Designations, Preferences and Rights of Series A Convertible Participating Preferred Stock, dated as of February 1, 2010 as may be subsequently amended prior to the Effective Time to the extent permitted by this Agreement.

“Company Material Adverse Effect” shall mean any event, change, effect or circumstance (a) that is or would reasonably be expected to be materially adverse to the assets, properties, liabilities, condition (financial or otherwise) or results of operations or business of the Company and its Subsidiaries, taken as a whole, or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of the Company to consummate the Merger before the Termination Date; provided that for the purpose of clause (a) no event, change, effect or circumstance arising out of or resulting from any of the following shall be deemed to

A-2

constitute, or, except as expressly set forth below, be taken into account in determining whether there has been, a Company Material Adverse Effect:

(i)         financial, securities (including any disruption thereof and any decline in the price of any security or any market index) or credit markets (including changes in prevailing interest rates) or general economic or business conditions in the United States or elsewhere in the world;

(ii)        any event, change, effect or circumstances generally affecting the industries in which the Business operates;

(iii)       national or international political or social conditions, including armed hostilities, national emergency or acts of war (whether or not declared), sabotage or terrorism, changes in government, military actions or “force majeure” events, or any escalation or worsening of any such acts or events;

(iv)       earthquakes, hurricanes or other natural disasters or “acts of God”;

(v)        changes in GAAP or any other country or international accounting principles or standards, any Applicable Law, Competition Law (including, in each case, any interpretation or enforcement thereof by any applicable Governmental Entity);

(vi)       any failure to meet any budgets, projections, forecasts or predictions of financial performance or estimates of revenue, earnings, cash flow or cash position, for any period (it being understood and agreed that the underlying facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect shall be taken into account in determining whether there has been a Company Material Adverse Effect);

(vii)      the taking of any action required by this Agreement or necessary to consummate the transactions contemplated hereby, or taken at the written request of Parent or its Affiliates, or the failure to take any action if such action is expressly prohibited by this Agreement; or

(viii)     the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, or any change resulting or arising from the identity of Parent or its Affiliates, except, in the cases of clauses (i), (ii), (iii), (iv) or (v), to the extent that such events, changes, effects or circumstances disproportionately affect the Business relative to other businesses in the industry in which the Business operates, but taking into account for purposes of determining whether a Company Material Adverse Effect has occurred only the disproportionate adverse impact.

“Company Stock Plan” means the Amended and Restated Stock Incentive Plan of Cetera Financial Holdings, Inc.

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“Company Transaction Expenses” means all costs, fees and expenses incurred by the Company and its Subsidiaries in connection with the contemplated sale of the Company, the evaluation, preparation, negotiation, documentation, execution and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including, without duplication, all (i) fees and out of pocket expenses of all Representatives of the Company and its Subsidiaries, including attorneys, accountants and financial advisors, (ii) fees and expenses paid or payable to, or for the benefit of, any Stockholder (in its capacity as such), (iii) the costs and expenses associated with the solicitation of the Stockholder Approval, (iv) 50% of the costs and expenses associated with any Continuing Membership Application pursuant to FINRA (NASD) Rule 1017 in connection with the consummation of the transactions contemplated hereby (excluding, for the avoidance of doubt, Parent’s fees and legal expenses incurred in connection therewith), (v) 50% of the costs and expenses incurred in connection with procuring any third party consents or approvals necessary in connection with the consummation of the transactions contemplated by this Agreement (including any filing fees payable in respect of any filings that may be required in connection with obtaining approvals of Governmental Entities to the transactions contemplated hereby, but excluding (A) costs and expenses associated with any Continuing Membership Application pursuant to FINRA (NASD) Rule 1017 in connection with the consummation of the transactions contemplated hereby, which are governed by clause (iv) hereof, and (B) all HSR filing fees and expenses and filing fees and expenses in respect of any other Competition Laws, which are Parent Transaction Expenses), (vi) 50% of each of the costs of engaging the services of the Paying Agent and the Escrow Agent, and (vii) all Transaction Bonuses, in each case, whether paid or payable on, prior or after the Closing Date, but excluding all items which are included in Parent Transaction Expenses. For the avoidance of doubt, any amounts owed under the Advisory Agreement and referenced in clause (ii) of the definition of “Payoff Amount” shall not constitute Company Transaction Expenses, but shall constitute “Indebtedness” in accordance with the definition of such term.

“Competition Law” shall mean statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, or the creation or strengthening of a dominant position, or the substantial lessening of competition, including the HSR Act.

“Conclusive Cash” shall mean the Cash set forth on the Conclusive Statement.

“Conclusive Company Transaction Expenses” shall mean the Company Transaction Expenses set forth on the Conclusive Statement.

“Conclusive Indebtedness” shall mean the Indebtedness set forth on the Conclusive Statement.

“Contract” shall mean any contract, agreement, license, lease, note, mortgage, indenture, arrangement, mercantile offer, commercial offer or other binding obligation or legally enforceable commitment, promise, undertaking, obligation, arrangement, instrument or understanding, whether written or oral.

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“Conversion Factor” shall mean, with respect to each share of Preferred Stock, the number obtained by dividing (i) the Liquidation Preference (as defined in the Company Certificate of Incorporation) in respect of such share at the Effective Time (including accrued and unpaid Regular Dividends (as defined in the Company Certificate of Incorporation) through the Effective Time) by (ii) the Conversion Price (as defined in the Company Certificate of Incorporation).

“Credit Facility” shall mean the credit facilities under that certain Credit Agreement, dated as of August 7, 2013, among CFG, the Company, the lenders party thereto, JPMorgan Chase Bank, N.A. (as Administrative Agent and Collateral Agent), J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, RBC Capital Markets and Suntrust Robinson Humphrey, Inc. (as Joint Lead Arrangers) and J.P. Morgan Securities LLC (as Bookrunner).

“Debt Commitment Letter” shall mean the debt commitment letter attached as Schedule 1(d).

“Debt Financing” shall mean the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.

“Debt Financing Documents” shall mean the agreements, documents and certificates contemplated by the Debt Financing, including: (i) all credit agreements, loan documents, and security documents pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment Letter; (ii) customary officer, secretary, solvency and perfection certificates contemplated by the Debt Commitment Letter or reasonably requested by Parent or its Debt Financing Sources; (iii) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act of 2001; and (iv) customary agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing contemplated by the Debt Commitment Letter as are reasonably requested by Parent or its Debt Financing Sources.

“Debt Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and other Representatives and their respective successors and assigns.

“Disclosure Schedules” shall mean the disclosure schedules delivered to Parent on the date hereof and attached to this Agreement and made an integral part hereof as may be amended, modified or supplemented in accordance with Section 9.1.

“Employee Plans” shall mean any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all pension, retirement, severance, change in control or employment agreements, plans or programs, any vacation, bonus, stock option, stock purchase, and equity incentive plan, program or policy, any medical, dental, health, welfare, life insurance, disability, or deferred compensation plan or agreement, and any other compensation, incentive or

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benefit contract, plan, agreement, policies, trust funds or arrangement (in each case whether written or unwritten, insured or self-insured or domestic or foreign) sponsored or maintained or contributed to (or for which an obligation to contribute has been undertaken) by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in which Business Employees (or any dependent or spouse thereof) participate or are for the benefit of Business Employees (or any dependent or spouse thereof).

“Environmental Claims” means any and all administrative, regulatory, arbitral, or judicial actions, causes of action, suits, proceedings, decrees, judgments, orders, or written claims, in each case, under any Environmental Law.

“Environmental Laws” means all Applicable Law, including common law, relating to pollution or contamination of the air, soil, surface water or groundwater or to protection of the environment

“Equity Commitment Letter” shall mean the equity commitment letter attached as Schedule 1(e).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity that would be deemed a single employer with the Company or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” shall mean the escrow account in which the Escrow Agent shall hold the Escrow Fund and the Holdback Escrow Fund.

“Estimated Cash” shall mean the Cash estimated by the Stockholder Representative and set forth on the Closing Date Statement.

“Estimated Company Transaction Expenses” shall mean the Company Transaction Expenses estimated by the Stockholder Representative and set forth on the Closing Date Statement.

“Estimated Indebtedness” shall mean the Indebtedness estimated by the Stockholder Representative and set forth on the Closing Date Statement.

“Facility Lenders” shall mean the lenders under the Credit Facility.

“Financial Advisor” shall mean (i) an investment adviser representative of any Subsidiary of the Company that is registered as an Investment Adviser; and (ii) a registered representative of any Subsidiary of the Company that is registered as a Broker-Dealer.

“Financing” shall mean the Management Equity Financing, the Equity Financing and the Debt Financing.

“Financing Documents” shall mean the Equity Commitment Letter and the Debt Financing Documents.

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“Financing Sources” shall mean the Equity Financing Source and the Debt Financing Sources.

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time, consistently applied.

“GDC” shall mean all compensable commissions, trailing commissions and advisory fee revenues received by the Company or any of its Subsidiaries as a result of services performed by the Financial Advisors.

“Governmental Authorization” shall mean any license, certificate of authority, permit, order, consent, approval, registration, authorization, qualification or filing granted by or with any Governmental Entity.

“Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau, authority or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any Self-Regulatory Organization.

“Hazardous Substance(s)” means any substance or material that is considered, described, characterized or listed as a toxic or hazardous substance, waste or material, or a pollutant, or a contaminant, or an infectious waste, or words of similar import, in or under any applicable Environmental Laws, or chemicals, substances, materials or compounds that are otherwise subject to regulation, prohibition, control or remediation under any applicable Environmental Laws.

“Holdback Escrow Amount” shall mean $2,000,000.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, with respect to the Company and its Subsidiaries, without duplication, all obligations (including the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties or termination or breakage fees or penalties), except as set forth in clause (g) below, (a) in respect of indebtedness for borrowed money owed by the Company or any of its Subsidiaries, (b) in respect of indebtedness evidenced by any note, bond, debenture or other debt security of the Company or any of its Subsidiaries (but excluding, for the avoidance of doubt, trade payables in the ordinary course of business and accrued expenses other than interest), (c) for the aggregate amount of the Deferred Dividend, (d) under capital leases with respect to which the Company or any of its Subsidiaries is liable (which shall not include any portion of any operating lease), (e) in respect of banker’s acceptances or amounts drawn on letters of credit, (f) for deferred purchase price of property or services, including the “earn out” payments under that certain Purchase Agreement, dated as of April 4, 2013, and as amended by Amendment No. 1, dated as of July 24, 2013, by and among Plaza LLC, Metlife Inc. and Cetera Advisor Networks LLC (but, for the avoidance of doubt, not if such “earn out” payment is paid at or prior to the Effective Time), (g) net obligations under interest rate, commodity, foreign currency and financial markets swaps, options, futures and

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other hedging obligations, and (h) under guarantees by the Company or any of its Subsidiaries of the foregoing. For the avoidance of doubt, “Indebtedness” shall include the Payoff Amount. Notwithstanding the foregoing, “Indebtedness” does not include (i) any operating or lease obligations (other than capital leases described in clause (d) of this definition), (ii) to the extent undrawn, any letters of credit, performance bonds, bankers acceptances or similar obligations entered into in the ordinary course of business, (iii) any installment payments for insurance and (iv) obligations under the CIS Credit Facility.

“Indemnity Escrow Amount” shall mean $40,000,000.

“Intellectual Property” shall mean (a) patents, patent applications, divisions, continuations, continuations-in-part, re-issues, re-examinations, substitutions and extensions thereof and foreign counterparts, (b) trademarks, service marks, trade dress, logos, trade names and Internet domain names, and applications, registrations and renewals thereof, and all goodwill associated therewith, (c) copyrightable works, copyrights and copyright registrations, (d) confidential and proprietary information, including invention disclosures, trade secrets, know-how, inventions, ideas, formulae, models and methods and processes, (e) all rights in the foregoing and in other similar intangible assets, and (f) all applications and registrations for the foregoing.

“Investment Adviser” means an “investment adviser” (as defined in Section 202(a)(11) of the Advisers Act).

“Investment Company Act” means the United States Investment Company Act of 1940, and the rules and regulations promulgated thereunder, as amended.

“Knowledge” or any similar phrase shall mean the actual knowledge, after inquiry reasonable under the circumstances, of (a) with respect to the Company or any of its Subsidiaries, any of Valerie Brown, Jon Frojen, Nina Schloesser McKenna, Jason Mullens and Jim Shay and (b) with respect to Parent or Merger Sub, Nicholas Schorsch, William Kahane, Michael Weil, Peter Budko, Larry Roth, Brian Jones, John Grady and James Tanaka.

“Leased Facilities” shall mean all real property leased or subleased by the Company or any of its Subsidiaries designated as leased or subleased on Schedule 4.16(a).

“Lenders” shall mean the lending institutions providing the Debt Financing pursuant to the Debt Commitment Letter.

“Liability” shall mean any debt, liability, commitment, obligation, claim or cause of action of any kind of any nature whatsoever, whether due or to become due, known or unknown, accrued or fixed, absolute or contingent, liquidated or unliquidated or otherwise.

“Liens” shall mean any liens, security interests, deeds of trust, pledges, charges, claims, conditional sales contracts, mortgages, encumbrances, options or other similar rights (including rights of first refusal or first offer), restrictions, rights of way, easements, or title defects or encumbrances of any kind, including any restrictions on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

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“Marketing Period” means the first period of twenty (20) consecutive Business Days after the date hereof throughout which: (A) Parent and Merger Sub shall have the financial statements and other materials required for the preparation of the confidential information memorandum in connection with the Debt Financing of the Company and its Subsidiaries that the Company is required to provide to Parent pursuant to Section 6.14(b)(ii); and (B) the conditions set forth in Section 3.2(f) shall be satisfied; provided that such consecutive day period will not include July 3, 2014 or July 4, 2014; provided, further, that if such period has not ended on or prior to August 15, 2014, it shall not be deemed to commence prior to September 2, 2014; provided, further, that the Marketing Period shall be deemed to end on any earlier date on which all elements of the Debt Financing shall have been consummated; provided, further, that the “Marketing Period” shall not be deemed to have commenced if, the Company shall have informed Parent or its accountants or publicly announced any intention to restate any material financial information included in the financial statements of the Company and its Subsidiaries or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such time as such restatement has been completed and the financial statements of the Company and its Subsidiaries have been amended or the Company has determined that no restatement shall be required.

“Measurement Date GDC” will be the sum of the GDC for the 12-month period ended November 30, 2013 for all Measurement Date Financial Advisors and Institution Clients.

“Minimum Net Capital Requirement” shall mean the then current minimum net capital any Broker-Dealer is required to have and maintain pursuant to SEC Rule 15c3-1.

“Option” shall mean all outstanding stock options, whether vested or unvested, issued pursuant to the Company Stock Plan.

“Optionholder” shall mean the Persons who immediately prior to the Effective Time, are the record owners of the Options.

“Organizational Documents” shall mean, with respect to any corporation, its articles or certificate of incorporation or memorandum or articles of association and by-laws or documents of similar substance; with respect to any limited liability company, its articles or certificate of organization, formation or association and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; and with respect to any other entity, documents of similar substance to any of the foregoing.

“Owned Real Property” shall mean real property presently owned by any of the Company or any of its Subsidiaries on the date of this Agreement.

“Parent Material Adverse Effect” shall mean a material impairment of or delay in the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or to perform their respective obligations under this Agreement.

“Parent Transaction Expenses” means all costs, fees and expenses incurred by or on behalf of Parent and Merger Sub in connection with the preparation, execution and

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performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including (i) all fees and out of pocket expenses of all Representatives of Parent and Merger Sub, including attorneys, accountants, and financial advisors, (ii) all costs, expenses and fees associated with obtaining the requisite debt and/or equity financing of such Person’s obligations hereunder, (iii) all HSR filing fees and expenses and filing fees and expenses in respect of any other Competition Laws (excluding, in each case, for the avoidance of doubt, the Company’s legal fees and expenses incurred in connection therewith), (iv) all costs incurred or premiums paid in connection with obtaining D&O Insurance pursuant to Section 6.4(c), (v) 50% of the costs and expenses associated with any Continuing Membership Application pursuant to FINRA (NASD) Rule 1017 in connection with the consummation of the transactions contemplated hereby (excluding, for the avoidance of doubt, the Company’s legal fees and expenses incurred in connection therewith), (vi) 50% of the costs and expenses incurred in connection with procuring any third party consents or approvals necessary in connection with the consummation of the transactions contemplated by this Agreement (including any filing fees payable in respect of any filings that may be required in connection with obtaining approvals of Governmental Entities to the transactions contemplated hereby, but excluding (A) costs and expenses associated with any Continuing Membership Application pursuant to FINRA (NASD) Rule 1017 in connection with the consummation of the transactions contemplated hereby, which are governed by clause (v) hereof, and (B) all HSR filing fees and expenses and filing fees and expenses in respect of any other Competition Laws, which are governed by clause (iii) hereof), and (vii) 50% of each of the costs of engaging the services of the Paying Agent and the Escrow Agent.

“Payoff Amount” shall mean the amount necessary at the Effective Time to (i) fully discharge the Indebtedness under the Credit Facility outstanding immediately prior to the Effective Time, as set forth in payoff letter(s) obtained by the Company from the Facility Lenders immediately prior to the Closing and which are in form and substance reasonably satisfactory to Parent, and (ii) pay all amounts due under the Advisory Agreement, including any accrued but unpaid fees and the Lump Sum Fee (as defined in the Advisory Agreement).

“Percentage Share” shall mean, (A) with respect to each Stockholder (other than an Optionholder and a Preferred Stock Holder), a percentage equal to the quotient of (x) the total number of shares of Company Common Stock and/or Restricted Shares owned by such person immediately prior to the Effective Time divided by (y) the Share Number, (B) with respect to each Optionholder, a percentage equal to the quotient of (1) the total number of shares of Company Common Stock subject to the Options owned by such person immediately prior to the Effective Time, divided by (2) the Share Number and (C) with respect to each Preferred Stock Holder, a percentage equal to the quotient of (i) the product of (A) the Conversion Factor and (B) the total number of shares of Preferred Stock owned by such person immediately prior to the Effective Time, divided by (ii) the Share Number.

“Permitted Encumbrances” shall mean (i) any Liens reflected in the Financial Statements; (ii) any Liens as would not interfere in any material respect with the conduct of the Business as presently conducted; (iii) any Liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (iii) Liens in favor of any vendors, mechanics, workmen, repairmen, warehousemen, carriers, materialmen, construction or other similar Liens arising by operation of

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law or in the ordinary course of business or being contested in good faith by appropriate proceedings; (iv) with respect to Owned Real Property and Leased Facilities, (A) easements, rights of way or other similar non-monetary matters or restrictions or exclusions that would be shown by a current title report or other similar report; provided that such easements, rights of way and other similar non-monetary matters, restrictions and exclusions individually and in the aggregate, do not impair in any material respect the occupancy, use or operation of any Owned Real Property or any Leased Facility for the purposes for which it is currently used in connection with the Business, (B) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection that would not reasonably be expected to materially adversely affect the operation of the Business at such location as the Business is currently being conducted at such location, and (C) landlord Liens arising under the lease agreements listed on Schedule 4.16(a); (v) Liens associated with purchase money security interests; and (vi) Liens disclosed on Schedule 1(b).

“Per Share Portion” shall mean, as of the time of determination, a fraction, the numerator of which is one, and the denominator of which is the Share Number.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, Governmental Entity, joint venture, estate, trust, association, organization or other entity of any kind or nature.

“Post-Closing Tax Period” means (a) any Tax Period or portion thereof beginning after the Closing Date, and (b) the portion of any Straddle Period beginning the day immediately after the Closing Date and ending on the last day of the Straddle Period.

“Preamble” shall mean the first paragraph of this Agreement.

“Preferred Stock Holder” shall mean each Person who immediately prior to the Effective Time, is a record owners of the Preferred Stock.

“Recitals” shall mean the paragraphs immediately following the Preamble and prior to Article I.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Restricted Shares” means any outstanding share of Company Common Stock that is subject to vesting or other lapse restrictions, including such shares of Company Stock issued under the Company Stock Plan.

“Retained GDC Percentage” means a percentage equal to (a) Measurement Date GDC divided by (b) Signing Date GDC.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended.

“Self-Regulatory Organization” means FINRA or any other association, commission, board or agency that is not a Governmental Entity but is charged with the

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supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which any party is otherwise subject.

“Share Number” shall mean the sum of (x) the number of shares of Company Common Stock (including Restricted Stock) issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock held by the Company as treasury stock, but including (i) shares of Company Common Stock issued between the date of this Agreement and the Effective Time as the result of the exercise of any Options, if any, (ii) shares of Company Common Stock issued between the date of this Agreement and the Effective Time as a result of the conversion of any Preferred Stock, if any and (iii) any shares of Company Common Stock held by Merger Sub, Parent or any Subsidiary of Parent immediately prior to the Effective Time), (y) the maximum number of shares of Company Common Stock issuable upon the exercise of all outstanding unexercised Options issued and outstanding immediately prior to the Effective Time and (z) the number of shares of Company Common Stock issuable upon the conversion of all outstanding Preferred Stock issued and outstanding immediately prior to the Effective Time based on the Conversion Factor.

“Signing Date GDC” will be an amount equal to the sum of the GDC for the 12-month period ended November 30, 2013 for all Signing Date Financial Advisors and Institution Clients.

“Stockholders’ Agreement” shall mean the Amended and Restated Securityholders Agreement, dated as of August 3, 2010 among the Company and the other parties thereto, as may be amended from time to time to the extent permitted by this Agreement.

“Straddle Period” means any Tax Period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which such Person has, directly or indirectly, (i) ownership of securities or other interests having the power to elect a majority of the board of directors or similar governing body of such corporation, partnership, limited liability company or other entity, or (ii) the power to direct the business and policies of that corporation, partnership, limited liability company or other entity.

“Tax Arbitrator” means, for purposes of Section 6.8, a nationally recognized accounting firm mutually satisfactory to the Stockholder Representative and Parent.

“Tax Authority” shall mean any Governmental Entity or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of Taxes.

“Tax Period” shall mean any period prescribed by any Tax Authority for which a Tax Return is required to be filed or, in the case of Taxes other than income Taxes, a Tax is required to be paid.

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“Tax Returns” shall mean any report, return, election, declaration or other filing provided to any Tax Authority with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Taxes, including any amendments thereto.

“Tax Sharing Agreement” shall mean any written agreement for the allocation or indemnification of Tax liabilities between the Company and any of its Subsidiaries, on the one hand, and any Person (other than the Company or any of its Subsidiaries), but excluding (i) the indemnity provided pursuant to this Agreement, and (ii) any Contract entered into in the ordinary course of business and not primarily related to Taxes.

“Taxes” shall mean with respect to any Person all taxes, assessments, charges, duties, levies, imposts or other similar governmental charges imposed by a Tax Authority, including all federal, state, local, municipal, county, foreign and other income, franchise, profits, capital gains, capital stock, capital structure, transfer, gross receipt, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies or imposts together with any and all interest, penalties, additions to tax and additional amounts imposed by any Tax Authority responsible for the imposition of any such tax whether such tax is disputed or not.

“Transaction Bonuses” shall mean those bonuses in an amount not to exceed two million five hundred thousand dollars ($2,500,000) in the aggregate, as determined by the board of directors of the Company, in its sole discretion, payable to select Business Employees in connection with the transactions contemplated by this Agreement.

“Transaction Documents” shall mean this Agreement, the Parent Escrow Agreement, the Escrow Agreement, the Voting Agreement, the Confidentiality Agreement and any other agreements, instruments, or documents entered into pursuant to this Agreement.

“Treasury Regulations” means United States treasury regulations promulgated under the Code.

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